     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                THRUPOINT, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                              7371                             13-3747337
   (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION
OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                     NO.)

                           --------------------------

                                 1372 BROADWAY
                            NEW YORK, NEW YORK 10018
                              TEL: (917) 542-5300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           --------------------------

                                 RAMI MUSALLAM
                            CHIEF EXECUTIVE OFFICER
                                 1372 BROADWAY
                            NEW YORK, NEW YORK 10018
                              TEL: (917) 542-5300
                              FAX: (917) 542-5525
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)
                           --------------------------

                                   COPIES TO:

         MORTON A. PIERCE, ESQ.                  WINTHROP CONRAD, JR., ESQ.
          DEWEY BALLANTINE LLP                     DAVIS POLK & WARDWELL
      1301 AVENUE OF THE AMERICAS                   450 LEXINGTON AVENUE
        NEW YORK, NEW YORK 10019                  NEW YORK, NEW YORK 10017
          TEL: (212) 259-6640                       TEL: (212) 450-4890
          FAX: (212) 259-6333                       FAX: (212) 450-3890

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM
               TITLE OF EACH CLASS OF                            AGGREGATE                        AMOUNT OF
            SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)                REGISTRATION FEE
COMMON STOCK, PAR VALUE $0.001 PER SHARE(2).........            $57,500,000                        $15,180

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2) Includes the Series E Preferred Stock purchase rights associated with the common stock.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED APRIL 20, 2000

                                           SHARES

                                     [LOGO]

                                  COMMON STOCK
                               -----------------

THRUPOINT, INC. IS OFFERING        SHARES OF ITS COMMON STOCK. THIS IS OUR
INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE
ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $       AND
$       PER SHARE.
                              -------------------

WE INTEND TO FILE AN APPLICATION FOR OUR COMMON STOCK TO BE QUOTED ON THE NASDAQ NATIONAL
MARKET UNDER THE SYMBOL "THRU."
                              -------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
PAGE   .
                               -----------------

                               PRICE $    A SHARE
                              -------------------

                                                                   UNDERWRITING
                                                PRICE TO           DISCOUNTS AND          PROCEEDS
                                                 PUBLIC             COMMISSIONS         TO THRUPOINT
                                                --------           -------------        ------------
PER SHARE................................           $                    $                    $
TOTAL....................................           $                    $                    $

THRUPOINT HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL
      SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES OF COMMON STOCK
TO PURCHASERS ON              , 2000.
                              -------------------

MORGAN STANLEY DEAN WITTER
            LEHMAN BROTHERS
                                                      THOMAS WEISEL PARTNERS LLC

           , 2000

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      8
Special Note Regarding Forward-Looking
  Statements..........................     17
Use of Proceeds.......................     18
Dividend Policy.......................     18
Capitalization........................     19
Dilution..............................     21
Selected Financial Data...............     23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     24

                                          PAGE
                                        --------
Business..............................     31
Management............................     46
Certain Transactions..................     58
Principal Stockholders................     61
Description of Capital Stock..........     63
Shares Eligible for Future Sale.......     69
Underwriters..........................     71
Legal Matters.........................     73
Change in Accountants.................     73
Experts...............................     74
Where You Can Find More Information...     74
Index to Financial Statements.........    F-1

                            ------------------------

    In this prospectus, the terms "ThruPoint," "we," "us" and "our" refer to ThruPoint, Inc. and its subsidiary.

    UNTIL             , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                THRUPOINT, INC.

    We are a leading technology consulting firm that provides advanced internetworking solutions and services to help our clients design, deploy and manage their computer networks. Our clients are primarily large, global companies that are sophisticated, early adopters of new technology and that view their networks as a critical part of their overall business strategy. We currently offer our clients comprehensive network technology consulting expertise and services that address all aspects of business communications. In addition, we have used our accumulated experience and industry-specific knowledge to develop packaged internetworking solutions that address common network problems facing many of our clients.

    We have formed two important strategic relationships with Cisco Systems, Inc. and KPMG Consulting, LLC, which we believe will provide us with a significant competitive advantage and allow us to expand our business and increase our revenue growth.

    - CISCO SYSTEMS. Our strategic relationship with Cisco Systems involves our participation as one of three network consultants in its inner circle. As part of the inner circle, we have early access to Cisco Systems' newest products and advanced technologies, affording us the opportunity to develop and market solutions based on these products and technologies prior to their general availability in the market. In addition, we have a preferred status in Cisco Systems' services referral network.

    - KPMG CONSULTING. Through our recently formed alliance with KPMG Consulting, we intend to work with KPMG Consulting to design and deploy the networks which will support the revenue generating e-commerce applications provided by KPMG Consulting to its clients. We also believe that this relationship will provide us with opportunities for new client referrals.

    KPMG Consulting also has a strategic relationship with Cisco Systems and we believe that our unique relationship with both Cisco Systems and KPMG Consulting will allow our three organizations to work effectively together to provide comprehensive e-commerce solutions to a broad customer base. Cisco Systems and KPMG Consulting are significant investors in ThruPoint.

    During 1999, we provided consulting services to over 50 clients across several industries. Our clients include Morgan Stanley Dean Witter and Deutsche Bank in financial services, Enron Broadband Services in communication services and Celera Genomics in pharmaceuticals/biotechnology. As of March 31, 2000, we employed 246 engineers. Our corporate headquarters are in New York City and we have 14 additional U.S. offices and an office in London.

                             OUR MARKET OPPORTUNITY

    Networks today represent a competitive necessity as companies increasingly transact business, communicate and operate electronically. To remain competitive, companies need to make their networks available to their customers, suppliers and employees virtually anytime and anywhere. We believe that the importance of network infrastructure and the demand for network availability will continue to increase, primarily as the result of the growth in both business-to-business and business-to-consumer e-commerce as well as increased worker mobility.

    As the importance of networks and the demands placed on them have increased, network infrastructures have also become increasingly complex. This complexity has resulted from the use of a wide variety of platforms, devices and protocols, the demand for new technologies and the need to integrate these new technologies with existing legacy networks.

    Companies have typically relied on internal technology teams to address their network infrastructure needs. However, as both the technical complexity and the number of alternative technology solutions increase, companies are finding that it is more cost-effective to utilize outside network consultants to assess, design, implement and manage their networks. We believe there is a significant market opportunity for network consulting providers that combine a thorough understanding of network technology with industry-specific expertise to design and manage the deployment of high-quality internetworking solutions for businesses whose networks serve as key components of their business and operational strategies.

                                  OUR SOLUTION

    We provide our clients with network technology consulting services to help design, build and operate their increasingly complex networks. The following are the key elements of the ThruPoint solution:

    NETWORK TECHNOLOGY LEADERSHIP. We offer our clients the best and most advanced technology available, and deliver services and proven and reliable solutions to address complex internetworking problems. We believe that we maintain our technological expertise primarily by successfully servicing technologically sophisticated customers and by using our inner circle alliance with Cisco Systems to gain early access to new products and technologies.

    INDUSTRY EXPERTISE. We believe that our industry expertise is critical to our ability to help our clients reach their overall business objectives. We provide services to clients in several industries that have been early adopters and sophisticated users of network technology, including the financial services, communication services and pharmaceuticals industries.

    DISCIPLINED DELIVERY METHODOLOGY. We apply a highly disciplined, repeatable methodology to all of our client engagements. Through our proprietary OptiPoint methodology, we consistently deliver high-quality, reliable solutions on a cost-effective basis across all our engagements.

    COMPREHENSIVE PACKAGED SOLUTIONS. We develop and offer packaged solutions that address specific internetworking problems commonly found among our clients in particular industries or that involve particular technologies. We believe our packaged solutions provide our clients with a proven answer to a specific problem at a predictable cost while allowing us to provide a consistently high quality of service efficiently and effectively.

    END-TO-END ENGAGEMENTS. We are able to provide our clients with end-to-end network consulting services, from the initiation of a project to the on-going management of the network, and any intermediate services our clients require. In addition, during our engagements we often identify opportunities to provide services beyond those for which we were initially engaged.

                                  OUR STRATEGY

    Our objective is to be the leading provider of network technology consulting services to large, global companies that view their network as a key enabler of their business and operational strategies. Our strategy for achieving this objective is as follows:

    - continuously develop new internetworking solutions;

    - continue to attract and retain high-caliber employees;

    - leverage position in Cisco Systems' inner circle and enter into additional strategic relationships;

    - focus on large global companies and penetrate new industries; and

    - enter new geographic markets.

                                  THE OFFERING

Common stock offered in this offering......................  shares

Common stock to be outstanding after this offering:
  Common stock.............................................  shares
  Non-voting common stock..................................  shares
    Total..................................................  shares

Use of proceeds............................................  For general corporate purposes, including working capital and capital
                                                             expenditures relating to the expansion
                                                             of our operations.

Proposed Nasdaq National Market symbol.....................  THRU

    The number of shares of our common stock outstanding after this offering is
based on shares of our common stock outstanding as of             , 2000 and
gives effect to:

    - the redemption of all outstanding shares of Series A senior redeemable
      preferred stock for             shares of our non-voting common stock on
      the closing of this offering, based upon an assumed price per common share
      of $      , the midpoint of the range set forth on the cover of this prospectus;

    - the conversion of all outstanding shares of Series C convertible preferred stock into 2,483,442 shares of our non-voting common stock on the closing of this offering;

    - the conversion of all outstanding shares of Series D convertible preferred stock into 5,106,384 shares of our common stock on the closing of this offering; and

    - the exchange of             shares of common stock owned by investment
      funds affiliated with Morgan Stanley Dean Witter for the same number of shares of non-voting common stock prior to this offering.

    This information does not include:

    - 12,201,282 shares of common stock issuable upon the conversion of convertible notes held by Cisco Systems;

    - 18,747,598 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2000 at a weighted average exercise price of $.89 per share;

    - 35,482,794 additional shares of common stock reserved for issuance under our stock option plan; and

    - additional shares of common stock available for issuance under our employee stock purchase plan.

                            ------------------------

    We were formed in 1993 and commenced offering network consulting services in 1996. Our principal executive offices are located at 1372 Broadway, New York, New York 10018 and our telephone number is (917) 542-5300. Our World Wide Web address is www.thrupoint.net. The information in the Web site is not incorporated by reference into this prospectus.

    Unless otherwise indicated, all information contained in this prospectus:

    - assumes that the underwriters do not exercise their over-allotment option;

    - assumes the conversion or redemption of the shares of preferred stock described above;

    - assumes the exchange of the shares of common stock described above into shares of non-voting common stock; and

    - does not assume the conversion of convertible notes held by Cisco Systems.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following tables summarize the consolidated financial data for our business and should be read in conjunction with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                   YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------
                                                              1997          1998          1999
                                                           -----------   -----------   -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.................................................      $4,498       $10,315       $26,716
Cost of revenues.........................................       2,115         6,047        15,778
Gross profit.............................................       2,383         4,268        10,938
Operating income (loss)..................................         556            95        (7,462)
Net income (loss)........................................         238            47        (6,818)
Net income (loss) applicable to common stockholders......         238           (56)       (7,684)

Net income (loss) per share
  Basic and diluted......................................      $ 0.00      $  (0.00)      $ (0.11)

Weighted average common shares outstanding
  Basic and diluted......................................  53,998,920    58,521,420    72,511,404

                                                                  AS OF DECEMBER 31, 1999
                                                              --------------------------------
                                                                                     PRO FORMA
                                                                                        AS
                                                               ACTUAL    PRO FORMA   ADJUSTED
                                                              --------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $11,056     $26,056     $
Working capital.............................................   14,663      29,663
Total assets................................................   21,182      36,182
Series A preferred stock....................................    7,468       7,468
Total stockholders' equity (deficit)........................   (6,219)     16,249

    The pro forma column in the balance sheet data gives effect to the following transactions occurring after December 31, 1999 as if they occurred on this date:

    - the sale of 248,344 shares of our Series C convertible preferred stock in February 2000 for $3.0 million;

    - the sale of 851,064 shares of our Series D convertible preferred stock in February 2000 for $12.0 million;

    - the redemption of 99,804 shares of our Series A preferred stock
      for            shares of non-voting common stock on the closing of this
      offering, based upon an assumed price per common share of $      , the
      midpoint of the range set forth on the cover of this prospectus;

    - the conversion of 413,907 shares of our Series C convertible preferred stock into 2,483,442 shares of non-voting common stock on the closing of this offering;

    - the conversion of 851,064 shares of our Series D convertible preferred stock into 5,106,384 shares of common stock on the closing of this offering; and

    - the exchange of   shares of common stock owned by investment funds
      affiliated with Morgan Stanley Dean Witter for the same number of shares of non-voting common stock prior to this offering.

    The pro forma as adjusted column also gives effect to the sale of shares of common stock in this offering at an assumed initial public
offering price of $      per share, after deducting underwriting discounts and
commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND ALL THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. WHILE THESE ARE THE RISKS AND UNCERTAINTIES THAT WE BELIEVE ARE MOST IMPORTANT FOR YOU TO CONSIDER, YOU SHOULD BE AWARE THAT THEY ARE NOT THE ONLY RISKS OR UNCERTAINTIES FACING US OR WHICH MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD LIKELY SUFFER. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

    WE HAVE A HISTORY OF LOSSES AND EXPECT TO CONTINUE TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE

    We incurred a net loss of $6.8 million in 1999 and had net income of $47,000 in 1998. As of December 31, 1999, we had an accumulated deficit of $7.2 million. We expect to continue to incur increased expenses related to new product development, sales and marketing and general administrative functions as we expand our business. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain whether or when this will occur because of the risks and uncertainties that affect our business.

    OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT OUR FUTURE
SUCCESS

    Because we were formed in 1993 and did not offer network consulting services until 1996, we have a limited operating history upon which you can evaluate our business. The limited amount of information about us and the limited period during which we have provided our network consulting services makes it difficult for you to predict whether or not we will be successful. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business, many of which may be beyond our control. We compete in a relatively new market which is rapidly evolving. We do not know if there will be sustainable demand for our service offerings and, as a result, we face many uncertainties.

    BECAUSE WE RELY ON A SMALL NUMBER OF CLIENTS FOR MOST OF OUR REVENUES, THE LOSS OF A SINGLE CLIENT COULD SIGNIFICANTLY REDUCE OUR REVENUES

    In 1999, Morgan Stanley Dean Witter accounted for approximately 21% of our revenues, Deutsche Bank accounted for approximately 12% of our revenues and a consulting and network integration services client of ours accounted for approximately 12% of our revenues, and our five largest clients collectively accounted for approximately 58% of our revenues. If one or more of our major clients do not engage us to perform additional services, or if they reduce the amount of our services that they use, and we are not able to sell our services to new clients at comparable or greater levels, our revenues may decline. In addition, the non-payment or late payment of amounts due from our major clients could adversely affect us.

    BECAUSE OUR RELATIONSHIPS WITH CISCO SYSTEMS AND KPMG CONSULTING ARE FUNDAMENTAL TO OUR BUSINESS STRATEGY AND CRITICAL TO OUR SUCCESS, ANY DETERIORATION IN THESE RELATIONSHIPS COULD SIGNIFICANTLY HARM OUR BUSINESS

    We have a strategic relationship with Cisco Systems that is central to our business strategy. Any deterioration in this relationship could significantly harm our business. Cisco Systems develops, manufactures, markets and supports high-performance, multiprotocol internetworking systems. Our relationship with Cisco Systems includes performing work for Cisco Systems and being part of their inner circle of networking consultants. In addition, some of our client relationships have resulted from referrals from Cisco Systems and as part of the inner circle we have early access to Cisco Systems' newest products and technologies, affording us the opportunity to develop and market solutions based on these products and technologies prior to their general availability in the market. However, Cisco Systems is not obligated to provide us with such engagements, referrals and access and may cease to do so at any time. Additionally, any perception by our customers that our ability to provide unbiased equipment recommendations has been compromised as a result of our relationship with Cisco Systems could harm our relationships with those customers. For a more detailed discussion about our relationship with Cisco Systems, see "Business--Strategic Relationships" and "Certain Transactions."

    We have recently entered into an alliance with KPMG Consulting which we believe will provide us with opportunities to work with KPMG Consulting in their systems integration engagements for their clients. We believe that our alliance with KPMG Consulting will also broaden our potential customer base through customer referrals. However, KPMG Consulting is not obligated to provide us with any engagements or referrals and may cease to do so at any time. If our relationship with KPMG Consulting does not develop as anticipated, our business could be harmed. For a more detailed discussion about our relationship with KPMG Consulting, see "Business--Strategic Relationships" and "Certain Transactions."

    THE ABILITY OF OUR CLIENTS TO TERMINATE THEIR CONTRACTS WITH US ON SHORT NOTICE MAKES OUR FUTURE REVENUES UNCERTAIN

    Our services are generally delivered pursuant to short-term arrangements and most clients can reduce or cancel their contracts for our services without penalty and on short notice. If a client defers, modifies or cancels an engagement, we must be able to rapidly redeploy our engineers to other engagements to minimize underutilization. If we cannot rapidly redeploy our engineers, our operating results will be negatively affected. In addition, because we derive our revenues on an engagement-by-engagement basis, a client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, or even any, in subsequent periods. As a result, the size of our existing engagements may not be a reliable indicator or measure of future revenues.

    GROWTH IN OUR OPERATIONS HAS AND WILL CONTINUE TO STRAIN OUR RESOURCES; IF WE ARE UNABLE TO SUCCESSFULLY MANAGE OUR GROWTH, OUR BUSINESS COULD BE SERIOUSLY HARMED

    We have recently experienced a period of rapid revenue and client growth, an increase in the number of our employees and offices and an expansion in the scope of our supporting infrastructure. If we are unable to successfully manage our growth or if we have problems implementing our new systems or controls, our business could be seriously harmed. We opened eight new offices in 1999 and our current plans call for us to open additional offices in 10 new geographic markets in the United States and around the world over the next two years. This growth has placed, and our planned future growth is expected to place, a significant strain on our management and other resources. To manage this growth, we will be required to implement new operational and financial systems, procedures and controls and expand and train our employee base. We cannot assure you that our management or systems will be adequate to support our existing or future operations.

    WE NEED TO RECRUIT AND RETAIN QUALIFIED NETWORK SYSTEMS ENGINEERS WHO ARE IN SHORT SUPPLY

    Our future success depends on our ability to identify, hire, train and retain highly qualified network systems engineers. If we cannot do this, our ability to grow, complete existing projects and bid for new projects will be adversely affected. Competition for qualified engineers is intense and is likely to remain high for the foreseeable future. The planned expansion of our operations also will require that we recruit and train a significant number of additional qualified technical personnel, including project managers and senior engineers. In addition, on occasion, we must rapidly hire a significant number of technical personnel in order to staff new projects. If we are unable to hire such personnel within a compressed time schedule, our customer relationships could be damaged and our revenues could be negatively affected. We may also have difficulty attracting and hiring our desired number of qualified professionals after the offering since some may perceive that the stock option component of their compensation package is no longer as valuable. Moreover, even if we are able to expand our employee base, the resources required to train and retain our employees may adversely affect our operating margins.

    WE DEPEND ON THE SERVICES OF A LIMITED NUMBER OF KEY EMPLOYEES AND A LOSS OF ANY OF THESE EMPLOYEES COULD ADVERSELY AFFECT OUR BUSINESS; IF OUR RECENTLY HIRED SENIOR MANAGEMENT TEAM DOES NOT PERFORM AS ANTICIPATED, OUR OPERATIONS COULD BE ADVERSELY AFFECTED

    Our future success depends, in significant part, upon the continued service and performance of our senior management and other key employees, including Rami Musallam, our Chief Executive Officer, William Nachtigal, our Chief Technology Officer, and Robert Foley, our Chief Operating Officer, each of whom are subject to employment agreements with us which expire August 2001, in the case of Messrs. Musallam and Nachtigal and September 2003, in the case of Mr. Foley. Losing the services of any of these individuals could impair our ability to manage our company, obtain new or maintain existing client engagements and recruit new engineers. In addition, if one or more key employees joins a competitor or forms a competing company, the loss of such employees and any resulting loss of existing or potential clients to any such competitor could adversely affect our business. In the event of the loss of any such employee, there is no assurance we could prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by them. Any such disclosure or use could harm our business.

    Several members of our senior management joined us in 1999, including our Chief Operating Officer, Chief Financial Officer, Vice President of Finance, Vice President of Recruiting, and Vice President of Strategic Marketing. As a result, our current senior management team has worked together for only a brief period of time and may not be able to work together as effectively or efficiently as we anticipate. The failure of our senior management team to work well together could negatively affect our operations.

    FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE

    Our levels of revenue growth and our operating results have varied from quarter to quarter in the past and are likely to vary significantly from quarter to quarter in the future. As a result of these fluctuations, our revenue growth and operating results at a given time may fall below the expectations of securities analysts or investors. If this occurs, the price of our common stock is likely to decline.

    Because a substantial majority of our operating expenses, particularly compensation, depreciation and rent, are relatively fixed in advance of any particular quarter, the underutilization of our engineers is a significant factor that may cause our operating results to decline in a particular quarter. As a result, if revenues for any quarter are below our expectations, we may not be able to reduce operating expenses proportionately for that quarter. Such a revenue shortfall would have a negative effect on our operating results and cash flow for that quarter. Additional factors that may cause our results to fluctuate include:

    - cancellations or reductions in the scope of major projects;

    - the loss of key employees;

    - the number, size and scope of our projects;

    - the misjudgment of the time and resources required to complete new or ongoing projects;

    - the development and introduction of new service offerings;

    - our clients' extensive internal review and approval process, which results in a long sales cycle for our service offerings;

    - reductions in our billing rates or those of our competitors;

    - the cost of recruiting and training;

    - reductions in business activity during the summer and year-end vacation periods;

    - our ability to manage our operating costs; and

    - the timing and cost of new offices.

    IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL ON FAVORABLE TERMS, OUR GROWTH COULD BE ADVERSELY AFFECTED

    Our future liquidity and capital requirements are difficult to predict because they depend on numerous factors, including the pace at which we grow our business, develop new internetworking solutions and open new offices. In addition to the net proceeds we will receive from this offering, we may need to raise additional funds. We cannot be certain that we will be able to obtain such additional financing on favorable terms or at all. If we are unable to raise additional funds when needed, our ability to operate and grow our business could be impeded. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive for us.

    WE MAY LOSE MONEY ON FIXED-FEE CONTRACTS

    Although a small portion of our revenues in 1999 was derived from fixed-fee contracts, we anticipate that the proportion of revenues that we receive from fixed-fee contracts will increase in the future. If we misjudge the time and resources we need to complete engagements with fixed fees, our margins could be reduced and we could lose money. Fixed-fee contracts involve estimating the resources necessary to perform the engagement and pose a significantly greater risk of generating a loss or lower margins when compared with time-and-materials contracts. The risk that such misjudgments may occur is high for us because we work with complex technologies in compressed time frames. As a result, it is difficult to judge the time and resources necessary to complete a project.

    OUR BUSINESS WILL SUFFER IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGES AND CLIENT DEMANDS

    Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. If we are unable to respond successfully to these technological developments or do not respond in a timely or cost-effective manner, we will not be able to meet our clients' increasingly sophisticated network consulting needs, our services will become less competitive and our business and operating results will be seriously harmed. In addition, the demands of our clients continue to change as their business strategies evolve. As a result, if we fail to develop new services or enhance our existing services in response to these changing client demands, our business and operating results will also be seriously harmed.

    BECAUSE OUR SERVICES ARE OFTEN CRITICAL TO OUR CLIENTS' OPERATIONS, WE MAY BE SUBJECT TO SIGNIFICANT CLAIMS IF OUR SERVICES DO NOT MEET OUR CLIENTS EXPECTATIONS

    Many of our projects are critical to the operations of our clients' businesses. If we cannot complete these projects to our clients' expectations, we could materially harm our clients' operations. This could damage our reputation, subject us to increased risk of litigation, result in our not being paid for services rendered or result in our having to provide additional services to a client at no charge. Prior to January 2000, our service arrangements with our clients generally did not limit the amount of damages a client could claim in the event of an alleged failure of or defect in our performance. Any liability claim brought against us could have a material adverse effect on our business. Although we carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed on us.

    IF WE ARE NOT ABLE TO SUCCESSFULLY MAINTAIN AND EXPAND OUR INTERNATIONAL OPERATIONS OR MARKET OUR SERVICES INTERNATIONALLY, OUR BUSINESS AND OUR ABILITY TO GROW WILL BE NEGATIVELY AFFECTED

    We expect to expand our international operations and international sales and marketing efforts. We commenced operations in England during 1999 and intend to commence operations in Japan, Singapore, Germany and the Netherlands in 2000. We have had limited experience in marketing, selling and providing our services internationally and such efforts may be more difficult or take longer than we anticipate. In addition, we will have to attract and retain experienced management and employees in these new international markets and we may be unable to do so. If we are not able to successfully maintain and expand our international operations or market our services internationally, our business and our ability to grow will be negatively affected.

    In addition to the risks that United States companies normally face in expanding abroad, we believe that we could also be affected by the following factors:

    - longer payment cycles and problems in collecting accounts receivable in markets outside the United States;

    - technology export and import restrictions or prohibitions;

    - employment laws and practices in foreign companies, particularly vacation practices, that can negatively affect the utilization rate of our engineers;

    - difficulties in staffing and managing foreign operations;

    - cultural and language differences; and

    - seasonal reductions in business activity during the summer months in Europe.

    If we do not appropriately adapt our practices to address these factors, our growth could be impeded and our results of operations could suffer.

    WE MAY HAVE DIFFICULTY FINDING SUITABLE ACQUISITION CANDIDATES WHICH MAY LIMIT OUR GROWTH AND ANY POTENTIAL FUTURE ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE AND MAY ADVERSELY AFFECT OUR OPERATING RESULTS

    In order to grow our business we may seek to acquire or invest in complementary businesses, technologies, services or products. Currently, we do not have any such acquisitions or investments pending. Our failure to make acquisitions or investments may limit our growth. In pursuing acquisition and investment opportunities, we may be in competition with other companies having similar growth and investment strategies. Competition for these acquisitions or investment targets could result in increased acquisition or investment prices and a diminished pool of businesses, technologies, services or products available for acquisition or investment.

    In addition, an acquisition may involve a number of special risks for us, including:

    - the failure to retain key personnel acquired;

    - the inability to maintain uniform standards, controls, procedures and policies,

    - the distraction of our senior management;

    - increased compensation expenses;

    - difficulties in integrating systems, operations and cultures; and

    - unanticipated problems with an acquired technology, service or product.

RISKS RELATED TO THE NETWORK CONSULTING INDUSTRY

    THE NETWORK CONSULTING INDUSTRY IS HIGHLY COMPETITIVE AND OUR FAILURE TO COMPETE SUCCESSFULLY WILL LIMIT OUR ABILITY TO RETAIN OR INCREASE OUR MARKET SHARE

    The network consulting market has limited barriers to entry and is therefore highly fragmented and highly competitive. Our primary competition continues to be the internal information technology staffs of our current and potential clients. Many organizations elect to meet their network services needs through their own internal resources rather than by contracting with third-party service organizations such as ourselves.

    We also compete with other network consulting firms. Our current and anticipated competitors include:

    - systems integrators;

    - professional services firms;

    - local and regional network services firms;

    - telecommunications suppliers;

    - network equipment and software manufacturers and developers;

    - computer systems vendors; and

    - value-added resellers.

    Many of our competitors are larger and have greater financial, technical, sales and marketing resources, larger client bases and greater brand or name recognition than we do. As a result, our competitors may be better able to respond to technological changes or client needs or finance acquisitions or internal growth. If we fail to compete successfully, we may not be able to retain or increase our market share and our business could be seriously harmed. In addition, competition could result in lower billing rates and gross margins and could require us to increase our spending on sales and marketing.

    Some of our competitors have in the past and may in the future form alliances with various network equipment vendors that may give them an advantage in implementing networks using that vendor's equipment.

    IF THE GROWTH IN THE USE OF LARGE-SCALE, COMPLEX NETWORKS DOES NOT CONTINUE OR DECLINES, OUR BUSINESS MAY NOT GROW AND OUR REVENUES MAY DECLINE

    To date, a majority of our revenues has been derived from the delivery of network consulting services related to large-scale, complex networks, and we believe this will continue. If the growth in the use of large-scale networks and the continued trend among our clients to use third-party service providers to design, implement and manage such networks does not continue or declines, our business may not grow and our revenues may decline.

    IF GROWTH IN THE USE OF THE INTERNET DECLINES, THE DEMAND FOR OUR SERVICES AND OUR GROWTH MAY ALSO DECLINE

    The increasing demand for network consulting services has largely been driven by the growth of the Internet. If the use of the Internet as a viable business tool does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be harmed. Clients and businesses may reject the Internet as a viable commercial medium for a number of reasons, including:

    - inadequate network infrastructure, standards and protocols required to handle increased levels of Internet activity;

    - delays in the development of Internet enabling technologies and performance improvements;

    - delays in the development of security and authentication technology necessary to effect secure transmission of confidential information;

    - changes in, or insufficient availability of, telecommunications services to support the Internet;

    - increasing interruptions in Internet service as a result of outages, cyber-vandalism and other delays occurring throughout the Internet network infrastructure;

    - failure of companies to meet their customers' expectations in delivering goods and services over the Internet; and

    - increasing governmental regulation.

    IF WE ARE NOT ABLE TO PROTECT OUR CONFIDENTIAL INFORMATION AND PROPRIETARY RIGHTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED

    Our success is dependent in part on our information technology and methodology, some of which is proprietary, and other intellectual property rights. Currently we hold no patents. Our proprietary information is generally protected by copyrights or as trade secrets. While our employees and clients generally execute confidentiality agreements to preserve these rights, we cannot guarantee that this will be adequate to deter misappropriation of our confidential information. In addition, we may not be able to detect unauthorized use of our intellectual property or take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trademarks, copyrights, trade secrets or other proprietary information, our business could be seriously harmed. We are expanding our business internationally and the protection of intellectual property in many foreign countries is weaker and less reliable than in the United States. As we expand internationally, the risks associated with protecting our intellectual property outside the United States will increase.

    In addition, as the number of products and services in the network management industry increases and the functionality of these products and services further overlaps, companies may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. There can be no assurance that third parties will not assert infringement or misappropriation claims against us in the future with respect to current or future products or services, or that any such assertion will not require us to enter into royalty arrangements or litigation that would be costly to us. Any claims or litigation, with or without merit, could result in a diversion of management's attention and our financial resources, which could have a material adverse effect on our business, financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on our business, financial condition and results of operations. We believe that our success is dependent in part upon our proprietary technology, methodology and rights.

    IF OUR NAME CHANGE CAUSES CONFUSION AMONG OUR CLIENTS, OUR BUSINESS COULD BE HARMED

    In April 2000, we changed our name from Total Network Solutions, Inc. to ThruPoint, Inc. We have applied for service mark registrations in the United States for our name, our name used with our logo and the name of our methodology. Although we intend to promote brand recognition of our new name, there may be a period of confusion and adjustment among our clients or potential clients in connection with our name change. Furthermore, there can be no assurance that we will be able to enforce rights related to the ThruPoint name, that we will be free to use the name in all jurisdictions, that there will be no challenges to the use of that name or that we will not be required to expend significant resources in defending our use of that name.

RISKS RELATED TO THIS OFFERING

    OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND MAY RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THE OFFERING

    The market price of our common stock is likely to be highly volatile. The stock market in general, and the market for technology-related stocks in particular, has been highly volatile. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects. We cannot assure you that our common stock will trade at the same levels of other technology-related stocks or that technology-related stocks in general will sustain their current market prices. In addition, the initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. We also cannot assure you that an active public market for our securities will develop or continue after this offering.

    In addition, the trading price of our common stock could be subject to wide fluctuations in response to:

    - our perceived prospects;

    - variations in our operating results and our achievement of key business targets;

    - changes in securities analysts' recommendations or earnings estimates;

    - differences between our reported results and those expected by investors and securities analysts;

    - announcements of new contracts or service offerings by us or our competitors;

    - market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

    - general economic or stock market conditions unrelated to our operating performance.

    WE ARE CONTROLLED BY A SMALL GROUP OF OUR EXISTING STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS

    Immediately after this offering, our directors, executive officers and significant stockholders, whether acting alone or together, will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders, several of whom are also important clients of ours, may differ from the interests of the other stockholders. Immediately after this offering, our directors and executive officers and the stockholders listed below will beneficially own the following percentages of our outstanding common stock:

Affiliates of KPMG Consulting...............................       %
Cisco Systems...............................................       %
Directors and executive officers (including shares that will be deemed to be owned by some of our officers and
    directors as a result of their relationships with our
    significant stockholders)...............................       %

    Following this offering, investment funds affiliated with Morgan Stanley
Dean Witter will beneficially own       shares of common stock and       shares
of non-voting common stock which will constitute an aggregate of       % of our
outstanding capital stock. These funds will not be able to convert non-voting common stock into common stock if they, together with their affiliates, would thereafter beneficially own in excess of 4.9% of our outstanding common stock. Each share of our non-voting common stock will automatically convert into a share of our common stock when acquired by a person or entity that is not affiliated with Morgan Stanley Dean Witter. We have entered into agreements which provide that affiliates of KPMG Consulting, Cisco Systems and Morgan Stanley Dean Witter will each have the right to designate one member of our board of directors as long as each beneficially owns a certain amount of our outstanding capital stock.

    OUR MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF THE NET PROCEEDS FROM THIS OFFERING AND YOU MAY NOT AGREE WITH HOW WE USE THEM

    Our management will have broad discretion as to the use of the net proceeds from this offering. While we currently anticipate that we may use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures related to the expansion of our operations, as described under "Use of Proceeds," our management may allocate the net proceeds among these purposes as it determines is necessary. In addition, market factors may require management to allocate all or portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds from this offering.

    CISCO SYSTEMS HAS CONTRACTUAL RIGHTS THAT MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS MAY CONSIDER FAVORABLE

    In connection with Cisco Systems' investments in our company, we have agreed to comply with procedures for considering and entering into acquisition agreements with third parties. These provisions may have the effect of delaying or preventing a change of control that stockholders consider favorable or beneficial. As further described under "Certain Transactions," Cisco Systems has various rights in connection with any unsolicited acquisition proposals we receive or acquisition proposals we initiate. These rights include notice rights, rights to exclusive negotiation, a limited right of first refusal on some types of acquisition proposals and the right to large monetary payments from us if we accept an acquisition proposal under particular circumstances from one of seven specified competitors of Cisco Systems or their affiliates.

    OUR CHARTER DOCUMENTS AND NEW YORK LAW MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS MAY CONSIDER FAVORABLE

    Certain provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a change of control or changes in our management that stockholders consider favorable. Such provisions include:

    - authorizing the issuance by our board of directors of "blank check" preferred stock without any action by our stockholders;

    - providing for a classified board of directors with staggered, three-year terms;

    - providing that directors may only be removed for cause by a two-thirds vote of stockholders;

    - limiting the persons who may call special meetings of stockholders; and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

    Additionally, because our existing stockholders will continue to hold voting control after the offering, they will be able to prevent most changes of control. We intend to adopt a stockholder rights plan which could substantially deter a takeover attempt on terms we determine are unacceptable.

Lastly, the New York Business Corporation Law imposes limitations on persons proposing to merge with or acquire us. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

    SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE AND DILUTE YOUR OWNERSHIP IN US

    Sales by our existing stockholders of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to fall because there may be more supply than demand for our common stock. Such sales could also impair our ability to raise capital through the sale of additional equity securities. For a description of the shares of our common stock that are available for future sale, see "Shares Eligible for Future Sale."

    YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION

    The assumed initial public offering price per share of our common stock of $ per share will significantly exceed the net tangible book value per share after the offering of $ per share. Accordingly, investors purchasing shares in this offering will suffer immediate dilution of $ per share in the net tangible book value of the common stock. In addition, because our success is so heavily dependent on our ability to attract and retain qualified personnel, we expect to offer a significant number of stock options to employees in the future. As of March 31, 2000, there were 18,747,598 shares of common stock issuable upon exercise of outstanding stock options. The exercise of these options will result in further dilution of the value of the shares purchased in this offering.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. This prospectus also contains third-party estimates regarding the size and growth of markets and Internet usage in general.

    You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results or to changes in our expectations, except with respect to material developments related to previously disclosed information.

                                USE OF PROCEEDS

    We estimate that the net proceeds from our sale of shares of common stock in this offering will be approximately $ million, assuming an initial public offering price of $ per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds
from this offering will be approximately $    million.

    The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets. As of the date of this prospectus, we have not made any specific expenditure plans with respect to the net proceeds of this offering. We expect to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures relating to the expansion of our operations. A portion of the net proceeds may also be used for the acquisition of or investment in complementary businesses, technologies, services or products. We are not currently a party to any contracts, letters of intent, commitments or agreements, and are not currently engaged in active negotiations, with respect to any acquisitions or investments. Pending such uses, we will invest the net proceeds of this offering in short-term investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not intend to pay cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999:

    - on an actual basis;

    - on a pro forma basis after giving effect to;

       (1) the sale of 248,344 shares of our Series C convertible preferred stock in February 2000 for $3.0 million;

       (2) the sale of 851,064 shares of our Series D convertible preferred stock in February 2000 for $12.0 million;

       (3) the redemption of all outstanding shares of Series A preferred stock
           for       shares of non-voting common stock, based upon an assumed
           price per common share of $      , the midpoint of the range set
           forth on the cover of this prospectus;

       (4) the conversion of all outstanding shares of Series C convertible preferred stock into 2,483,442 shares of non-voting common stock;

       (5) the conversion of all outstanding shares of Series D convertible preferred stock into 5,106,384 shares of common stock; and

       (6) the exchange of       shares of common stock owned by investment
           funds affiliated with Morgan Stanley Dean Witter for the same number of shares of non-voting common stock; and

    - on a pro forma as adjusted basis to reflect our sale of       shares of
      common stock at an assumed initial public offering price of $      per
      share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                                                    AS OF DECEMBER 31, 1999
                                                              -----------------------------------
                                                                                     PRO FORMA AS
                                                               ACTUAL    PRO FORMA     ADJUSTED
                                                              --------   ---------   ------------
                                                                    (DOLLARS IN THOUSANDS)
Obligations under capital leases, including current
  maturities................................................  $    48
Convertible notes payable--related party....................   16,589
Series A senior redeemable preferred stock, $.001 par value
  per share, 170,000 shares designated, 99,804 shares issued and outstanding, actual; no shares issued and outstanding,
  pro forma and pro forma as adjusted.......................    7,468
Stockholders' equity (deficit):
  Series B convertible preferred stock, $.001 par value per
    share, 1,620,700 shares designated, no shares issued and
    outstanding, actual, pro forma and pro forma as
    adjusted................................................       --
  Series C convertible preferred stock, $.001 par value per
    share, 1,650,000 shares designated, 165,563 shares
    issued and outstanding, actual; no shares issued and
    outstanding, pro forma and pro forma as adjusted........       --
  Series D convertible preferred stock, $.001 par value per
    share, 1,170,526 shares designated, no shares issued and
    outstanding, actual, pro forma and pro forma as
    adjusted................................................       --
  Common stock, $.001 par value per share, 150,000,000
    shares authorized, 76,371,375 shares issued and
    71,871,375 outstanding, actual;       shares issued and
          shares outstanding, pro forma;       shares issued
    and       shares outstanding, pro forma as adjusted.....       76
  Non-voting common stock, $.001 par value per share, no
    shares authorized and outstanding, actual;       shares
    authorized,       shares issued and outstanding, pro
    forma and pro forma as adjusted.........................
Additional paid-in capital..................................    7,299
Accumulated deficit.........................................   (7,151)
Deferred compensation.......................................       (4)
Treasury stock..............................................   (4,416)
Notes receivable--related parties...........................   (2,034)
Accumulated other comprehensive income......................       11
                                                              -------
    Total stockholders' equity (deficit)....................   (6,219)
                                                              -------
    Total capitalization....................................  $17,886    $             $
                                                              =======

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999. It does not include:

    - 12,201,282 shares of common stock issuable upon the conversion of convertible notes held by Cisco Systems;

    - 18,747,598 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $.89 per share;

    - 35,482,794 additional shares of common stock reserved for issuance under our stock option plan; and

    - additional shares of common stock available for issuance under our employee stock purchase plan.

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999 was
approximately $      million, or $      per share of common stock. Pro forma net
tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of shares of common stock outstanding, assuming:

    - the sale of 248,344 shares of our Series C convertible preferred stock in February 2000 for $3.0 million;

    - the sale of 851,064 shares of our Series D convertible preferred stock in February 2000 for $12.0 million;

    - the redemption of all outstanding shares of Series A preferred stock for shares of non-voting common stock, based upon an assumed price
      per common share of $      , the midpoint of the range set forth on the
      cover of this prospectus;

    - the conversion of all outstanding shares of Series C convertible preferred stock into 2,483,442 shares of non-voting common stock;

    - the conversion of all outstanding shares of Series D convertible preferred stock into 5,106,384 shares of common stock; and

    - the exchange of   shares of common stock owned by investment funds
      affiliated with Morgan Stanley Dean Witter for the same number of shares of non-voting common stock.

    Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering.

    After giving effect to our sale of shares of common stock in this offering
at an assumed initial public offering price of $   per share and after deducting
underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value would have been $
million, or $      per share. This represents an immediate increase in pro forma
net tangible book value of $      per share to existing stockholders and an
immediate dilution of $      per share to new investors purchasing shares in
this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution.

Assumed initial public offering price per share...........             $
  Pro forma net tangible book value per share as of
    December 31, 1999.....................................  $
  Increase in pro forma net tangible book value per share
    attributable to new investors.........................
                                                            -------
Pro forma net tangible book value per share after this
  offering................................................
                                                                       -------
Dilution per share to new investors.......................             $
                                                                       =======

    The following table summarizes, on a pro forma basis, as of December 31, 1999, the number of shares of common stock, including non-voting common stock, purchased from us, the total consideration paid and the average price per share paid by our existing stockholders and to be paid by new investors in this offering. The calculation below is based on an assumed initial public offering price
of $      per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

                                SHARES PURCHASED     TOTAL CONSIDERATION
                               -------------------   -------------------   AVERAGE PRICE
                                NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
                               --------   --------   --------   --------   -------------
Existing stockholders........                  %     $               %       $
New investors................                  %     $               %       $
                               --------     ---      --------     ---
  Total......................               100%     $            100%
                               ========     ===      ========     ===

    The foregoing assumes no exercise of any stock options outstanding as of December 31, 1999. As of March 31, 2000, there were options outstanding to purchase a total of 18,747,598 shares of common stock with a weighted average exercise price of $.89 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    The selected consolidated balance sheet data as of December 31, 1998 and 1999 and the selected consolidated statement of operations data for the years ended December 31, 1998 and 1999 have been derived from our consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors and are included elsewhere in this prospectus. The selected consolidated statement of operations data for the year ended December 31, 1997 has been derived from the consolidated statement of operations that has been audited by Rothstein, Kass & Company, P.C., independent auditors, which are included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1996 and 1997 and the selected consolidated statement of operations data for the year ended December 31, 1996 have been derived from our consolidated financial statements that have been audited by Rothstein, Kass & Company, P.C., independent auditors, and which are not included in this prospectus. The selected consolidated balance sheet data as of December 31, 1995 and the selected consolidated statement of operations data for the year ended December 31, 1995 have been derived from our unaudited financial statements which are not included in this prospectus.

    The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                                                 YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------------------
                                                1995          1996         1997         1998         1999
                                             -----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...................................  $      126    $    2,270   $    4,498   $   10,315   $   26,716
Cost of revenues...........................          66         1,192        2,115        6,047       15,778
                                             ----------    ----------   ----------   ----------   ----------
Gross profit...............................          60         1,078        2,383        4,268       10,938

Sales and marketing expenses...............          12           149          449          796        3,359
General and administrative expenses........          45           374        1,338        3,310       14,245
Depreciation and amortization..............           1             5           40           67          749
Non-cash compensation......................          --            --           --           --           47
                                             ----------    ----------   ----------   ----------   ----------
Operating income (loss)....................           2           550          556           95       (7,462)
Interest income............................          --             2           10           40          136
Interest expense...........................          --            --           (2)          (8)         (49)
                                             ----------    ----------   ----------   ----------   ----------
Income (loss) before provision (benefit)
  for income taxes.........................           2           552          564          127       (7,375)
Provision (benefit) for income taxes.......           1           220          326           80         (557)
                                             ----------    ----------   ----------   ----------   ----------
Net income (loss)..........................           1           332          238           47       (6,818)
Preferred stock dividend and accretion.....          --            --           --          103          866
                                             ----------    ----------   ----------   ----------   ----------
Net income (loss) applicable to common
  stockholders.............................  $        1    $      332   $      238   $      (56)  $   (7,684)
                                             ==========    ==========   ==========   ==========   ==========
Net income (loss) per common share:
  Basic and diluted........................  $     0.00    $     0.00   $     0.00   $    (0.00)  $    (0.11)
Weighted average common shares outstanding:
  Basic and diluted........................   4,953,846    53,998,920   53,998,920   58,521,420   72,511,404

                                                                   AS OF DECEMBER 31,
                                             ---------------------------------------------------------------
                                                1995          1996         1997         1998         1999
                                             -----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................       $   8          $  2       $    2       $3,372      $11,056
Working capital (deficiency)...............           6           355          503        5,096       14,663
Total assets...............................          11           939        1,616        7,663       21,182
Series A preferred stock...................          --            --           --        3,198        7,468
Total stockholders' equity (deficit).......          10           369          607        2,315       (6,219)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

    ThruPoint is a leading technology consulting firm that provides advanced internetworking solutions and services to help its clients design, deploy and manage their networks. Our clients are primarily large, global companies that are sophisticated, early adopters of new technology. We began providing network consulting services in 1996. The number of our full-time employees grew from 21 at the end of 1997 to 313 at the end of 1999. Our revenues increased from $4.5 million in 1997 to $26.7 million in 1999.

    All of our revenues are derived from providing network consulting services to our clients. We expect that our revenues will continue to be driven by the number and scope of our client engagements and by the number of engineers we employ. We price our services on both a time-and-materials and fixed-fee basis. Revenues pursuant to time-and-materials contracts are generally recognized as services are provided. Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered using the percentage-of-completion method of accounting. For the year ended December 31, 1999, substantially all of our revenues were derived from time-and-materials contracts. We expect that the portion of our revenues derived from fixed-fee contracts will increase as a percentage of total revenues in the future. Revenues exclude reimbursable expenses charged to clients. Our clients are generally able to reduce or cancel their use of our services without penalty and with little or no notice.

    In pricing our fixed-fee contracts, we utilize a project review process that helps provide accurate project cost and time-to-completion estimates. The review process takes into consideration the number and skill level of engineers to be deployed, the client's technology requirements and the overall project timetable. A member of our senior management team must approve all of our fixed-fee proposals. We make provisions for estimated losses on uncompleted fixed-fee contracts on a contract-by-contract basis and recognize such losses in the period in which the losses are estimated. To date, such provisions have not had a material impact on our financial results.

    In 1999, Morgan Stanley Dean Witter was our largest client and accounted for approximately 21% of our revenues. In 1999, our five largest clients accounted for approximately 58% of our revenues. Our revenues from any given client will vary from period to period and the loss of any significant client could harm our business and results of operations; however, we intend to decrease our significant customer concentration levels in the future as we seek to expand our customer base.

    The utilization of our engineers is important in determining our operating results and is defined as the percentage of our engineers' time that is billed to clients. Given that a substantial portion of our operating expenses, particularly compensation, depreciation and rent, is relatively fixed, any reduction in the utilization of our engineers may cause significant variations in our operating results. Factors which could cause a reduction in utilization include:

    - a reduction in the size, scope or timing of one or more significant engagements;

    - the completion of one or more significant engagements and the inability to reallocate resources;

    - the hiring of new engineers in advance of new business; and

    - the timing and extent of training, vacations and holidays.

    Cost of revenues consists of compensation and benefits for our engineers and non-reimbursable project-related travel expenses.

    Sales and marketing expenses consist primarily of compensation (including commissions for sales personnel) and benefits for our sales and marketing personnel, related travel and entertainment expenses for such personnel and related marketing activities.

    General and administrative expenses consist primarily of compensation and benefits for our administrative personnel and expenses related to recruiting, professional development, professional fees, rent and research and development in connection with the development of new internetworking solutions.

    In 1999, we made significant investments in our operations as we initiated our expansion plans. While revenue increased by 159%, 1999 was the first year that we incurred an operating loss. This loss resulted primarily from our investment in our expansion into eight new geographic markets, the hiring of certain members of senior management and additional sales personnel and recruiters.

    We plan to continue to expand our operations by hiring additional engineers and other employees, and adding new offices, systems and other infrastructure. The resulting increase in operating expenses will have a material adverse effect on our operating results if our revenues do not increase to support such expenses. Based on all of the foregoing, we believe that our revenue and operating results are likely to vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied on as indications of future performance.

    As of and for the years ended December 31, 1997, 1998 and 1999, substantially all of our assets were located in the United States and we derived substantially all of our revenues from customers located in the United States.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data for the periods indicated expressed as a percentage of total revenues:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Revenues....................................................   100.0%     100.0%     100.0%
Cost of revenues............................................    47.0       58.6       59.1
                                                               -----      -----      -----
Gross profit................................................    53.0       41.4       40.9
Sales and marketing expenses................................    10.0        7.7       12.6
General and administrative expenses.........................    29.7       32.1       53.3
Depreciation and amortization...............................     0.9        0.7        2.8
Non-cash compensation.......................................      --         --        0.1
                                                               -----      -----      -----
Operating income (loss).....................................    12.4        0.9      (27.9)
Other income, net...........................................     0.1        0.3        0.3
                                                               -----      -----      -----
Income (loss) before provision (benefit) for income taxes...    12.5        1.2      (27.6)
Provision (benefit) for income taxes........................     7.2        0.8       (2.1)
                                                               -----      -----      -----

Net income (loss)...........................................     5.3%       0.4%     (25.5)%
                                                               =====      =====      =====

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues increased 159.0% from $10.3 million in 1998 to $26.7 million in 1999. This increase was due primarily to an increase in the number and size of our consulting engagements and an increase in the average billing rates of our engineers. The number of our engineers also increased from 81 at December 31, 1998 to 211 at December 31, 1999.

    COST OF REVENUES. Cost of revenues increased 160.9% from $6.0 million in 1998 to $15.8 million in 1999. This increase in cost of revenues was due primarily to the increase in the number of engineers and the related compensation and benefits paid to them. Gross profit as a percentage of revenues decreased from 41.4% to 40.9% primarily due to increased compensation and benefits paid to, and lower utilization rates for, our engineers. Gross profit increased 156.3% from $4.3 million in 1998 to $10.9 million in 1999 as a result of increased revenues resulting from our expansion into eight new geographic markets during 1999.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 322.0% from $796,000 in 1998 to $3.4 million in 1999. This increase was due primarily to an increase of $1.4 million in compensation and benefits related to the hiring of additional sales personnel, an increase of $724,000 in commissions paid and an increase of $399,000 related to increased sales and marketing activities. As a percentage of revenues, sales and marketing expenses increased from 7.7% in 1998 to 12.6% in 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 330.4% from $3.3 million in 1998 to $14.2 million in 1999. This increase was due primarily to an increase of $5.0 million in compensation and benefits related to the hiring of additional administrative personnel, an increase of $2.0 million in recruiting expenses, an increase of $1.2 million in facilities and equipment costs and an increase of $2.7 million in professional development and other costs. As a percentage of revenues, general and administrative expenses increased from 32.1% in 1998 to 53.3% in 1999.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $67,000 in 1998 to $749,000 in 1999. This increase was due to purchases of additional equipment to support our growth and a change in the estimated useful life of certain software applications, which are to be replaced in 2000.

    NON-CASH COMPENSATION. Non-cash compensation of $47,000 in 1999 related to the vesting of options to purchase shares of common stock of a former employee in connection with the discontinuation of employment and the fair value of options granted to certain advisory board members.

    OTHER INCOME (EXPENSE), NET. Other income, net increased from $32,000 in 1998 to $87,000 in 1999. This increase was primarily due to interest income related to increased cash balances during the year.

    INCOME TAXES. The income tax provision was $80,000 on pre-tax income of $127,000 in 1998. In 1999 the income tax benefit was $557,000 on a pre-tax loss of $7.4 million.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues increased 129.3% from $4.5 million in 1997 to $10.3 million in 1998. This increase was due primarily to an increase in the number and size of our consulting engagements. The number of our engineers also increased from 18 at December 31, 1997 to 81 at December 31, 1998.

    COST OF REVENUES. Cost of revenues increased 185.9% from $2.1 million in 1997 to $6.0 million in 1998. This increase in cost of revenues was due primarily to the increase in the number of engineers and the related compensation and benefits paid to them. Gross profit as a percentage of revenues decreased from 53.0% to 41.4% primarily due to increased compensation and benefits paid to our engineers. Gross profit increased 79.1% from $2.4 million in 1997 to $4.3 million in 1998 as a result of increased revenues.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 77.3% from $449,000 in 1997 to $796,000 in 1998. This increase was due primarily to an increase of $409,000 related to increased sales and marketing activities, partially offset by a decrease in compensation and benefits. As a percentage of revenues, sales and marketing expenses decreased from 10.0% in 1997 to 7.7% in 1998.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 147.4% from $1.3 million in 1997 to $3.3 million in 1998. This increase was due primarily to an increase of $687,000 in compensation and benefits paid related to the hiring of additional personnel, an increase of $784,000 in recruiting expenses, an increase of $271,000 in facilities and equipment costs and an increase of $231,000 in professional development and other costs. As a percentage of revenues, general and administrative expenses increased from 29.7% in 1997 to 32.1% in 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $40,000 in 1997 to $67,000 in 1998. This increase was due to purchases of additional equipment to support our growth.

    OTHER INCOME (EXPENSE), NET. Other income, net increased from $8,000 in 1997 to $32,000 in 1998. This increase was primarily due to interest income related to increased cash balances during the year.

    INCOME TAXES. The income tax provision was $326,000 on pre-tax income of $564,000 in 1997 and $80,000 on pre-tax income of $127,000 in 1998. The effective tax rate was 57.8% and 63.0% 1997 and 1998, respectively. The differences in the effective tax rate resulted principally from a greater amount of non-tax deductible expenses during 1998.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly statement of operations data for each of the four quarters in the period ended December 31, 1999 and the percentage of our revenues represented by each item in the respective quarters. This information has been derived from our unaudited interim financial statements which, in our opinion, have been prepared on substantially the same basis as the audited financial statements contained elsewhere in this prospectus and include all normal recurring adjustments necessary for a fair presentation of the financial information for the periods presented.

The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                                    THREE MONTHS ENDED
                                                    ---------------------------------------------------
                                                    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                      1999        1999         1999            1999
                                                    ---------   --------   -------------   ------------
                                                          (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..........................................   $4,198      $6,070       $ 7,349         $ 9,099
Cost of revenues..................................    2,518       3,465         4,534           5,261
                                                     ------      ------       -------         -------
Gross profit......................................    1,680       2,605         2,815           3,838

Sales and marketing expenses......................      512         668           868           1,311
General and administrative expenses...............    1,819       2,654         3,294           6,478
Depreciation and amortization.....................       63         142           198             346
Non-cash compensation.............................       --          --                            47
                                                     ------      ------       -------         -------
Operating loss....................................     (714)       (859)       (1,545)         (4,344)
Other income, net.................................       12          22            39              14
                                                     ------      ------       -------         -------
Loss before (benefit) for income taxes............     (702)       (837)       (1,506)         (4,330)
(Benefit) for income taxes........................      (53)        (63)         (114)           (327)
                                                     ------      ------       -------         -------
Net loss..........................................   $ (649)     $ (774)      $(1,392)        $(4,003)
                                                     ======      ======       =======         =======
AS A PERCENTAGE OF REVENUE:
Revenues..........................................   100.0%      100.0%        100.0%          100.0%
Cost of revenues..................................     60.0        57.1          61.7            57.8
                                                     ------      ------       -------         -------
Gross profit......................................     40.0        42.9          38.3            42.2

Sales and marketing expenses......................     12.2        11.0          11.8            14.4
General and administrative expenses...............     43.3        43.8          44.8            71.2
Depreciation and amortization.....................      1.5         2.3           2.7             3.8
Non-cash compensation.............................       --          --            --             0.5
                                                     ------      ------       -------         -------
Operating loss....................................    (17.0)      (14.2)        (21.0)          (47.7)
Other income, net.................................      0.3         0.4           0.5             0.1
                                                     ------      ------       -------         -------
Loss before (benefit) for income taxes............    (16.7)      (13.8)        (20.5)          (47.6)
(Benefit) for income taxes........................     (1.2)       (1.0)         (1.6)           (3.6)
                                                     ------      ------       -------         -------
Net loss..........................................    (15.5)%     (12.8)%       (18.9)%         (44.0)%
                                                     ======      ======       =======         =======

    REVENUES. During 1999 we experienced revenue growth during each of the four quarters. These increases resulted from the increase in the number and size of our consulting engagements and an increase in the average billing rates of our engineers.

    COST OF REVENUES. Cost of revenues increased in absolute dollars for each quarter. Gross profit as a percentage of revenue declined during the third quarter resulting from an increase in the number of engineers and a decline in the utilization rate of our engineers in this period.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased in absolute dollars for each quarter. Sales and marketing expenses as a percentage of revenue increased in the fourth quarter as a result of hiring additional sales personnel and incremental spending on marketing activities in this period.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased in absolute dollars for each quarter. General and administrative expenses as a percentage of revenue increased in the fourth quarter as a result of hiring additional recruiters and senior management in this period.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through August 1998, we funded our operations primarily through cash provided by operations. Since August 1998, we funded our operations principally through the sale of preferred stock and a convertible note. In December 1999, we established a bank line of credit of $10.0 million although we did not draw against this line of credit as of December 31, 1999.

    At December 31, 1998 and 1999, our cash balances were approximately $3.4 million and $11.1 million, and our working capital was approximately $5.1 million and $14.7 million, respectively.

    Our operating activities provided cash of approximately $88,000 in 1997 and used cash of approximately $713,000 in 1998 and $8.3 million in 1999. The increase in cash used in 1998 primarily resulted from an increase in our accounts receivable resulting both from significant growth in our revenue and increased days outstanding. The increase in cash used in 1999 primarily resulted from the loss we incurred in connection with our expansion into eight new geographic markets and hiring of additional sales personnel, recruiters and additional management. In addition, we experienced an increase in accounts receivable as a result of our revenue growth.

    We used cash for capital expenditures of approximately $84,000, $732,000 and $2.8 million in 1997, 1998 and 1999. These expenditures were primarily for computer equipment, lab equipment, office equipment, and furniture and leasehold improvements. We expect our capital expenditures to continue to increase, particularly as we increase our number of employees and expand into new geographic markets.

    In August 1998, we entered into a Series A Redeemable Preferred Stock and Common Stock Agreement whereby we sold 49,848 shares of Series A preferred stock and 12,060,000 shares of common stock for approximately $5.0 million. The agreement also provided for future sales of additional Series A preferred stock and common stock. In April 1999, we sold an additional 49,956 shares of Series A preferred stock and 8,813,172 shares of common stock for approximately $5.0 million. The proceeds from these sales were used for working capital and other corporate purposes.

    In May 1999, we sold 1,077,026 shares of Series B preferred stock for approximately $3.2 million. The proceeds from this sale were used for working capital and other corporate purposes. In December 1999, we exchanged all of the issued and outstanding Series B preferred stock as well as 4,500,000 shares of common stock for two convertible notes with principal amounts of approximately $3.2 million and $4.4 million, respectively. Simultaneously, we sold a note convertible into Series C preferred stock for approximately $9.0 million.

    In December 1999, we sold 165,563 shares of Series C preferred stock for $2.0 million. In February 2000, we sold an additional 248,344 shares of Series C preferred stock for an additional $3.0 million and 851,064 shares of our Series D convertible preferred stock for $12.0 million. The proceeds from these sales are being used for working capital and other corporate purposes.

    We believe that the net proceeds of this offering and the funds that are available under our line of credit will be sufficient to fund our working capital requirements for at least the next 12 months. There can be no assurances, however, that our actual needs will not exceed expectations or that we will be able to fund our operations from other sources. There can also be no assurance that any additional required financing will be available through additional bank borrowings, debt or equity offerings or otherwise, or that if such financing is available, that it will be available on terms acceptable to us.

IMPACT OF THE YEAR 2000 COMPLIANCE

    We have not experienced any business interruptions or supplier delays from year 2000 problems to date and have not discovered any year 2000 problems in internal computer systems material to our operations. We intend to continue to monitor our internal systems for year 2000 problems. There can be no assurance, however, that we or our suppliers may not face future problems as a result of year 2000 issues.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137 which postponed the mandatory adoption of SFAS 133 until January 1, 2001. We have not entered into any derivative financial instrument transactions.

                                    BUSINESS

OVERVIEW

    We are a leading technology consulting firm that provides advanced internetworking solutions and services to help our clients design, deploy and manage their computer networks. Our clients are primarily large, global companies that are sophisticated, early adopters of new technology and that view their networks as a critical part of their overall business strategy. We currently offer our clients comprehensive network technology consulting expertise and services that address all aspects of business communications. In addition, we have used our accumulated experience to develop packaged internetworking solutions that address common network problems facing many of our clients. These solutions are readily applicable from one project to another but we also often customize them to meet the needs of a particular client and industry. In providing our solutions, we utilize our proprietary OptiPoint methodology and industry-specific knowledge to help our clients articulate a business objective which can be attained through improved network infrastructure, identify the appropriate technology solution, oversee the implementation of the solution and, for certain clients, manage the resulting network infrastructure.

    We have formed important strategic relationships with Cisco Systems and KPMG Consulting and we believe that they provide us with a significant competitive advantage. Our strategic relationship with Cisco Systems involves our participation as one of three network consultants in its inner circle. Cisco Systems formed the inner circle in order to develop close relationships with participants who would help its customers more effectively adopt its advanced technologies. We believe that our participation in the inner circle provides us with several important benefits. First, as part of the inner circle, we have early access to Cisco Systems' newest products and advanced technologies, affording us the opportunity to develop and market solutions based on these products and technologies prior to their general availability in the market. In this way, we are able to maintain our network technology leadership, expand our business and increase our revenue growth. Second, we have a preferred status in Cisco Systems' services referral network and as a result, we are well-positioned to receive client referrals from Cisco Systems. We work with Cisco Systems' account managers to develop referral opportunities by keeping them regularly apprised of our latest service offerings and capabilities that we believe would be valuable to its clients and provide opportunities to increase use of Cisco Systems' technology. We also work closely with Cisco Systems at all levels of our organization to pursue new engagements in which we are retained directly by Cisco Systems to provide services to its customers.

    Our alliance with KPMG Consulting was developed recently and continues to evolve. We intend to work with KPMG Consulting to design and deploy the networks which will support the revenue generating e-commerce applications provided by KPMG Consulting to its clients. We believe that this relationship will also provide us with opportunities for additional client referrals. In addition, KPMG Consulting also has a strategic relationship with Cisco Systems and we believe that our unique relationship with both Cisco Systems and KPMG Consulting will allow our three organizations to work effectively together to provide comprehensive e-commerce solutions to a broad customer base.

    During 1999, we provided consulting services to over 50 clients across several industries. Our clients include Morgan Stanley Dean Witter and Deutsche Bank in financial services, Enron Broadband Services in communication services, and Celera Genomics in pharmaceuticals/biotechnology. As of March 31, 2000, we employed 246 engineers. Our corporate headquarters are in New York City and we have 14 additional U.S. offices and an office in London.

INDUSTRY BACKGROUND

    Networks today represent a competitive necessity as companies increasingly transact business, communicate and operate electronically. To remain competitive, companies need to make their networks available to their customers, suppliers and employees virtually anytime and anywhere. We believe that the importance of network infrastructure and the demand for network availability will continue to increase, primarily as the result of two major factors:

    - GROWTH IN E-BUSINESS: The Internet has fundamentally changed the dynamics of business. Companies are increasingly taking advantage of the Internet's reach to extend products and services to as wide a customer base as possible, penetrate new markets, enhance customer service and transact with buyers and suppliers more efficiently. We believe that the growth in both business-to-business and business-to-consumer e-commerce will continue as companies continue to migrate from traditional to electronic business models. Forrester Research, Inc. projects that business-to-business e-commerce in the United States will reach $2.7 trillion per year by 2004, and that consumers in the United States will spend $184 billion online per year by 2004. This growth in e-business has made it critical for businesses to have networks that are reliable and accessible at all times.

    - DEMAND FOR WORKER MOBILITY: New technologies are allowing more employees to perform an increasing amount of work on a remote or mobile basis. In response, companies are looking for ways to improve the productivity of their remote or mobile employees through the use of personal computers, wireless devices, e-mail and remote access to corporate networks. International Data Corporation, or IDC, expects that the remote and mobile workforce will grow from 35.7 million individuals in 1999 to 47.1 million by the end of 2003. The increasing number of remote and mobile workers, as well as the increasingly broad range of work that such workers perform on a remote or mobile basis, will require improved networks that will support the increased data requirements that they will generate.

    As the importance of and demands placed on networks has increased, network infrastructures have also become increasingly complex. In order to meet the growing requirements of networks, vendors have typically delivered discrete, targeted solutions to address specific needs resulting in complex, multi-vendor network infrastructures that involve a wide variety of different platforms, devices and protocols. The complexity of networks has also increased as major new technology requirements, such as the demand for the convergence of voice, video and data delivery and the increasing demand for wireless mobile communications, emerge. In addition to requiring elaborate technologies and specialized knowledge, these new technologies typically also must be integrated with existing legacy networks, further increasing the level of technical and operational complexity.

    Companies have typically relied on internal technology teams to address their network infrastructure needs. However, as both the technical complexity and the number of alternative technology solutions increase, companies are finding that it is more cost-effective to utilize outside network engineers to assess, design, implement and manage their networks and focus the efforts of their internal staff on core business competencies. In addition, as companies in particular industries, such as communication services and financial services, have come to rely on their networks, they have also developed network requirements specific to their industries and require network engineers who understand their businesses. IDC projects that the market for third-party information technology services will grow from $15.6 billion in 1998 to $32.6 billion by 2003.

    As a result of these developments, we believe there is a significant market opportunity for network consulting providers that combine a thorough understanding of network technology with industry-specific expertise to design and manage the deployment of high-quality internetworking solutions for businesses whose networks serve as key components of their business and operational strategies.

THE THRUPOINT SOLUTION

    We provide our clients with network technology consulting services to help design, build and operate the increasingly complex networks which are critical to their overall business strategies. The following are the key elements of the ThruPoint solution:

    NETWORK TECHNOLOGY LEADERSHIP. We offer our clients the best and most advanced technology available, and deliver services and proven and reliable solutions to address complex internetworking problems. We believe that we maintain our technological expertise in three ways. First, we continue to gain important practical experience by successfully servicing technologically sophisticated customers that depend heavily on their networks. Second, we use our inner circle alliance with Cisco Systems and other strategic alliances with leading hardware and software providers to gain early access to new products and technologies and an understanding of their applicability to actual business problems. Finally, we have established our own laboratory to study and test new products. This laboratory also serves as an important formal training facility, providing our engineers with an opportunity to gain hands-on experience with developed and emerging industry solutions.

    INDUSTRY EXPERTISE. We believe that our industry expertise is critical to our ability to help our clients reach their overall business objectives. We provide services to clients in several industries that have been early adopters and sophisticated users of network technology, including the financial services, communication services and pharmaceuticals industries. Through our understanding of our clients' businesses and competitive environments, we are able to provide them with solutions that are highly relevant to their specific business needs. We have developed our extensive base of industry expertise through targeted hiring of experienced industry professionals, whom we then redeploy back into the industry from which we hired them. We also continually train our engineers so that they can maintain a high level of industry expertise.

    DISCIPLINED DELIVERY METHODOLOGY. We apply a highly disciplined, repeatable and proprietary methodology to all of our client engagements. Through our OptiPoint methodology, we consistently deliver high-quality, reliable solutions on a cost-effective basis across all our engagements. Our methodology involves a step-by-step process which we utilize with every client to evaluate each element of our engagement and develop the appropriate solution. Our web-based knowledge management system fully supports our methodology by providing our professionals with details on how to perform each of our services and reflects our cumulative experience and expertise. This knowledge management system also ensures that our methodology is applied consistently during every engagement.

    COMPREHENSIVE PACKAGED SOLUTIONS. We develop and offer packaged solutions that address specific internetworking problems commonly found among our clients in particular industries or that involve particular technologies. Each package includes all steps, and recommends the technology, necessary to develop, deploy and manage an internetworking solution. A client can select one or more solutions based on its network technology needs and subsequently acquire additional solutions as its business needs evolve. When appropriate, we can customize our packaged solutions to meet the specific needs of our clients. For our clients, a comprehensive packaged solution provides a proven answer to a specific problem at a predictable cost. We believe that these packaged solutions also allow us to provide a consistently high quality of service efficiently and effectively.

    END-TO-END ENGAGEMENTS. We are able to provide our clients with end-to-end network consulting services, from the initiation of a project to the on-going management of the network, and any intermediate services our clients require. We believe that our ability to provide a full range of services enables us to meet all of the network needs of our clients as they arise on a cost-effective basis. In addition, during our engagements we often identify opportunities to provide services beyond those for which we were initially engaged.

OUR STRATEGY

    Our objective is to be the leading provider of network technology consulting services to large, global companies that view their network as a key enabler of their business and operational strategies. Our strategy for achieving this objective is as follows:

    CONTINUOUSLY DEVELOP INTERNETWORKING SOLUTIONS. We intend to continue developing new internetworking solutions that we can implement quickly and efficiently for our clients. We plan to focus our efforts on those industries in which we have developed expertise and in which our proven and reliable solutions can further our clients' business objectives. We believe that our strategic relationships with leading vendors and the successful completion of engagements for our clients will enable us to continuously develop new and enhanced solutions that use the most advanced technology and processes. When we develop a solution that is repeatable, we package and market it to our clients who have similar needs. This process allows us to deliver our solutions rapidly and in an efficient manner. We may also expand our range of solutions by making selective acquisitions of other network services providers.

    CONTINUE TO ATTRACT AND RETAIN HIGH-CALIBER EMPLOYEES. We will continue to devote significant resources and attention to the recruitment and development of highly skilled engineers. In particular, we will continue to focus on recruiting highly experienced professionals with industry-specific technology experience. In addition, we intend to expand our college recruiting efforts and training program to further develop our pool of new engineers. We stress the importance of professional training and development by providing formal training materials and courses, keeping our laboratory current with respect to new technologies and by closely tracking the development of our engineers' technical and business expertise. We believe that our recruiting and training strategies, together with the sophistication of our client base and the challenging nature of our engagements, will continue to allow us to attract and retain skilled engineers.

    LEVERAGE POSITION IN INNER CIRCLE AND ENTER INTO ADDITIONAL STRATEGIC RELATIONSHIPS. We will continue to leverage our position in Cisco Systems' inner circle of network consultants in order to further expand our client base and technology leadership. As part of the inner circle we work very closely with Cisco Systems at all levels of our sales and engineering organizations and we intend to broaden and deepen this working relationship. We will also continue to develop our relationship with KPMG Consulting to gain additional new client engagements and referrals. We believe that our strategic relationships provide us with a significant competitive advantage and we will seek to enter into additional relationships with other leading hardware and software vendors in order to gain a better understanding of their products, increase our service offerings and expand our client base.

    FOCUS ON LARGE GLOBAL COMPANIES AND PENETRATE NEW INDUSTRIES. We will continue to target large global companies, particularly in the financial services, communication services and pharmaceuticals industries, that depend on their networks to generate revenues and operate more efficiently and effectively. We believe these companies can continue to provide us with significant growth opportunities as a result of their substantial technology needs and their willingness to adopt new technologies. We will also look to serve additional industries, such as manufacturing and media, in which networks are becoming increasingly critical.

    ENTER NEW GEOGRAPHIC MARKETS. We intend to offer our services through a network of offices located in strategic locations throughout the world. We currently have 15 offices in the United States and one office in London, England. We currently expect to establish a presence in 10 new geographic markets in the United States, Europe and Asia, including Germany, the Netherlands, Japan and Singapore, over the next two years. Initially, we plan to carry out our geographic expansion by providing services to our existing global clients in the geographic areas in which they operate. We will then expand our operations in these areas by attracting and serving new local clients. In addition, we may choose to enter new geographic markets by selectively acquiring network services providers operating in new regions.

OPTIPOINT METHODOLOGY

    We use our proprietary OptiPoint methodology to provide clients with our internetworking solutions on a consistent, repeatable basis. Our methodology is based on our belief that many of our internetworking solutions employ information and processes that can be replicated in other solutions. In order to carry out our methodology, our engineers follow a step-by-step process for every project for which we have been engaged. First, our engineers assess the capability of a client's current network to meet the client's goals and objectives. Based on this review, we provide the client with a report detailing the internetworking solution that we will provide. Our engineers then design and pilot test the solution. We then manage the deployment of the network infrastructure and transition the operation of the systems to the client. For certain clients, we also manage the solution on an on-going basis. In carrying out an engagement, our engineers utilize guidebooks and manuals accessible through our web-based knowledge management system, that enable them to apply our methodology to deliver our internetworking solutions. By following this methodology, we apply our collective experience and expertise to every engagement and ensure that each client receives the solution it expects in a timely, efficient and cost-effective manner.

OUR SERVICES

    We offer our clients internetworking solutions and services that meet a broad range of network requirements, including packaged solutions which address common network issues facing many of our clients. Each of these packaged solutions is comprised of one or more of our basic component services. We can also provide flexible solutions which involve bundling our component services in a way that meets the needs of particular clients. The foundation for all of our internetworking solutions and component services is our expertise in our five practice areas which together cover all aspects of business communications.

    The following diagram depicts the solutions and services we offer:

                                    [CHART]

PRACTICE AREAS

    We believe that the increasing complexity of communications networks and the rapid pace of technological change necessitate greater focus on particular areas of expertise. We have organized our professionals into the following five separate practice areas, with each of our engineers specializing in one or more areas:

    NETWORK TRANSPORT. Our network transport engineers focus on the skills necessary to design and oversee the building, extension or upgrade of a client's basic network infrastructure. Once the basic infrastructure is in place, it can be enhanced with additional services provided by our other practice areas. We believe that we are able to integrate new and existing elements of a client's network with minimal disruption to ongoing business operations.

    NETWORK MANAGEMENT. Our network management engineers focus on the skills necessary to design, and oversee the implementation of, systems and processes that regularly monitor network activity such as the volume of data, voice and application traffic. The information generated by these systems and processes is used to anticipate and respond to potential performance degradation or network failures before they impact a client's business operations, as well as to measure long-term performance and plan for future capacity requirements.

    NETWORK ENABLING. Our network enabling engineers focus on the skills necessary to design, and oversee the implementation of, advanced technologies and features to allocate network resources, prioritize network applications and maximize the performance of revenue-producing and other critical elements of the network. These skills include response-time management, network simulation modeling and capacity planning.

    SECURITY. Our security engineers focus on the skills necessary to protect the confidentiality, authenticity, integrity, and availability of our clients' business applications and information. Our engineers assist clients in making informed decisions about appropriate security policies, technologies and alarm systems. These skills enable our clients to securely deliver business-to-consumer products and services, or execute business-to-business transactions, via the Internet.

    VOICE/VIDEO. Our voice/video engineers focus on the skills necessary to integrate voice and video traffic and applications into our clients' existing network infrastructure. The capability to operate data, voice and video applications on a single network allows clients to maximize the efficiency and cost-effectiveness of network resources. These skills enable our clients to introduce or augment voice or video services without interrupting their ability to provide existing voice or data services.

COMPONENT SERVICES

    Our component services form the basis for all of our internetworking solutions. These component services may be purchased through our packaged internetworking solutions or on an individual or grouped basis.

COMPONENT SERVICE                                        DESCRIPTION
-----------------                ------------------------------------------------------------
Network Audit                    Assesses a client's current network infrastructure. We
                                 provide a detailed report to the client that analyzes its
                                 network's capabilities, makes recommendations regarding
                                 design and performance and focuses on the modifications
                                 required to meet future business objectives.

COMPONENT SERVICE                                        DESCRIPTION
-----------------                ------------------------------------------------------------
Network Infrastructure           Enables our clients to build and operate an efficient
                                 communications network. Our engineers assist with planning, designing and implementing a network, taking into account
                                 the business applications that the network must support, the number of users and the locations from which they will
                                 access the network, as well as future expansion plans.

Multiservice Networking          Assists clients in designing, implementing and managing a
                                 network infrastructure that can support multiple services, including voice, video and data traffic.

Dynamic Address Management       Provides internal network access to all employees of a
                                 client through the use of individual addresses that are not linked to any particular computer terminal. This component service also permits clients to control network access and priorities in accessing Web-based applications for each
                                 employee, and makes employee relocation and new user
                                 connections more cost-effective.

Security Audit                   Assesses a client's existing network security environment, including security systems and technologies, policies,
                                 awareness and susceptibility to specific risks. This
                                 component service includes recommendations on how to address security deficiencies in a prioritized and efficient manner.

Public Key Infrastructure        Enables our clients to use the Internet for their business needs, including e-commerce transactions, e-mail and virtual network access, without compromising security,
                                 confidentiality, proper authentication or network integrity.

Virtual Private Networking       Provides a client with secure, reliable remote access to its network and other business resources and applications for
                                 its employees, telecommuters and business partners using the
                                 Internet.

Integrated Network Management    Enables a client to keep its network and system
  Systems                        infrastructure fully operational by managing the network's reliability, scalability and performance. This component
                                 service also includes the integration of software
                                 technologies that provide fault monitoring, performance
                                 measurement and capacity planning.

IP Telephony                     Assists a client in converging voice and data traffic onto a single Internet Protocol, or IP network infrastructure while maintaining the levels of reliability and usability our
                                 clients have come to expect from their existing telephone
                                 systems.

INTERNETWORKING SOLUTIONS

    Our internetworking solutions are each comprised of several of our component services. These solutions address a broad range of common network issues and are provided by us on either a packaged or flexible basis. Some of our packaged solutions can be utilized by all of our clients while others are designed to be particularly valuable for specific industries. These packaged solutions are generally replicable from one project to another, but can also be customized to meet the needs of a particular client. We also offer flexible solutions, consisting of individual or grouped component services, designed to address the needs of particular clients. Our principal packaged solutions are described below:

    PACKAGED INTERNETWORKING SOLUTIONS FOR ALL OF OUR CLIENTS

SOLUTION                                                 DESCRIPTION
--------                         ------------------------------------------------------------
Enterprise Backbone              Delivers the basic network services to operate a client's
                                 internal network. Our engineers assess the performance of
                                 the client's current network, including its business needs and its network access and priority requirements, and design and oversee the building, re-configuring or upgrading of the network.

Virtual Office Networking        Provides remote or mobile workers with complete office
                                 capabilities and secure, cost-effective access to their
                                 company's internal network using the Internet.

e-Business Infrastructure        Provides a reliable, scalable and secure network to support a client's internal electronic presence and
                                 business-to-business transactions. We design and oversee the implementation of the network infrastructure that provides access to partners, customers and suppliers.

Dot.com                          Provides the network infrastructure to support a secure,
                                 continuously available electronic storefront for
                                 business-to-consumer transactions. We focus on improving the
                                 e-commerce experience of our clients' customers and on
                                 optimizing back office collection of customer data, order
                                 fulfillment and billing.

Enterprise Convergence           Integrates a client's voice, video and data services into a single network that can prioritize the delivery all of these services. This solution reduces operating costs, improves
                                 efficiency and accommodates business expansion.

Merger & Acquisition             Integrates the network infrastructures of two or more
  Integration                    merging companies to create a single network. This solution includes establishing secure messaging between the merging entities and recommending, and overseeing the implementation of, a plan for the disposal of redundant network
                                 infrastructure and system assets.

    PACKAGED INTERNETWORKING SOLUTIONS FOR PARTICULAR INDUSTRIES

SOLUTION                                                 DESCRIPTION
--------                         ------------------------------------------------------------
Trading Floor Infrastructure     Designs and delivers redundant, continuously available
                                 network infrastructures to support the global distribution of trading and market information for our financial services clients. This solution also emphasizes data integrity and
                                 confidentiality by segmenting customer and trading
                                 information from different sources.

SOLUTION                                                 DESCRIPTION
--------                         ------------------------------------------------------------
Core Infrastructure              Delivers the fundamental network backbone for our
                                 communication services clients who rely on their networks
                                 and the Internet to directly generate revenues. We focus on providing a network infrastructure engineered to deliver
                                 highly secure, reliable, and well-performing service.

Subscriber Provisioning          Enables our communication services clients to quickly
                                 connect new customers, provide revenue-producing services
                                 and reduce the costs associated with customer turnover.

Circuit-to-Packet                Migrates our communication services clients from a
  Transition                     traditional telephone network (circuit-switched or
                                 connection-oriented) to a data network (packet-based). This solution enables our clients to efficiently offer new
                                 revenue generating services over a single network.

Hosted Integration               Enables our communication services clients to offer
                                 outsourced and hosting services to their customers,
                                 including the hosting or rental of business applications,
                                 the outsourcing of network, systems or security management and the hosting of web servers.

Supply Chain Integration         Designs and delivers the network infrastructure to connect our manufacturing clients to their global partners,
                                 suppliers, and customers on a secure, reliable and
                                 continuously available integrated network.

CLIENTS

    We provide our services to a variety of clients across a number of industries. The following is a representative list of our current clients:

COMMUNICATION SERVICES
Adelphia Communications Corporation
Cisco Systems, Inc.
CTC Communications, Inc.
Enron Broadband Services
NET-tel Communications, Inc.

FINANCIAL SERVICES
Deutsche Bank AG New York
Dow Jones & Company
JP Morgan & Co., Incorporated
Merrill Lynch & Co., Inc.
Morgan Stanley & Co. Incorporated

PHARMACEUTICALS/BIOTECHNOLOGY
PE Corporation (Celera Genomics)
Pfizer, Inc.
Rhone-Poulenc Roher, Inc.
SmithKline Beecham Corporation

OTHER
Avon Products, Inc.
KPMG U.K.
Pearson, Inc.
Sunoco Inc.
Viacom International, Inc.

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
CASE STUDIES

    The following are representative examples of how our clients have used our services:

    ENRON BROADBAND SERVICES

    Enron Broadband Services, or EBS, a wholly-owned subsidiary of Enron Corp. and a leading provider of high quality, broadband Internet content and application delivery services, faced the challenge of connecting the backbone of its fiber optic network to various Internet Service Providers, or ISPs, in order to deliver its products and services to end-users. We assisted EBS in the development of a repeatable process to quickly and accurately identify the connectivity requirements of numerous ISPs in the United States and Europe. This process allowed EBS to increase the speed and efficiency with which it could connect to ISPs and roll-out its network while also reducing costs.

    JP MORGAN

    JP Morgan is a leading international banking firm that offers commercial banking and investment services, including investment banking; brokerage services, asset-management and proprietary investing to customers throughout the world. The company relies on a sophisticated wide-area network, or WAN, to provide information, data, and business applications to over 15,000 employees in more than 15 international locations. As such, managing the costs and performance of remote access to the WAN is of critical importance to the company's success.

    JP Morgan had taken a distributed approach to its remote access strategy, maintaining several infrastructure solutions across business units and divisions. The company engaged ThruPoint to help it evaluate the merits of moving to a single remote access infrastructure, focusing on carrier costs, availability, performance and security.

    We provided JP Morgan with our Virtual Private Network pre-packaged solution. During the course of our engagement we utilized our proprietary methodology to help evaluate the company's global remote access requirements and delivered an assessment report. Based on this assessment, we next proposed the design of a network solution that could provide high-quality, cost-effective and secure Internet and remote access. We also helped the company manage the vendor selection process for key components of the proposed network solution, including the selection of a single network carrier, which has already resulted in a 51% reduction in carrier charges. Finally, we completed a successful pilot test, which validated the design and performance specifications of our proposed solution. At present, we continue to work with JP Morgan to prepare detailed specifications for implementation of the solution throughout the company.

KNOWLEDGE MANAGEMENT

    We employ a proprietary web-based knowledge management system to develop, collect, re-use, and provide our employees access to, our accumulated intellectual capital. Our intellectual capital refers to all the tools, processes, information, and resources necessary to effectively deliver our services, grow our business, and quickly facilitate the creation of new offices, both internationally and in the United States. We have found that while each client engagement has unique features, many of our solutions employ information and processes that can be used in other solutions. This is particularly true given our emphasis on certain industries. Our knowledge management system is designed to enable each of our professionals to bring the experiences of our entire company to bear on every element of a client engagement. Our knowledge management system is well-indexed and provides efficient online access to support materials for the following critical functions of our business:

    SALES. For each of our component services and internetworking solutions, our knowledge management system contains sales materials such as solutions descriptions, marketing briefs, customer presentations, standard proposals, case studies and client success references.

    RECRUITING. For each type of engineer we hire, our knowledge management system contains a specification that defines the requisite technical skills, product knowledge, interpersonal skills and project experience the engineer must possess. The specification also identifies companies where we may find appropriate candidates and provides our recruiters with sample questions to quickly qualify any candidate.

    SOLUTIONS DELIVERY. Our knowledge management system contains our solution specific methodologies that include detailed delivery instructions, sample documents, document templates, and technical reference information. The system also contains completed customer deliverables and project documentation.

    TRAINING AND DEVELOPMENT. Our knowledge management system contains skill definitions for each of our practice areas and the training curriculum that support them. The training curriculum includes external, internal, web-based, and hands-on lab technical coursework as well as solutions delivery courses and interpersonal/communications courses.

    In addition to providing access to existing information, our knowledge management system supports our continuing focus on being among the first to market with the most advanced internetworking technology solutions. The system provides an efficient means of rolling out new solutions and managing consistency and quality across our global organization. We expect to continue investing in the collection of our intellectual capital and the functionality of our knowledge management system. Our planned enhancements include a search engine, an online communication and collaboration tool, automated content submission, management report distribution, and secure customer access to appropriate engagement information.

SALES AND MARKETING

    We market our services in three ways. First, we market directly through our account managers who identify and sell to clients and manage client relationships within particular geographic regions. Second, we have established a sales group devoted to our communication services clients independent of geographic region. Finally, we maintain a sales group that focuses on developing our alliances, including our relationships with Cisco Systems and KPMG Consulting. Our account managers have primary responsibility for managing client relationships; however, when appropriate, our account managers will work closely with our field and technical managers and network systems engineers to assess potential projects and communicate our specific expertise to potential clients. For new clients, a typical sales cycle for our service offerings is between three and five months long. We intend to expand our international marketing efforts by opening regional offices in Germany, the Netherlands, Japan and Singapore in 2000. As of March 31, 2000, we employed 34 sales personnel, including 27 account managers, two salespeople in our communication services sales group and five salespeople in our strategic relationships sales group.

    We are also building awareness of our company, services, industry expertise and reputation. These marketing efforts include public relations activities and speaking engagements, Internet-based and direct mail marketing programs, industry seminars and trade shows, industry analyst briefings, trade and business press and promotional brochures. In marketing our services, we emphasize the prior experience of our technical personnel in the industries in which our clients operate, and work closely with each potential client to identify its particular needs and devise a comprehensive solution designed to meet its operational, timing and cost requirements.

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
STRATEGIC RELATIONSHIPS

    CISCO SYSTEMS. We are part of Cisco Systems' inner circle of networking consultants. As a part of the inner circle we have early access to Cisco Systems' newly developed products and advanced technologies, affording us the opportunity to develop and market solutions based on these technologies prior to their general availability in the market. We believe this helps us to maintain our network technology leadership, expand our business and increase our revenue growth. In addition, as part of the inner circle, we have a preferred status in Cisco Systems' services referral network and receive referrals from Cisco Systems. We regularly apprise Cisco Systems of our latest service offerings and capabilities that we believe would be valuable to its clients and would provide opportunities to increase use of Cisco Systems' technology. We also work closely with Cisco Systems at all levels of our organization to pursue new engagements. In these engagements, we are retained directly by Cisco Systems to provide the services necessary to deploy its networking products as part of an overall solution for its customers. We participate in virtually all phases of these engagements, from the initial development of the scope of the project through its implementation. During 1999, revenues from work performed for Cisco Systems accounted for approximately 9.9% of our revenues. We believe that another significant source of our revenues will continue to be engagements performed for third parties resulting from referrals from Cisco Systems. Cisco Systems is not obligated to provide us with engagement opportunities, referrals or access to new products or technologies and may cease to do so at any time. Cisco Systems is an investor in our company, is represented on our board of directors and has certain registration and corporate governance rights, which are described under the heading "Certain Transactions."

    KPMG CONSULTING. In April 2000, we entered into an alliance with KPMG Consulting which we believe will give us opportunities to provide services in conjunction with KPMG Consulting's engagements. We intend to work with KPMG Consulting to design and deploy the networks which will support the software application integration services provided by KPMG Consulting to its clients. We also believe that our relationship with KPMG Consulting will position us to receive client referrals. We are working closely with KPMG Consulting to develop these opportunities. However, KPMG Consulting is not obligated to provide us with any engagements or referrals. KPMG Consulting and certain of its affiliates are investors in our company, are represented on our board of directors and have certain registration rights, which are described under the heading "Certain Transactions."

HUMAN RESOURCES

    We seek to attract, develop and retain the highest level of technical talent. We believe that our success in continuing to recruit and retain experienced, highly-qualified and highly-motivated personnel will depend in part on our ability to continue to provide a rewarding work environment and culture and to offer professional development opportunities. We believe that our proactive approach to maintaining such an environment helps maximize our employee retention rate and allows us to meet our high standard of service delivery.

    RECRUITING. We have invested significant resources in building a recruiting organization of 12 full-time staff members. We also use referrals from existing employees, external agencies and Internet sources and our relationships with colleges and universities in our recruitment efforts. In general, we seek to hire experienced engineers and recent college graduates who possess strong technical knowledge and interpersonal skills. We also hire experienced engineers who have skills in one or more of our five practice areas and who have a background in the industries we serve. Approximately 92% of the engineers we hired in 1999 were experienced professionals and the balance were recent college and university graduates.

    CORPORATE CULTURE. We have established an entrepreneurial culture in which collaborative effort, individual development and innovation are strongly encouraged. In addition, we have maintained an environment rich in professional opportunity, challenge and personal growth and development. We also actively foster a set of basic values that include a dedication to quality and technical excellence, communicating openly and working as a team, taking responsibility for achieving success, acting with integrity and trustworthiness, and delivering value to our customers. We believe that both our strong culture and attractive work environment are critical to our ability to hire and retain high quality employees at all levels, especially when they are in such high demand.

    PROFESSIONAL DEVELOPMENT. We consider professional development to be critical to our business and our ability to provide a high standard of service. We have established a formal professional development program that serves as the basis for our recruitment efforts, project staffing, career planning and professional skill development. We have two career pathways for our network specialists: engineering and technical management. Our professional development program defines the position levels, skills sets, and experiences required to progress within each of these career pathways. A program is discussed with each employee upon hiring and reviewed on an annual basis thereafter. We believe that our development program allows our employees to establish a career path, gain on-the-job experience in a chosen practice area, and have access to training, development and knowledge sharing resources. The following programs and resources support our professional development program:

    - PROFESSIONAL TRAINING CURRICULUM. We maintain a comprehensive training curriculum that includes external training partners and certification programs, web-based coursework, in-house training seminars and hands-on work in our internal lab facility.

    - INTERNETWORK ENGINEER TRAINING PROGRAM. Our Internetwork Engineer Training Program is an 18-month program in which recent college graduates with technical degrees learn the fundamentals of internetworking. The program combines intensive training with on-the-job experience as a junior member of a project team. Each engineer in our program is assigned a mentor to provide guidance and support throughout the program.

    - KNOWLEDGE MANAGEMENT INTRANET. We maintain a web-based knowledge management system for our employees that provides efficient, online access to industry information, training and development resources, project documentation, methodology, strategies and designs, training catalogs and coursework and reference materials. Our knowledge management system allows us to effectively distribute our accumulated intellectual capital to our employees.

    COMPENSATION. We encourage an entrepreneurial attitude and believe that linking employee compensation to our success through performance-based incentive programs encourages a high level of involvement from each team member, maximizes our value, and increases our employee retention. We provide a highly competitive compensation package that consists of a combination of base salary, performance-based incentives, company stock options, and comprehensive benefit packages.

COMPETITION

    The network consulting market has limited barriers to entry and is therefore highly fragmented and highly competitive. Our primary competition continues to be the internal information technology staffs of our current and potential clients. Many organizations elect to meet their network services needs through their own internal resources rather than by contracting with third-party service organizations such as ourselves.

    We also compete with other network consulting firms. Our current and anticipated competitors include:

    - systems integrators;

    - professional services firms;

    - local and regional network services firms;

    - telecommunications suppliers;

    - network equipment and software manufacturers and developers;

    - computer systems vendors; and

    - value-added resellers.

    In many instances, our competitors have greater name recognition, more established relationships with large clients in our markets, greater financial, managerial, and technical resources, and longer operating histories. In addition, many of these competitors are forming alliances with other technology vendors, enabling specific advantages in some customer settings. As the demand for network and IT services continues to grow both domestically and internationally, we expect to encounter increased competition due to the entry of new competitors in our markets.

    We believe that the critical factors for success in the network consulting market include:

    - the ability to attract and retain skilled personnel;

    - the quality and breadth of services offered;

    - technical and strategic expertise;

    - the reliability, pricing, and speed with which services are delivered;

    - the ability to keep up with rapidly changing network and applications technology; and

    - the strength of client and strategic relationships.

    We believe that we compete favorably in all these areas. We attempt to differentiate ourselves through our expertise and experience in designing and deploying complex network infrastructures in highly demanding customer environments, our business experience in the industries we serve and our ability to leverage our service offerings in complementary and similar markets.

INTELLECTUAL PROPERTY RIGHTS

    We seek to protect our information technology, some of which is proprietary, and other intellectual property rights through a combination of confidentiality agreements and trade secret, copyright and trademark law. We generally enter into confidentiality agreements with our employees and clients.

    We changed the name of our company in April 2000. We have applied for service mark registrations in the United States for our name, our name used with our logo and the name of our methodology. Otherwise, our trademarks and service marks are protected under common law in the United States, without the benefit of registration.

    Our efforts to protect our intellectual property rights could be inadequate to deter misappropriation of our proprietary information. For example, we may not be able to detect unauthorized use of our intellectual property or take appropriate steps to enforce our rights. In addition, although we believe that our proprietary rights and service marks do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. Such claims, even if not true, could result in significant legal and other costs and may be a distraction to management.

EMPLOYEES

    As of March 31, 2000, we had 359 full time employees, including 246 engineers. None of our employees are represented by a labor union and we consider our employee relations to be good.

FACILITIES

    Our principal executive offices are currently located in approximately 10,000 square feet of office space in New York, New York. Additionally, in December 1999 we entered into an agreement to lease approximately 20,000 square feet of office space in another facility in New York, New York. We expect to move our principal executive offices to the new facilities in April 2000. The lease for this office space expires in February 2010. We also have regional and satellite offices in:

    - Atlanta, Georgia;

    - Blue Bell, Pennsylvania;

    - Burlington, Massachusetts;

    - Chicago, Illinois;

    - Dallas, Texas;

    - Denver, Colorado;

    - Houston, Texas;

    - Iselin, New Jersey;

    - Mahwah, New Jersey;

    - San Mateo, California;

    - Seattle, Washington;

    - St. Louis, Missouri;

    - Tampa, Florida;

    - Washington, D.C.; and

    - London, England.

    We lease all of our facilities. We believe that our existing facilities are adequate for our current needs and that additional space will be available as needed.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

    The following table sets forth our executive officers, directors and key employees, their ages and the positions they hold:

NAME                                          AGE                           POSITION
----                                        --------                        --------
Rami Musallam.............................     35      Chairman of the Board, President, and Chief
                                                       Executive Officer

Robert Foley, Jr..........................     51      Chief Operating Officer

Richard A. Glickman.......................     40      Executive Vice President, Chief Financial Officer

William A. Nachtigal......................     34      Executive Vice President, Chief Technology Officer

Stephen Zimmerman.........................     30      Director, Executive Vice President, Eastern Region
                                                       Sales, Treasurer and Secretary

Peggy Walker..............................     51      Executive Vice President, Expansion Region Sales

Kevin Mepyans.............................     42      Vice President of Human Resources

Rolando Ramirez...........................     36      Vice President of Recruiting

Thomas O'Flaherty.........................     39      Vice President of Finance

Ellen M. Carney...........................     43      Vice President of Strategic Marketing

Randolph C. Blazer........................     49      Director

Bernard Goldstein(1)(2)...................     69      Director

Michael Bealmear(1)(2)....................     51      Director

Carlos Dominguez(1)(2)....................     41      Director

Noah Walley...............................     36      Director

------------------------

(1) Member of the compensation committee upon completion of this offering.

(2) Member of the audit committee upon completion of this offering.

    RAMI MUSALLAM is our President and CEO, and has held these roles since he founded our company with Messrs. Nachtigal and Zimmerman in 1996. Mr. Musallam was named Chairman in April 2000. Prior to founding our company, Mr. Musallam was employed by Morgan Stanley & Co. Incorporated where he held various roles, his most recent being VP of Global Intranet Communications. Prior to assuming his VP of Global Intranet Communications responsibilities, Mr. Musallam managed Global Network Operations at Morgan Stanley. From 1992 to 1995, Mr. Musallam was employed by Control Data Systems, Automated Wagering Division, Lottery Gaming Technologies, where he was an account executive responsible for new state lottery clients. Mr. Musallam is a director of Business Engine Software Corporation.

    ROBERT FOLEY, JR. joined our company in October 1999 as our Chief Operating Officer, where he is responsible for managing worldwide operations, business development, and the domestic and global expansion of our company. Prior to joining our company, Mr. Foley was President and CEO of COLLEGIS from 1993 until 1999. COLLEGIS is an information technology professional services firm serving the higher education marketplace. Previously, Mr. Foley served as President of Sysorex Information Systems, Inc., a federal and international government systems integrator from 1988 to 1993. Mr. Foley also served as a director on the boards of both COLLEGIS and Sysorex Information

Systems. Mr. Foley has also held executive positions with Electronic Data Systems, General Electric Information Systems, and Science Applications International Corp.

    RICHARD A. GLICKMAN is an Executive Vice President and our Chief Financial Officer. Prior to joining our company in November of 1999, Mr. Glickman served as Vice President and Chief Financial Officer for the U.S. Division of DMR Consulting Group, Inc., a privately held global information technology services consulting firm, from 1997 to 1999. Previously, Mr. Glickman served as Senior Partner and Director of Finance for J. Walter Thompson Company, a global marketing communications company from 1993 to 1997.

    WILLIAM A. NACHTIGAL is one of the three co-founders of our company. He is an Executive Vice President and our Chief Technology Officer and is responsible for our practice areas and internetworking solutions. Prior to co-founding our company, Mr. Nachtigal was employed by Morgan Stanley where he held various roles within their network communications group from 1990 to 1995. From 1988 to 1990, Mr. Nachtigal was employed by Bankers Trust Company where he worked in money transfer communication operations.

    STEPHEN ZIMMERMAN is one of the three co-founders of our company and has served as a Director since 1996. He is our Executive Vice President, Eastern Region Sales, Treasurer and Secretary. Since co-founding our company in 1996, he has been responsible for managing various financial, operational, and administrative functions for the company. Prior to forming our company, Mr. Zimmerman was a manager at Morgan Stanley from 1992 to 1995, where he was responsible for managing global LAN operations.

    PEGGY WALKER is our Executive Vice President, Expansion Region Sales. In addition to this role within the company, she has also served as our Vice President of Sales and Marketing. Prior to joining our company in 1998, she was an independent consultant providing technical sales and marketing strategy and advisory services for both large corporations and small start-up ventures. Previously, Ms. Walker served as Vice President of Sales at Xing Technology, a California-based streaming video software company, from 1996 to 1997.
Ms. Walker joined Xing Technology after serving as Regional Vice President of Sales for MFS Datanet, a communications service provider, from 1993 to 1996. Ms. Walker has also held senior executive roles at Wellfleet/Bay Networks, MCI, Timeplex, and AT&T.

    KEVIN MEPYANS has been our Vice President of Human Resources since
January 1998. Mr. Mepyans is responsible for our worldwide strategic direction, development, implementation and administration of all phases of human resources. Prior to joining our company, Mr. Mepyans held senior level human resources positions at Deutsche Bank, Federal Home Loan Mortgage Corporation, a residential mortgage company, Kidder Peabody & Co., Inc., a securities brokerage company, as well as building an executive search and human resources consulting practice.

    ROLANDO RAMIREZ is our Vice President of Recruiting. Mr. Ramirez is responsible for the development and implementation of functional and organizational strategies geared toward meeting the staffing objectives associated with the company's aggressive growth objectives. Prior to joining our company in January 1999, Mr. Ramirez was Vice President of Recruiting for Claremont Technology Group, Inc. a public systems integration firm specializing in the development and implementation of object-oriented systems for the communications, public retirement and manufacturing industries.

    THOMAS O'FLAHERTY is our Vice President of Finance. Mr. O'Flaherty joined our company in 1999, after spending 15 years with the company formerly known as Timeplex Group, a company that builds and manages networks. During his employment with Timeplex, Mr. O'Flaherty served in various capacities, with his most recent responsibility as that of Corporate Controller. In addition, his other responsibilities while employed by Timeplex included financial planning and analysis, and general and cost accounting.

    ELLEN M. CARNEY is our Vice President of Strategic Marketing. In this role, Ms. Carney is responsible for promoting brand awareness and competitive positioning for the company within the marketplace. Prior to joining our company in December 1999, Ms. Carney was a Director/ Principal Analyst for GartnerGroup/Dataquest, an information technology research and analysis company, from 1996 to December of 1999. While there, she was responsible for the worldwide research direction for researching and communication trend, forecast, operational benchmarks, and industry best practices within the Internet infrastructure, security services, and managed network services markets. Previous to GartnerGroup, Ms. Carney was employed by Cabletron Systems, Inc., a networking products solutions company, from 1989 to 1996, where she had various responsibilities including network design, project implementation and management, and contract management.

    RANDOLPH C. BLAZER has been a director since April 2000. Mr. Blazer is currently Chief Executive Officer and President of KPMG Consulting, a provider of Internet integration services. Mr. Blazer has served in these capacities since February 2000. From January 1997 to January 31, 2000, Mr. Blazer served as Vice Chairman-Consulting for KPMG LLP. From 1991 to January 1997, Mr. Blazer was the partner-in-charge of the Public Sector Consulting Practice of KPMG LLP.

    BERNARD GOLDSTEIN has been a director since 1998. He is a Director of Broadview International, LLC, an investment banking company, which he co-founded in 1979. Mr. Goldstein is a director of SunGard Data Systems, Inc., a computer services company, GIGA Information Group, Inc., a research and advisory service provider for e-business and SPSS, Inc., a software and professional services company, as well as several privately held companies.

    MICHAEL BEALMEAR has been a director since 1998. Mr. Bealmear is President and Chief Executive Officer of Spear Technologies, a computerized maintenance management systems company. Prior to joining Spear Technologies, Mr. Bealmear, held positions as Executive Vice President and Senior Vice President with Cadence Design Systems, Inc., a software company, Sybase Inc., a software solutions provider, SHL Systemhouse, an IT consulting firm, and managing partner with Coopers and Lybrand and KPMG Peat Marwick. Mr. Bealmear is a director of Post Communications, an e-mail marketing services company, Inventa, a consulting and systems integration company, Emerald Solutions, Inc., an e-business engineering and consulting services company and Business Engine Software Corporation, an e-business solutions company.

    CARLOS DOMINGUEZ has been a director of our company since May of 1999. He is currently an Area Vice President for Cisco Systems, covering the Northeast United States. During his tenure at Cisco Systems he has held a number of management positions, and is currently involved with the Cisco Systems business development team, responsible for identifying acquisition candidates and investments within his territory. Mr. Dominguez serves on the board of Avesta Technologies, a network management software development company. In addition, Mr. Dominguez serves on a number of management advisory boards, including Apogee Networks and MD.com.

    NOAH WALLEY has been a director of our company since August of 1998.
Mr. Walley is a General Partner of Morgan Stanley Dean Witter Venture Partners, the venture capital arm of Morgan Stanley Dean Witter. Mr. Walley joined Morgan Stanley Dean Witter in 1998 as a Vice President. Previously, he focused on the telecommunications, technology and environmental industries for the private equity firms of Bachow & Associates and Desai Capital Management, and as a consultant at McKinsey & Co. Mr. Walley is a director of freightquote.com, Inc., an Internet transportation service company, Osprey Systems, Inc., a full service technology solutions company and Band-X, Inc., a business-to-business exchange for telecommunications bandwidth and services.

    We intend to elect one additional director to our board of directors prior to the completion of this offering.

OBSERVERS TO OUR BOARD OF DIRECTORS

    Representatives of KMPG Consulting and Cisco Systems serve as observers to our board of directors. Observers are given notice of all board of directors meetings and copies of materials provided in connection with each meeting. Observers do not have voting rights. Currently, Paul Ciandrini, Executive Vice President, High Tech Industry of KPMG LLP, represents the KPMG affiliated entities as an observer. In addition, William R. Nuti, Senior Vice President, EMEA Operations of Cisco Systems, Inc., represents Cisco Systems as an observer. Our observers participate in discussions and matters brought before the board of directors.

BOARD COMMITTEES

    THE AUDIT COMMITTEE. The audit committee reports to the board of directors regarding the appointment of our independent public auditors, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The members of the audit committee are Messrs. Goldstein and Bealmear, who were appointed in March 2000 and Mr. Dominguez, who was appointed in April 2000. Prior to March 2000, the responsibilities of the audit committee were handled by the entire board of directors.

    THE COMPENSATION COMMITTEE. The compensation committee reviews and makes recommendations to the board of directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The members of the compensation committee are Mr. Bealmear who was appointed in September 1999, and Messrs. Walley, Dominguez and Goldstein, who were appointed in April 2000.
Mr. Walley will resign from the compensation committee immediately prior to the offering. Prior to September 1999, the responsibilities of the compensation committee were handled by the entire board of directors.

ADVISORY COUNCILS

    Our advisory councils provide direction with business strategy and in evaluating the development, marketability and deliverability of our internetworking solutions. Members of our advisory councils meet on a quarterly basis. The enterprise advisory council is predominantly comprised of professionals from the financial services industry and we intend to expand the membership to include additional representatives of the pharmaceuticals and other industries. The service provider advisory council is predominantly comprised of professionals from the communication services industry who advise our company on matters particular to that industry. Our advisory councils members are:

ENTERPRISE ADVISORY COUNCIL

Merritt Lutz (Chairman)................  Senior Advisor, Morgan Stanley Dean Witter
Frederick Matteson.....................  Executive Vice President, Technology Services, Charles
                                         Schwab Corporation
Terry Burnett..........................  Chief Information Officer, AT&T Corp.
Nick Adamo.............................  Operations Director, Cisco Systems, Inc.
Chip Bunker............................  Senior Vice President, Paine Webber Group Inc.
Paul Toldalagi.........................  Managing Director, Morgan Stanley Dean Witter
Christopher Corrado....................  Chief Technology Officer, Merrill Lynch & Co., Inc.
John Bruno.............................  Global Director of Telecommunications, Bristol-Myers
                                         Squibb Company
Howard Shallcross......................  Private consultant

SERVICE PROVIDER ADVISORY COUNCIL

Merritt Lutz (Chairman)................  Senior Advisor, Morgan Stanley Dean Witter
Anthony Naughtin.......................  Chief Executive Officer, Internap Network Services
                                         Corporation
Michael Malaga.........................  Chief Executive Officer, Northpoint Communications, Inc.
Royce Holland..........................  Chief Executive Officer, Allegiance Telecom, Inc.
Deborah Traficante.....................  Vice President, Cisco Systems, Inc.

    We expect to change the composition of our advisory councils from time to time to match the evolving needs of our company.

    We have granted the following options to the following members of our advisory councils:

NAME                                      NO. OF OPTIONS   EXERCISE PRICE   GRANT DATE
----                                      --------------   --------------   ----------
Christopher Corrado.....................      45,000            $0.42       1/4/99
Frederick Matteson......................      45,000             0.42       1/4/99
Terry Burnett...........................      45,000             0.42       1/4/99
Paul Toldalagi..........................      45,000             0.42       3/31/99
Chip Bunker.............................      45,000             0.42       3/31/99

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the compensation committee are currently Messrs. Bealmear, Walley, Dominguez and Goldstein. Mr. Walley is affiliated with Morgan Stanley Dean Witter, which beneficially owns in excess of 5% of our voting stock, and Mr. Dominguez is employed by Cisco Systems, which also beneficially owns in excess of 5% of our voting stock. Mr. Walley will resign from the compensation committee immediately prior to the offering. From September 1999, when the compensation committee was formed, until April 2000, Merritt Lutz, who was our Chairman until April 2000, served in lieu of Mr. Dominguez and from September 1999 until April 2000, Guy DeChazal, who is affiliated with Morgan Stanley Dean Witter, served in lieu of Mr. Walley. None of our executive officers serves as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving on our board of directors or compensation committee.

    Our compensation committee members have engaged in various transactions with us. For information about these transactions please see "Certain
Transactions--Relationship with Cisco Systems."

DIRECTOR COMPENSATION

    We do not currently compensate our directors for attending meetings of the board of directors or committee meetings of the board of directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings. In addition, we grant stock options to our directors. In September 1999, we granted 900,000 options to Merritt Lutz, who was our Chairman until April 2000, at a price of $1.41 per share.

    We have also granted the following options to the following outside directors:

NAME                                 NO. OF OPTIONS   EXERCISE PRICE     GRANT DATE
----                                 --------------   --------------   --------------
Bernard Goldstein..................     150,000            $0.42       November 1998
Michael Bealmear...................     150,000            $0.42       January 1999
Carlos Dominguez...................      45,000            $0.42       January 1999

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued during each of our last three fiscal years to our Chief Executive Officer and to each of our four most highly compensated executive officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                             ANNUAL          ---------------
                                                          COMPENSATION         SECURITIES
                                                      --------------------     UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR     SALARY($)   BONUS($)   OPTIONS/SARS(#)   COMPENSATION($)(1)
---------------------------                --------   ---------   --------   ---------------   ------------------
Rami Musallam............................    1999     $183,300    $96,014        162,900            $ 4,985
  Chairman, President
  and Chief Executive
  Officer

Stephen Zimmerman........................    1999      150,000     86,781             --              4,985
  Director, Executive Vice President,
  Treasurer and Secretary

William Nachtigal........................    1999      150,000     62,218             --              4,947
  Executive Vice
  President and Chief
  Technology Officer

Kevin Mepyans............................    1999      130,000     36,515        109,488              2,374
  Vice President of
  Human Resources

Thomas O'Flaherty........................    1999      111,279     32,500        141,000                976
  Vice President of
  Finance

------------------------

(1) These amounts represent our company's matching contributions under our 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth grants of stock options for the year ended December 31, 1999 to each of the executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 13,369,842 shares of common stock granted under our option plans. There was no public market for our common stock as of
December 31, 1999. Accordingly, the fair market value on December 31, 1999 is
assumed to be the initial public offering price of $      per share.

                                             INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                            ---------------------------------------------------   VALUE AT ASSUMED ANNUAL
                            NUMBER OF     PERCENT OF                               RATES OF STOCK PRICE
                            SECURITIES   TOTAL OPTIONS   EXERCISE                 APPRECIATION FOR OPTION
                            UNDERLYING    GRANTED TO      OR BASE                          TERM
                             OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   -----------------------
NAME                        GRANTED(1)    FISCAL YEAR    ($/SHARE)      DATE          5%          10%
----                        ----------   -------------   ---------   ----------   ----------   ----------
Rami Musallam.............    90,000           *           0.86        6/30/09
                              27,900           *           1.56        9/30/09
                              45,000           *           2.21       12/31/09

Stephen Zimmerman.........

William Nachtigal.........

Kevin Mepyans.............    30,000           *           0.42        3/31/09
                              30,000           *           0.78        6/30/09
                              25,743           *           1.41        9/30/09
                              23,745           *           2.01       12/31/09

Thomas O'Flaherty.........   105,000           *           0.42        2/22/09
                              15,000           *           0.78        8/16/09
                              21,000           *           2.01       12/31/09

------------------------

* Less than 1%.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the value realized upon exercise of options during 1999 and the number and value of unexercised options held by each of our named executive officers at December 31, 1999. There was no public market for our common stock as of December 31, 1999. Accordingly, the values set forth below have been calculated on the basis of the fair market value on December 31, 1999 assuming this was equal to the assumed initial public
offering price of $      per share, less the applicable exercise price per
share, multiplied by the number of shares underlying the options.

                                                            NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED IN THE
                                                             UNEXERCISED OPTIONS AT FISCAL       MONEY OPTIONS AT FISCAL YEAR
                                SHARES                                 YEAR END                               END
                               ACQUIRED         VALUE      ---------------------------------   ---------------------------------
NAME                        ON EXERCISE(#)   REALIZED($)   EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
----                        --------------   -----------   --------------   ----------------   --------------   ----------------
Rami Musallam.............        --              --             --             162,900              --             $107,390
Stephen Zimmerman.........        --              --             --                  --              --                   --
William Nachtigal.........        --              --             --                  --              --                   --
Kevin Mepyans.............        --              --             --             257,184              --             $375,434
Thomas O'Flaherty.........        --              --             --             141,000              --             $186,100

EMPLOYMENT AGREEMENTS

    We have entered into executive employment agreements with Rami Musallam, our Chief Executive Officer, Stephen Zimmerman and William Nachtigal, each of whom are Executive Vice Presidents,

Robert Foley, our Chief Operating Officer, and Richard Glickman, our Chief Financial Officer. The employment agreements provide for an annual base salary of $250,000 and a bonus of $130,000 to Mr. Musallam, an annual base salary of $150,000 and a bonus of $132,000 to Mr. Zimmerman, an annual base salary of $150,000 and a bonus of $100,000 to Mr. Nachtigal, an annual base salary of $250,000 and a bonus of $125,000 to Mr. Foley and an annual base salary of $200,000 and a bonus of $125,000 to Mr. Glickman.

    The employment agreements also provide that the executives will be eligible for a discretionary bonus as determined by the compensation committee of the board of directors, except that Mr. Glickman's agreement provides for a quarterly target bonus of $31,250 plus an annual bonus based upon achievement of certain performance targets. In addition, Mr. Foley received options to purchase 2,127,195 shares of our common stock at a price of $1.41 per share, of which 539,283 options were exercised upon commencement of employment. Mr. Glickman received options to purchase 1,196,547 shares of our common stock, in each case at a price of $1.41 per share; the exercise price of 198,675 options was subsequently increased to $2.01 per share. Subsequent to the execution of his employment agreement, Mr. Glickman also received options to purchase 59,100 shares of our common stock at $2.35 per share. All of these options vest over 4 years.

    The employment agreements entered into with Messrs. Musallam, Zimmerman and Nachtigal expire on August 19, 2001, the employment agreement with Mr. Foley expires on September 24, 2003 and the employment agreement with Mr. Glickman expires on October 22, 2003, in each case subject to earlier termination or extension. Each employment agreement provides that if the executive party thereto is terminated by us without cause (as defined in the employment agreement to cover serious misconduct by the executives) or if the executive terminates his employment agreement for good reason, he will be entitled to a payment of $230,000, in the case of Messrs. Musallam, Zimmerman and Nachtigal, or an amount equal to 150% of his highest base salary, in the case of Messrs. Foley and Glickman, as a severance payment. If the termination occurs within one year following a change of control, the severance is required to be paid in a lump sum; otherwise, it is payable in accordance with our usual payroll practices. Additionally, all stock options granted to them will immediately vest.

    Under the agreements, good reason includes:

    - a material breach of the agreements by us;

    - conduct by us intended to harm the executive;

    - relocation of our principal offices more than a given distance from New York City; and

    - following a change of control, a material change in the executive's duties and responsibilities or the imposition of extraordinary travel obligations.

    Each employment agreement prohibits the executive party thereto from competing with us, or soliciting our customers or employees, for a period of one year from the date of his termination of employment, and contains covenants regarding nondisclosure of confidential information and assignments of inventions.

AMENDED AND RESTATED 1998 STOCK OPTION PLAN

    The compensation committee of our board of directors serves as the plan administrator with respect to the Total Network Solutions, Inc. Amended and Restated 1998 Stock Option Plan.

    The share reserve for the 1998 Option Plan is 21,303,000 shares. The maximum number of shares of common stock with respect to options that may be granted to any one participant in any one calendar year is 1,000,000 shares. In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to the securities issuable in the aggregate under the 1998 Option Plan and to each outstanding option. Shares subject to any outstanding options under the 1998 Option Plan which expire or otherwise terminate prior to exercise are available for subsequent issuance. Unvested shares issued under the 1998 Option Plan and subsequently repurchased by us pursuant to our repurchase rights under the 1998 Option Plan will also be available for subsequent issuance.

    Officers and employees, non-employee board members and independent consultants and advisors to our board of directors in our service are eligible to participate in the 1998 Option Plan.

    Following completion of this offering, the fair market value per share of our common stock on any relevant date under the 1998 Option Plan will be the closing selling price per share on that date on the Nasdaq National Market.

    The options granted under the 1998 Option Plan may be either incentive stock options under the federal tax laws or non-qualified options. Each granted option has an exercise price per share not less than 100% of the fair market value per share of our common stock on the option grant date, and no granted option has a term in excess of ten years. The shares subject to each option generally vest in a series of installments over a specified period of service measured from the grant date. Upon cessation of service, the optionee has a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The plan administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options maybe exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service. Incentive stock options granted under the 1998 Option Plan may not be assigned or transferred, except by the provisions of the optionee's will or the laws of inheritance following his or her death. Non-qualified options maybe assigned or transferred pursuant to the optionee's will or the laws of inheritance and may also be assigned during the optionee's lifetime, in connection with the optionee's estate plan, to members of his or her immediate family or to a trust established exclusively for the benefit of such individuals. The plan administrator has the authority to effect the cancellation of outstanding options under the 1998 Option Plan and to issue replacement options with an exercise price based on the fair market value of our common stock at the time of the new grant.

    In the event that we are acquired by merger or asset sale, each outstanding option under the 1998 Option Plan which is not to be assumed or replaced by our successor will automatically accelerate in full. The plan administrator will have complete discretion to grant one or more options under the 1998 Option Plan which will become fully exercisable in an acquisition or other corporate transaction whether or not options are assumed or replaced by our successor or the optionee's service with us or the acquiring entity is involuntarily terminated or the optionee resigns for good cause within a designated period following such acquisition or other corporate transaction.

    The plan administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options. The plan administrator will determine the terms of any such assistance. However, the maximum amount of financing provided for any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares.

    The plan administrator may provide one or more holders of options with the right to have ThruPoint withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

    Our board of directors may amend or modify the 1998 Option Plan in any or all respects whatsoever, subject to any required stockholder approval, provided that shareholder approval is required for amendments which increase the maximum number of shares issuable and materially modify the eligibility requirements or materially increase benefits accruing to participants. Our board of directors may terminate the 1998 Plan at any time, and the 1998 Option Plan will in all events terminate upon the expiration of its ten-year term measured from the date of its adoption by our board of directors.

THRUPOINT 2000 STOCK OPTION PLAN

    Prior to completion of this offering, our board of directors intends to adopt the ThruPoint 2000 Stock Option Plan. The 2000 Option Plan permits the grant of non-qualified options and incentive stock options.

    No more than 34,500,000 shares of our common stock may be issued pursuant to all option grants under the 2000 Option Plan. The shares of common stock to be issued will be made available from authorized but unissued shares of our common stock or issued shares held in our treasury. Shares of our common stock that have been issued upon the exercise of an option under the 2000 Option Plan will not again be available for an option grant. However, if an option terminates for any reason without being wholly exercised, the number of shares to which the option termination relates will again be made available for an option grant under the 2000 Option Plan. In the event of certain corporate reorganizations, recapitalizations, or other specified corporate transactions affecting us or our common stock, the 2000 Option Plan permits proportionate adjustments to the number and kinds of shares subject to options and/or the exercise price of those shares.

    The 2000 Option Plan will be administered by a committee comprised of no fewer than two persons selected by our board of directors. To the extent our board of directors deems it necessary or advisable, each committee member will meet the definition of a "nonemployee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and of an "outside director" under section 162(m) of the Internal Revenue Code. Subject to the limitations set forth in the 2000 Option Plan, the committee has the authority to determine the persons to whom options are granted, the time at which options will be granted, the number of shares subject to an option, the exercise price of an option, the time or times at which the options will become vested, exercisable or payable, and the duration of the option. The committee will have the right, from time to time, to delegate to one or more of our officers the authority of the committee to grant options and to determine the terms and conditions of option grants, subject to the limitations as the committee shall determine. However, no such authority may be delegated with respect to options awarded to any member of our board of directors or any optionee who the committee determines may be subject to section 162(m) of the Internal Revenue Code. Furthermore, option grants to non-employee directors under the 2000 Option Plan must be approved by our board of directors. With respect to awards to such directors, all rights, powers and authorities vested in the committee under the 2000 Option Plan will instead be exercised by our board of directors.

    All of our employees and those of our subsidiaries and, in the case of option grants other than incentive stock options, any officer, director, or consultant or advisor to our board of directors providing services to us or a subsidiary (or prospective officer, director, consultant or advisor), are eligible to be granted options under the 2000 Option Plan, as selected from time to time by the committee in its sole discretion.

    The exercise price of an option may be determined by the committee, provided that the exercise price of an incentive stock option may not be less than the fair market value of a share of common stock on the date of grant. The value of common stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by any one employee in any one year is limited to $100,000 by the Internal Revenue Code. The maximum number of shares of our common stock that may be subject to options granted to any optionee
during any one calendar year will be       , subject to adjustment in the event
of certain corporate reorganizations, recapitalizations or other specified corporate transactions. The maximum term of stock options granted under the 2000 Option Plan is ten years from the date of grant.

    Unless otherwise provided by the committee and set forth in the stock option agreement, in the event of an optionee's death or permanent and total disability, outstanding options that have become exercisable will remain exercisable for a period of one year, and the committee will have the discretion to determine the extent to which any unvested options shall become vested and exercisable in connection with death or disability. Similarly, unless otherwise provided by the committee and set forth in the stock option agreement, upon a "change in control" of us (as defined in the 2000 Option Plan), each outstanding option, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement. In the case of any other termination of employment, outstanding options that have previously become vested will remain exercisable for a period of 90 days, except for a termination "for cause" (as defined in the 2000 Option Plan), in which case all unexercised options will be immediately forfeited.

    An option may be exercised in whole or in part at any time during the option's term by written notice to us, together with payment of the exercise price of the option. For non-qualified stock options, in addition to the exercise price, the optionee must pay us in cash or, at the committee's discretion) in common stock, the full amount of all applicable income tax and employment tax amounts required to be withheld in connection with the exercise of the option. All options shall be nontransferable except upon the optionee's death, by the optionee's will or the laws of descent and distribution or, in the case non-qualified stock options only, on a case-by-case basis as may be approved by the committee in its discretion to permitted transferees (as defined in each stock option agreement), in accordance with the terms of the 2000 Option Plan.

    The 2000 Option Plan has a term of ten years, subject to earlier termination or amendment by our Board of Directors.

EMPLOYEE STOCK PURCHASE PLAN

    Prior to completion of this offering, our board of directors intends to adopt our 2000 Employee Stock Purchase Plan. The Stock Purchase Plan is intended to satisfy the requirements of Section 423 of the Internal Revenue Code. The Stock Purchase Plan is administered by the compensation committee. Any of our employees or those of any subsidiary designated by the compensation committee who customarily works at least 20 hours per week and five months per year is eligible to participate in the Stock Purchase Plan after having worked for us
for six months. Approximately   employees currently are eligible to participate
in the Stock Purchase Plan. Our non-employee directors are not eligible to participate in the Stock Purchase Plan. Each employee eligible to participate in the Stock Purchase Plan will be granted an option to contribute between one and ten percent of the employee's compensation towards the purchase of our common stock at a purchase price for each three-month purchase period (a "Purchase Period") equal to the lower of (x) 85% of the fair market value of a share of our common stock on the first day of the Purchase Period and (y) 85% of the fair market value of a share of our common stock on the last day of the Purchase Period. The amount to be contributed by a participant will be deducted from each paycheck, held for the participant during a Purchase Period and applied towards the purchase of our common stock on the last day of the Purchase Period. A participant may change the percentage of his or her compensation to be contributed for any given purchase period prior to the beginning of that period and may elect not to participate with respect to one or more plan periods, but then must wait until the next calendar year before participating again. The number of shares available for purchase under the Stock Purchase Plan is
            . Our board of directors at any time may amend, suspend or discontinue the Stock Purchase Plan, in whole or in part.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation eliminates the liability of directors to the maximum extent permitted by New York law. Our certificate of incorporation provides for indemnification, to the fullest extent permitted by applicable law, of our directors, officers, employees or agents for all actions brought against them as a consequence of their service to ThruPoint, unless a judgment or other final adjudication adverse to the director, officer, employee or agent establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (ii) he personally gained a financial profit or other advantage to which he was not legally entitled. Our certificate of incorporation also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of the party's status or service as a director, officer, employee or agent of ThruPoint upon an undertaking by the party to repay such advances if it is ultimately determined that the party is not entitled to indemnification.

    We believe that our certificate of incorporation and bylaw provisions are necessary to attract and retain qualified persons as directors and officers. We also have directors' and officers' liability insurance.

    At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of ThruPoint where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH CISCO SYSTEMS

    In May 1999, we sold 1,077,026 shares of our Series B convertible preferred stock to Cisco Systems for $2.94 per share. Simultaneously with its acquisition of our Series B convertible preferred stock, Cisco Systems also acquired 4,500,000 shares of our common stock from a then greater-than-5% shareholder of our company for $.98 per share.

    In December 1999, we sold a promissory note convertible into our Series C convertible preferred stock to Cisco Systems for $9,000,005 and simultaneously converted all of the shares of our common stock and Series B convertible preferred stock then held by Cisco Systems into notes having principal amounts equal to the aggregate prices originally paid by Cisco Systems for those securities. Following the closing of the offering, the Series B, Series C and common stock convertible notes will be convertible into an aggregate of 12,201,282 shares of common stock at the option of Cisco Systems.

    We have entered into an agreement which provides that Cisco Systems may designate one nominee for our board of directors as long as it beneficially owns at least 6,100,641 shares of our common stock. Cisco Systems is also entitled to have an additional non-voting observer participate in our board meetings. Cisco Systems has currently designated Carlos Dominguez to our board of directors and Mr. Dominguez and another officer of Cisco Systems are also members of our advisory councils. William R. Nuti currently serves as Cisco Systems' observer. For our 1999 fiscal year, revenues from work performed for Cisco Systems were $2.6 million, or 9.9% of our revenues. In addition, certain of our client relationships have resulted from referrals from Cisco Systems.

    In connection with our sale of the convertible notes to Cisco Systems, we entered into an agreement with Cisco Systems that sets forth procedures for our considering and entering into acquisition agreements with third parties. Following the offering, Cisco Systems will have the following rights, among others, in connection with any unsolicited acquisition proposals we receive or acquisition proposals we initiate. The agreement with Cisco Systems provides that such acquisition proposals will include those relating to any business combinations resulting in the stockholders of our company owning less than 50% of the total voting power of the surviving entity, or a vote of the board of directors to sell 25% or more of the total voting power of our company to any of the Cisco Systems competitors referred to below or substantially all of our assets. In the event of any such acquisition proposal:

    - we must inform Cisco Systems promptly of the acquisition proposal;

    - Cisco Systems may match the acquisition proposal, or present an alternative proposal, during a twenty business-day exclusive negotiating period with us, if the potential acquiror is one of seven specified competitors of Cisco Systems, or any entity in which any of the specified competitors beneficially owns a 20% or greater interest, or a ten business-day non-exclusive negotiating period in the case of other potential acquirors (such other potential acquirors need not be identified by name if we have agreed to keep their acquisition proposal confidential);

    - if Cisco Systems matches the value of an acquisition proposal from one of its designated competitors, or an entity in which any of the specified competitors beneficially owns a 20% or greater interest, we must accept Cisco Systems' offer unless either the competing acquisition proposal was unsolicited and is not accepted by us or our board determines that its fiduciary duties preclude acceptance of the matching offer; and

    - if we accept an acquisition proposal from one of Cisco Systems' designated competitors, or an entity in which any of the specified competitors beneficially owns a 20% or greater interest, after complying with these procedures, we must pay Cisco Systems five times our trailing twelve-month revenues and, at Cisco Systems' option, either pay all outstanding principal and interest then due under the preferred convertible notes held by Cisco Systems, which will be approximately $16,618,000 as of
      December 31, 1999, or convert the notes held by Cisco Systems (upon completion of the offering, the notes will be convertible into approximately 12,201,282 shares of common stock, which will be
      approximately   % of our common stock then outstanding).

    If Cisco Systems matches the value of an acquisition offer from a potential acquiror other than the specified competitors of Cisco Systems or entities in which they beneficially own a 20% or greater interest, we have no obligation to accept the matching offer. For purposes of determining whether Cisco Systems has matched the value of an acquisition proposal which includes stock or other securities, Cisco Systems may substitute cash or shares of its principal class of common equity having a fair market value equivalent to the fair market value of the stock component of the subject acquisition proposal.

    The notice, exclusive negotiation and first refusal rights described above terminate when Cisco Systems no longer beneficially owns at least 25% of the shares of our common stock that it owned immediately after executing the note purchase agreement and the monetary payment and redemption obligations described above terminate when Cisco Systems no longer beneficially owns at least 50% of the shares of our common stock that it owned immediately after executing the note purchase agreement.

    In addition, in        , 2000 we entered into an agreement with Cisco
Systems providing that so long as Cisco Systems beneficially owns 6,100,641 shares of our common stock, Cisco Systems may designate one nominee for our board of directors and may also have a non-voting observer attend our board meetings.

RELATIONSHIP WITH KPMG

    In February 2000, we sold an aggregate of 851,064 shares of our Series D convertible preferred stock to KPMG LLP, KPMG Consulting, LLC and KPMG U.K. for $14.10 per share. On the closing of this offering, all of the shares of Series D convertible preferred stock owned by these KPMG investors will convert into 5,106,384 shares of common stock. We have entered into an agreement which provides that the KPMG investors may designate one nominee for our board of directors as long as they collectively beneficially own at least 2,553,192 shares (approximately 3.3%) of our common stock. The KPMG investors are also entitled to have an additional non-voting observer participate in our board meetings and to designate a member of each of our service provider and enterprise advisory councils. The KPMG investors have currently designated Randolph Blazer to our board of directors. Paul Ciandrini currently serves as the KPMG investors' observer.

    In April 2000, we entered into an alliance agreement with KPMG Consulting. The agreement provides for joint marketing and development activities in order to expand each party's customer base, product and service offerings and geographic reach. The agreement has a one-year term and may be extended by mutual agreement for two additional one-year periods. Pursuant to this agreement, each party agrees, to the best of its ability, to introduce client opportunities to the other party that may require solutions that are aligned with such other party's core competencies. In addition, KPMG Consulting agreed, to the best of its ability, to identify and assist us in completing transactions meeting certain revenue objectives in each year of the agreement, and we agreed, to the best of our ability, to assist KPMG Consulting in obtaining new accounts and in completing transactions meeting certain revenue objectives in each year of the agreement. However, the agreement provides no recourse against either party, other than the option to terminate the agreement, if these objectives are not met and neither party will have any liability for failing to successfully promote the products or services of the other party. The agreement can be terminated by either party for any reason upon 30 days' prior notice. The agreement does not prevent either party from entering into similar agreements with other parties.

    In addition, in        , 2000 we entered into an agreement with the KPMG
investors providing that so long as the KPMG investors collectively beneficially own 2,553,192 shares of our common stock, the KPMG investors may designate one nominee for our board of directors and may also designate one member of each of our enterprise and service provider advisory boards.

RELATIONSHIP WITH MORGAN STANLEY DEAN WITTER

    In August 1998 and April 1999, we sold a total of 99,308 shares of our Series A preferred stock and 6,923,108 shares of our common stock to investment funds affiliated with Morgan Stanley Dean Witter for an aggregate purchase price of $10.0 million. On the closing of this offering, all of the outstanding shares of Series A preferred stock will be redeemed by us for shares of our non-voting common stock. Prior to this offering, investment funds
affiliated with Morgan Stanley Dean Witter will also exchange       shares of
common stock for the same number of shares of our non-voting common stock. In addition, in December 1999 and February 2000, we sold a total of 413,907 shares of our Series C convertible preferred stock to the same investment funds for $12.08 per share. On the closing of this offering, all of the outstanding shares of Series C convertible preferred stock owned by these investment funds will automatically convert into 2,483,442 shares of non-voting common stock. We have entered into an agreement which provides that Morgan Stanley Venture Partners III may designate one nominee for our board of directors as long as the Morgan Stanley Dean Witter funds beneficially own 10% or more of our aggregate outstanding common stock and non-voting common stock on a fully-diluted basis. Noah Walley, one of our directors, is a general partner of Morgan Stanley Dean Witter Venture Partners. In addition, the Morgan Stanley Dean Witter funds will not transfer any common stock or non-voting common stock to any person or entity who, to the knowledge of such funds, would own 10% or more of the total voting power of our company after giving effect to such transfer.

    We provide network engineering, implementation and administration services to Morgan Stanley Dean Witter pursuant to purchase orders. The terms of these purchase orders were negotiated by the parties in arms-length transactions and were entered into prior to our selection of the underwriters of this offering. For our 1999 fiscal year, revenues from work performed for Morgan Stanley Dean Witter were $5.5 million (approximately 21% of our revenues). We may provide network consulting services to other underwriters in this offering after the date of this prospectus.

INVESTOR RIGHTS AGREEMENT

    In April 2000, we entered into an investor rights agreement with Cisco Systems, investment funds affiliated with Morgan Stanley Dean Witter, the KPMG investors and our founding stockholders, including Messrs. Musallam, Zimmerman and Nachtigal. This agreement provides that prior to August 20, 2001, our founders will only sell a limited number of shares of our common stock to unaffiliated third parties, unless earlier terminated by us without cause or by such individual for good reason. In addition, if any founder who is an employee is terminated by us for cause, then we have the right to purchase each share of our common stock issued upon the exercise of options and then owned by such founder for the exercise price of the option in respect of which such share was issued.

LOANS TO OFFICERS

    In September 1999, in connection with the exercise of options, we loaned Merritt Lutz, who at such time was our Chairman, $1,272,000, and Robert Foley, our Chief Operating Officer, $762,186, in each case at an interest rate of 5.89% per annum. In April 2000 in connection with the exercise of options, we loaned Richard Glickman, our Chief Financial Officer, $860,463 at an interest rate of 6.55% per annum. These loans are outstanding in their entirety. We may in the future make loans to our officers or others.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to beneficial ownership of our common stock, as of March 31, 2000 and as adjusted to reflect the sale of common stock offered by us in this offering for:

    - each person known by us to beneficially own more than 5% of our common stock;

    - each executive officer named in the summary compensation table;

    - each of our directors; and

    - all of our executive officers and directors as a group.

                                                                         PERCENTAGE OF COMMON STOCK
                                                                               AND NON-VOTING
                                                                                COMMON STOCK
                                                           NUMBER OF       BENEFICIALLY OWNED (1)
                                                             SHARES      ---------------------------
NAME OF                                                   BENEFICIALLY     PRIOR TO        AFTER
BENEFICIAL OWNER                                           OWNED (1)       OFFERING     OFFERING (2)
----------------                                          ------------   ------------   ------------
SIGNIFICANT STOCKHOLDERS:
Morgan Stanley Dean Witter Venture Partners (3).........   23,252,766        31.2%
Cisco Systems, Inc. (4).................................   12,201,282        14.5%
KPMG LLP (5)............................................    5,106,384         6.6%
Barry Rich..............................................   10,236,168        14.2%

EXECUTIVE OFFICERS AND DIRECTORS:
Rami Musallam (6).......................................    9,952,254        13.8%
Stephen Zimmerman (7)...................................    9,221,266        12.8%
William A. Nachtigal (8)................................    9,766,155        13.6%
Kevin Mepyans (9).......................................       22,500           *
Thomas O'Flaherty.......................................            0           *
Michael Bealmear........................................            0           *
Carlos Dominguez........................................            0           *
Bernard Goldstein.......................................      408,159           *
Noah Walley.............................................            0           *
Randolph Blazer.........................................            0           *
Officers and directors as a group (15 persons) (10).....   30,537,175        42.1%

------------------------

*   Less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o ThruPoint, Inc., 1372 Broadway, New York, New York 10018. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All shares of common stock subject to options exercisable within 60 days following March 31, 2000 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Accordingly, percentage of beneficial ownership is based on: (i) before the offering, 71,944,700 shares of common stock outstanding as of March 31, 2000 and (ii) after the
    offering,   shares of common stock outstanding, which assumes (1) an
    additional   shares to be issued by us in the offering, (2) the redemption
    of our Series A preferred stock for      shares of non-voting common stock,
    based upon an assumed
    price per common share of $      , the midpoint of the range set forth on
    the cover of this prospectus, (3) the conversion of our Series C convertible preferred stock into 2,483,442 shares of non-voting common stock and
    (4) conversion of our Series D convertible preferred stock into 5,106,384 shares of common stock upon completion of the offering.

(2) Assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, we will sell up to
    an aggregate of       shares of common stock and up to   shares of common
    stock will be outstanding after the completion of this offering.

(3) Following completion of this offering, includes       shares of common stock
    and       shares of non-voting common stock held by Morgan Stanley Venture
    Partners III, L.P.,       shares of common stock and       shares of
    non-voting common stock held by Morgan Stanley Venture Investors III, L.P.,
    and       shares of common stock and       shares of non-voting common stock
    held by The Morgan Stanley Venture Partners Entrepreneur Fund. The institutional managing member of the general partner of Morgan Stanley Venture Partners is a wholly-owned subsidiary of Morgan Stanley Dean
    Witter & Co., the parent of Morgan Stanley & Co. Incorporated. The address of each of these funds is 1221 Avenue of the Americas, New York, New York 10020.

(4) Reflects shares receivable upon conversion of notes. The address of Cisco Systems is 300 East Tasman Drive, San Jose, California 95134-1706.

(5) Includes 1,702,128 shares held by KPMG LLP; 1,702,128 shares held by KPMG Consulting, LLC and 1,702,128 shares held by KPMG U.K. The address of KPMG LLP is 345 Park Avenue, New York, NY 10017, the address of KPMG Consulting, LLC is 500 East Middlefield Road, Mountain View, California 94043, and the address of KPMG U.K. is 8 Salisbury Square, London, England EC44 8BB.

(6) Excludes 39,736 shares held by relatives of Mr. Musallam, as to which Mr. Musallam disclaims beneficial ownership.

(7) Excludes 770,724 shares held by relatives of Mr. Zimmerman, as to which Mr. Zimmerman disclaims beneficial ownership.

(8) Excludes 225,835 shares held by relatives of Mr. Nachtigal, as to which Mr. Nachtigal disclaims beneficial ownership.

(9) Consists of 22,500 shares of common stock subject to options exercisable within 60 days of March 31, 2000.

(10) Includes (i) 607,500 shares of common stock subject to options exercisable within 60 days of March 31, 2000 and (ii) 539,283 shares of restricted stock received upon exercise of options prior to vesting, none of which shall vest within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    Our amended and restated certificate of incorporation authorizes the
issuance of up to       shares of common stock, par value $.001 per share,
      shares of non-voting common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. The rights and preferences of the preferred stock may be established from time to time by our board of directors.

    As of March 31, 2000,

(1) 71,944,700 shares of common stock were issued and outstanding,

(2) approximately 99,800 shares of our Series A preferred stock were issued and outstanding,

(3) approximately 413,900 shares of our Series C convertible preferred stock were issued and outstanding, and

(4) approximately 851,060 shares of our Series D convertible preferred stock were issued and outstanding.

    Upon the closing of this offering,

(1) all outstanding shares of Series A preferred stock will be redeemed for shares of non-voting common stock,

(2) all outstanding shares of Series C convertible preferred stock will be converted into 2,483,442 shares of non-voting common stock, and

(3) all outstanding shares of Series D convertible preferred stock will be converted into 5,106,384 shares of common stock.

    As of March 31, 2000, we also had convertible notes outstanding that are convertible into 12,201,282 shares of our common stock at the option of the holder of the notes. As of March 31, 2000, we had 129 stockholders of record.

COMMON STOCK AND NON-VOTING COMMON STOCK

    Except with respect to voting and conversion, shares of common stock and non-voting common stock are identical. Shares of non-voting common stock will automatically convert to common stock at such time as they cease to be beneficially owned by any entity affiliated with Morgan Stanley Dean Witter. In addition,

(1) for so long as Morgan Stanley Dean Witter or any of its affiliates has a director on our board, any common stock it acquires pursuant to market-making activities will automatically convert to non-voting common stock and will again convert to common stock upon its disposition; and

(2) for so long as Morgan Stanley Dean Witter or any of its affiliates does not own in excess of 4.9% of our outstanding common stock, Morgan Stanley Dean Witter may, at its option, elect to convert shares of non-voting common stock into voting common stock such that the total amount of common stock beneficially owned by Morgan Stanley Dean Witter or any of its affiliates does not exceed 4.9% of the outstanding shares of our common stock.

    VOTING RIGHTS

    The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. After the closing of this offering, there will be no shares of preferred stock outstanding.

    Holders of our non-voting common stock have no voting rights except to the extent required by applicable law.

    DIVIDENDS

    Holders of common stock and non-voting common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. Dividends consisting of shares of non-voting common stock may be paid to holders of shares of non-voting common stock.

    OTHER RIGHTS

    On liquidation, dissolution or winding up of ThruPoint, all holders of common stock and non-voting common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

    Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. We have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of ThruPoint or the removal of existing management.

REGISTRATION RIGHTS

    After this offering, holders of       shares of our common stock, including
shares issuable upon the conversion of outstanding notes, and       shares of
our non-voting common stock, or their permitted transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between us and Cisco Systems, certain investment funds affiliated with Morgan Stanley Dean Witter, certain affiliates of KPMG Consulting and Merritt Lutz, the previous chairman of our board of directors. If we propose to register any of our securities under the Securities Act for our own account or the account of other security holders exercising registration rights, holders of registrable securities are entitled to notice of the registration and to include their shares in the registration, provided, among other conditions, that the underwriters of any offering have the right to limit the number of shares included in the registration. These registration rights have been waived in connection with this offering. In addition, beginning August 20, 2001, we may be required to prepare and file a registration statement under the Securities Act at our expense if requested to do so by the holders of the registrable securities, provided that the requested registration meets certain share number or anticipated offering price minimums. We are required to use or best efforts to effect such registration, subject to certain conditions and limitations. We are not obligated to effect more than five of these shareholder-initiated registrations.

Further, the holders of the registrable securities may require us to file an unlimited number of registration statements on Form S-3, subject to certain conditions and limitations.

    We are required to bear substantially all of the expenses incurred in connection with any of the registrations described above, other than underwriting discounts and commissions. Registration of any of the shares of common stock held by stockholders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act immediately after effectiveness of the registration.

ANTI-TAKEOVER EFFECTS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
  AND BY-LAWS

    A number of provisions of our amended and restated certificate of incorporation and amended and restated By-laws which will be effective upon completion of this offering concern matters of corporate governance and the rights of stockholders. These provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which stockholders may deem to be in their best interests. These provisions, together with our classified board of directors, also could delay or frustrate the removal of incumbent directors even if the removal of incumbent directors would be beneficial to our stockholders. Our board of directors believes that these provisions are appropriate to protect the interests of ThruPoint and of our stockholders.

    CLASSIFIED BOARD OF DIRECTORS

    Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT

    Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, a majority of the board of directors or the chief executive officer.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR
     NOMINATIONS

    Our amended and restated by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. In general, a stockholder's notice of a director nomination or proposal will be timely if delivered to the secretary of ThruPoint at our principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting. These provisions may preclude stockholders from bringing matters before an annual meeting or from making nominations for directors at these meetings.

    DIRECTOR VACANCIES AND REMOVAL

    Our amended and restated certificate of incorporation provides that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. Our amended and restated certificate of incorporation also provides that directors may be removed from office only with cause and only by the affirmative vote of holders of two-thirds of the shares then entitled to vote at an election of directors.

    AMENDMENTS OF CERTIFICATE OF INCORPORATION AND BY-LAWS

    Our amended and restated certificate of incorporation and amended and restated by-laws impose supermajority vote requirements in connection with the amendment of some provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including those provisions relating to the classified board of directors and the ability of stockholders to call special meetings.

    AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    SHAREHOLDER RIGHTS PLAN

    We intend to adopt a shareholder rights plan to help ensure that our stockholders receive fair and equal treatment in the event of any proposed acquisition of ThruPoint. The rights plan may delay, deter or prevent a change of control of ThruPoint and, therefore, could adversely affect our stockholders' ability to realize a premium over the then-prevailing market price for our common stock in connection with such a transaction.

    Upon adoption of the rights plan, our board of directors will declare a dividend distribution of one voting preferred share purchase right for each outstanding share of common stock and one non-voting preferred share purchase right for each outstanding share of non-voting common stock. The dividend is payable to stockholders of record immediately prior to the completion of this offering, which is the record date for this distribution. Each voting preferred share purchase right entitles the registered holder to purchase from ThruPoint one one-thousandth of a share of Series E preferred stock, par value $.01 per share and each non-voting preferred share purchase right entitles the registered holder to purchase from ThruPoint one one-thousandth of a share of Series F
preferred stock, par value $.01 per share, each at a price of $      per one
one-thousandth of a share of preferred stock, subject to adjustment. The description and terms of the voting preferred share purchase rights and non-voting preferred share purchase rights are set forth in a rights agreement
between us and       , as rights agent.

    Initially, the rights will be attached to common stock and non-voting common stock certificates and no separate rights certificates will be issued. Separate certificates evidencing the rights will be mailed to holders of record of the common stock and non-voting common stock as of the close of business on the earlier to occur of (1) a public announcement that an acquiring person has acquired beneficial ownership of 20% or more of our outstanding common stock or
(2) such date as may be determined by action of our board of directors following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock. The earlier of these two dates is referred to as the "Distribution Date". Prior to the time that a person would otherwise become an acquiring person, however, our board of directors may determine that the person shall not be an acquiring person for purposes of the rights agreement.

    The definition of an acquiring person includes a person or group of affiliated or associated persons that beneficially owns 20% or more of our outstanding common stock.

    The rights agreement provides that, until the Distribution Date, or earlier redemption or expiration of the rights, (1) the rights will be transferred with and only with the certificates for common stock or non-voting common stock,
(2) new common stock or non-voting common stock certificates issued after the record date upon transfer or new issuance of common stock or non-voting common stock will contain a notation incorporating the rights agreement by reference and (3) the surrender for transfer of any certificates for common stock or non-voting common stock outstanding as of the record date will also constitute the transfer of the rights associated with the common stock or non-voting common stock represented by such certificate.

    The rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the effective date of the rights agreement, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by us.

    If a person or group becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, common stock, in the case of voting rights, or non-voting common stock, in the case of non-voting rights, having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the existence of an acquiring person, all rights that are, or were, beneficially owned by any acquiring person will be null and void.

    In the event that ThruPoint is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

    At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person or group which will have become void, in whole or in part, at an exchange ratio of one share of common stock, one share of non-voting common stock or one one-thousandth of a share of preferred stock, as the case may be, per right, subject to adjustment.

    At any time prior to the existence of an acquiring person, our board of directors may redeem the rights, in whole but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at the time, on the basis and with any conditions as our board of directors, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

    The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that from and after the existence of an acquiring person no such amendment may adversely affect the interests of the holders of the rights, other than the acquiring person.

    The number of outstanding rights and the number of one one-thousandths of a share of preferred stock issuable upon exercise of each right are subject to adjustment under certain circumstances.

    Until a right is exercised, the holder the right will have no rights as a stockholder of ThruPoint by virtue of holding rights.

    NEW YORK ANTI-TAKEOVER STATUTE

    We are subject to the business combination provisions of Section 912 of the New York Business Corporation Law and expect to continue to be so subject if and for so long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. Section 912 provides, with certain exceptions, that a New York corporation may not engage in a business combination (e.g., merger, consolidation, recapitalization or disposition of stock) with any "interested shareholder" for a period of five years from the date that such person first became an interested shareholder unless:

    - the transaction resulting in a person becoming an interested shareholder was approved by the board of directors of the corporation prior to that person becoming an interested shareholder;

    - the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder;

    - the business combination is approved by the disinterested shareholders at a meeting called no earlier than five years after date that the interested shareholder became an interested shareholder; or

    - the business combination meets certain valuation requirements for the capital stock of the New York corporation.

    An interested shareholder is defined as any person that is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation or is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder.

    This statute could prohibit or delay the accomplishment of mergers, tender offers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. These provisions are likely to impose greater restrictions on new, unaffiliated shareholders than on our existing shareholders who will continue to own a majority of our outstanding common stock after this offering.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock will be             ,
New York, New York.

LISTING

    We intend to file an application to list our common stock on the Nasdaq National Market under the trading symbol "THRU."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares of our common stock will be available for resale shortly after this offering due to existing contractual and legal restrictions on sale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. Such sales may adversely affect the then prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have             shares of common
stock outstanding, assuming no exercise of options and warrants outstanding as
of       , 2000, and the conversion of all outstanding shares of preferred
stock. Of these shares, the       shares sold in this offering will be freely
transferable without restriction or further registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock existing are "restricted shares" as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in public market as follows:

NUMBER OF SHARES                                                   DATE
----------------                               ---------------------------------------------
               ..............................  On the date of this prospectus.
               ..............................  After 90 days from the date of this prospectus.
               ..............................  After 180 days from the date of this prospectus. (subject, in some cases, to
                                               volume limitations).
               ..............................  At various times after 180 days from the date of this prospectus (subject, in some cases,
                                               to volume limitations).

LOCK-UP AGREEMENTS

    ThruPoint, our directors and executive officers and certain of our stockholders have each agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, subject to limited exceptions. Morgan Stanley & Co. Incorporated, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this offering, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common
stock which will equal about       shares immediately after this offering, or
the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person, or persons whose shares are aggregated who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us, or any affiliate, at least two years previously, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

RULE 701

    Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors or officers prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, under written compensatory benefit plans or written contracts relating to the compensation of these persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of the options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its minimum holding period requirements.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of       shares of common
stock and the holders of 12,201,282 shares of common stock issuable upon the conversion of our outstanding convertible notes, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Capital Stock--Registration Rights" for a more complete description of these registration rights.

STOCK OPTIONS

    As of March 31, 2000, options to purchase a total of 18,747,598 shares of common stock under our stock option plans were outstanding and 1,812,172 were
exercisable.       of the shares subject to options are subject to lockup
agreements. An additional 35,482,794 shares of common stock were available for future option grants under our stock plans.

    Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock option plans. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of the prospectus, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described above.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Thomas Weisel Partners LLC are acting as representatives, have severally agreed to purchase and we have agreed to sell to them severally, the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                                NUMBER OF
NAME                                                             SHARES
----                                                          -------------
Morgan Stanley & Co. Incorporated...........................
Lehman Brothers Inc.........................................
Thomas Weisel Partners LLC..................................

                                                              -------------
  Total.....................................................
                                                              =============

    The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of various legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, except those shares covered by the over-allotment option described below, if any shares are taken.

    The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to dealers at a price that represents a concession not in excess of $ per share under the public offering price. Any underwriter may allow, and these dealers may reallow, a concession not in excess of $ per share to other underwriters or to other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

    We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to an aggregate of       additional
shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriters exercise the over-allotment option in full, the total
price to the public would be $      , the total underwriting discounts and
commissions would be $      and the total proceeds to ThruPoint would be
$      .

    The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

    At our request, the underwriters have reserved up to       of the shares of
common stock offered by this prospectus for sale at the initial public offering price to some of our directors, officers, employees, business associates and related persons of ThruPoint. The number of shares available for sale to the general public will be reduced to the extent that these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

    ThruPoint intends to file an application for the common stock to be quoted on the Nasdaq National Market under the symbol "THRU."

    ThruPoint, our directors and executive officers and certain of our stockholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, he, she or it will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

    The restrictions described in the immediately preceding paragraph do not apply to:

    - the sale of shares of common stock to the underwriters;

    - the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus;

    - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; and

    - issuances of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans in existence on the date of this prospectus.

    In addition, our officers, directors and stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, none of such persons will, during the period ending
180 days after the date of the prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    ThruPoint and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    Upon consummation of the offering, affiliates of Morgan Stanley & Co.
Incorporated will own   % of our capital stock (  % of common stock and   % of
non-voting common stock) on a fully-
diluted basis ( % if the over-allotment option granted to the underwriters is exercised in full). Currently, Morgan Stanley Venture Partners III, an affiliate of Morgan Stanley & Co. Incorporated, has designated one member of our board of directors.

    Due to the fact that one of the representatives of the underwriters was organized within the last three years, we are providing you the following information. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as lead or co-manager of, or as a syndicate member in, numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

    - our future prospects and the future prospects of our industry in general;

    - the experience of our management;

    - our revenue, earnings and other financial and operating information in recent periods; and

    - the price-earnings ratios, price-revenue ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

    The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the common stock offered will be passed upon for us by Dewey Ballantine LLP, New York, New York. Various legal matters in connection with this offering will be passed upon for ThruPoint by Wollmuth Maher & Deutsch LLP, New York, New York. An attorney at Wollmuth Maher & Deutsch holds 3,402 shares of our common stock. Various legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                             CHANGE IN ACCOUNTANTS

    ThruPoint, with the approval of its board of directors, on January 13, 1999 changed its independent auditors from Rothstein, Kass & Company, P.C. to
Ernst & Young LLP. Ernst & Young LLP's report on the financial statements of ThruPoint, Inc., dated March 24, 2000, except for Note 2--Stock Split, as to
which the date is April   , 2000, for the fiscal years ended December 31, 1999
and 1998, and the financial statements for the year ended December 31, 1997 reported on by Rothstein, Kass & Company, P.C., that are included in this prospectus were not qualified or modified as to uncertainty, audit scope, or accounting principles. During Rothstein, Kass & Company, P.C.'s appointment as independent auditors, there was no disagreement on any matter of accounting principles or practices, financial statements disclosure or auditing scope of procedure which if not resolved to Rothstein, Kass & Company, P.C.'s satisfaction would have caused Rothstein, Kass & Company, P.C. to make reference to the subject matter of disagreement in connection with Rothstein, Kass & Company, P.C.'s report on the financial statements for the year indicated above.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1998 and 1999, and for the years then ended, as set forth in their reports. We have included our consolidated financial statements and schedule at December 31, 1998, and 1999, and for the years then ended in this prospectus in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

    Rothstein, Kass & Company, P.C., independent auditors, has audited our statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1997, as set forth in their report. We have included our statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1997 in this prospectus in reliance on Rothstein, Kass & Company, P.C.'s report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each case to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by reference to the exhibit.

    When we complete this offering, we will be required to file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read our filings, including the registration statement, without charge at the Commission's principal office in Washington, D.C. and obtain copies of these documents, upon payment of certain fees, from the Commission's Public Reference Room at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's regional offices in New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's World Wide Web address is www.sec.gov.

                                THRUPOINT, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                    CONTENTS

Report of Independent Auditors (Ernst & Young LLP)..........    F-2
Report of Independent Auditors (Rothstein, Kass & Company,
  P.C.).....................................................    F-3

Consolidated Balance Sheets.................................    F-4
Consolidated Statements of Operations.......................    F-5
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit).................................................    F-6
Consolidated Statements of Cash Flows.......................    F-7
Notes to Consolidated Financial Statements..................    F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
ThruPoint, Inc.

    We have audited the accompanying consolidated balance sheets of ThruPoint, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ThruPoint, Inc. and subsidiary at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

New York, New York
March 24, 2000, except for
  Note 2--Stock Splits, as to
  which the date is April   , 2000

--------------------------------------------------------------------------------

    The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 2--Stock Splits to the consolidated financial statements.

                                          /s/ Ernst & Young LLP

New York, New York
April 19, 2000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
ThruPoint, Inc. (formerly Total Network Solutions, Inc.)

    We have audited the accompanying statements of operations, changes in stockholders' equity and cash flows of ThruPoint, Inc. (formerly Total Network Solutions, Inc.) for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of ThruPoint, Inc. (formerly Total Network Solutions, Inc.) for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Roseland, New Jersey
  March 23, 1998, except for Note 2--
  Stock Splits which is as of
  April   , 2000

--------------------------------------------------------------------------------

    The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 2--Stock Splits to the consolidated financial statements.

                                      /s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
April 19, 2000

                                THRUPOINT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,          PRO FORMA
                                                              ------------------------   DECEMBER 31,
                                                                 1998         1999           1999
                                                              ----------   -----------   ------------
                                                                                         (UNAUDITED)
Assets
Current assets:
  Cash and cash equivalents.................................  $3,372,000   $11,056,000   $11,056,000
  Accounts receivable, less allowance for doubtful accounts
    of $50,000 in 1998 and $328,000 in 1999.................   3,273,000     6,628,000     6,628,000
  Prepaid expenses and other current assets.................      89,000       292,000       292,000
                                                              ----------   -----------   -----------
Total current assets........................................   6,734,000    17,976,000    17,976,000
Fixed assets, net of accumulated depreciation and
  amortization of $113,000 in 1998 and $858,000 in 1999.....     810,000     2,823,000     2,823,000
Other assets................................................     119,000       383,000       383,000
                                                              ----------   -----------   -----------
                                                              $7,663,000   $21,182,000   $21,182,000
                                                              ==========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  674,000   $ 1,468,000   $ 1,468,000
  Accrued expenses..........................................     708,000     1,773,000     1,773,000
  Obligations under capital leases, current.................      15,000        17,000        17,000
  Deferred income taxes.....................................     114,000            --            --
  Loan from stockholder.....................................     100,000            --            --
  Other current liabilities.................................      27,000        55,000        55,000
                                                              ----------   -----------   -----------
Total current liabilities...................................   1,638,000     3,313,000     3,313,000
Deferred income taxes.......................................     463,000            --            --
Obligations under capital leases, less current maturities...      49,000        31,000        31,000
Convertible notes payable--related party....................          --    16,589,000    16,589,000
Series A Senior Redeemable Preferred Stock; $.001 par value;
  170,000 shares designated; 49,848 shares issued and
  outstanding in 1998; 99,804 shares issued and outstanding
  in 1999; and no shares issued and outstanding on a pro
  forma basis (aggregate liquidation preference $10,050,000)   3,198,000     7,468,000            --
Stockholders' equity (deficit):
  Preferred stock; 5,000,000 shares authorized
    Series B Convertible Preferred Stock; $.001 par value;
      1,620,700 shares designated; no shares issued and
      outstanding...........................................          --            --            --
    Series C Convertible Preferred Stock; $.001 par value;
      1,650,000 shares designated; no shares issued and
      outstanding in 1998; 165,563 shares issued and
      outstanding in 1999; and no shares issued and
      outstanding on a pro forma basis (aggregate
      liquidation preference $2,000,000)....................          --            --            --
  Common stock; $.001 par value; 150,000,000 shares
    authorized, 66,058,920 shares issued and outstanding in
    1998; 76,371,375 shares issued and 71,871,375
    outstanding in 1999; and             shares issued and
    outstanding on a pro forma basis........................      66,000        76,000
  Additional paid-in capital................................   1,716,000     7,299,000
  Retained earnings (accumulated deficit)...................     533,000    (7,151,000)   (7,151,000)
  Deferred compensation.....................................          --        (4,000)       (4,000)
  Treasury stock, at cost (4,500,000 shares of common
    stock)..................................................          --    (4,416,000)   (4,416,000)
  Notes receivable--related parties.........................          --    (2,034,000)   (2,034,000)
  Accumulated other comprehensive income....................          --        11,000        11,000
                                                              ----------   -----------   -----------
Total stockholders' equity (deficit)........................   2,315,000    (6,219,000)    1,249,000
                                                              ----------   -----------   -----------
                                                              $7,663,000   $21,182,000   $21,182,000
                                                              ==========   ===========   ===========

                            SEE ACCOMPANYING NOTES.

                                THRUPOINT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1997         1998          1999
                                                         ----------   -----------   -----------
Revenues...............................................  $4,498,000   $10,315,000   $26,716,000
Cost of revenues.......................................   2,115,000     6,047,000    15,778,000
                                                         ----------   -----------   -----------
Gross profit...........................................   2,383,000     4,268,000    10,938,000

Sales and marketing expenses...........................     449,000       796,000     3,359,000
General and administrative expenses....................   1,338,000     3,310,000    14,245,000
Depreciation and amortization..........................      40,000        67,000       749,000
Non-cash compensation..................................          --            --        47,000
                                                         ----------   -----------   -----------
Operating income (loss)................................     556,000        95,000    (7,462,000)
Interest income........................................      10,000        40,000       136,000
Interest expense.......................................      (2,000)       (8,000)      (49,000)
                                                         ----------   -----------   -----------
Income (loss) before provision (benefit) for income
  taxes................................................     564,000       127,000    (7,375,000)

Provision (benefit) for income taxes...................     326,000        80,000      (557,000)
                                                         ----------   -----------   -----------
Net income (loss)......................................     238,000        47,000    (6,818,000)
Preferred stock dividend and accretion.................           -       103,000       866,000
                                                         ----------   -----------   -----------
Net income (loss) applicable to common stockholders....  $  238,000   $   (56,000)  $(7,684,000)
                                                         ==========   ===========   ===========
Historical basic and diluted net income (loss) per
  common share applicable to common stockholders.......  $     0.00   $     (0.00)  $     (0.11)
                                                         ==========   ===========   ===========
Historical number of shares used in computing basic and
  diluted net loss per common share applicable to
  common stockholders..................................  53,998,920    58,521,420    72,511,404
                                                         ==========   ===========   ===========
Pro forma basic and diluted net loss per common share
  applicable to common stockholders....................                             $
                                                                                    ===========
Number of shares used in computing pro forma basic and
  diluted net loss per common share applicable to
  common stockholders..................................
                                                                                    ===========

                            SEE ACCOMPANYING NOTES.

                                THRUPOINT, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                SERIES B                SERIES C
                               CONVERTIBLE             CONVERTIBLE                                                  RETAINED
                             PREFERRED STOCK         PREFERRED STOCK           COMMON STOCK         ADDITIONAL      EARNINGS
                          ---------------------   ---------------------   -----------------------     PAID-IN     (ACCUMULATED
                            SHARES      AMOUNT     SHARES      AMOUNT       SHARES       AMOUNT       CAPITAL       DEFICIT)
                          ----------   --------   --------   ----------   -----------   ---------   -----------   ------------
Balance at December 31,
  1996..................           -   $     --         -    $        -    53,998,920   $  54,000   $   (36,000)  $   351,000
Net income..............           -          -         -             -            --          --            --       238,000
                          ----------   --------   -------    ----------   -----------   ---------   -----------   -----------
Balance at December 31,
  1997..................          --         --        --            --    53,998,920      54,000       (36,000)      589,000
Issuance of preferred
  and common
  stock--August.........          --         --        --            --    12,060,000      12,000     1,918,000            --
Stock issuance costs....          --         --        --            --            --          --      (166,000)           --
Preferred stock
  dividends and
  accretion.............          --         --        --            --            --          --            --      (103,000)
Net income..............          --         --        --            --            --          --            --        47,000
                          ----------   --------   -------    ----------   -----------   ---------   -----------   -----------
Balance at December 31,
  1998..................          --         --        --            --    66,058,920      66,000     1,716,000       533,000
Issuance of preferred
  and common
  stock--April..........          --         --        --            --     8,813,172       9,000     1,604,000            --
Issuance of preferred
  stock--May............   1,077,026      1,000        --            --            --          --     3,172,000            --
Issuance of preferred
  stock--December.......          --         --   165,563            --            --          --     2,000,000            --
Exchange of preferred
  and common stock--
  December..............  (1,077,026)    (1,000)       --            --            --          --    (3,172,000)           --
Exercise of stock
  options...............          --         --        --            --     1,499,283       1,000     2,084,000            --
Amortization of deferred
  compensation..........          --         --        --            --            --          --            --            --
Stock issuance costs....          --         --        --            --            --          --      (113,000)           --
Preferred stock
  dividends and
  accretion                       --         --        --            --            --          --         8,000      (866,000)
Comprehensive loss:
Net loss................          --         --        --            --            --          --            --    (6,818,000)
Translation
  adjustment............          --         --        --            --            --          --            --            --
  Comprehensive loss....
                          ----------   --------   -------    ----------   -----------   ---------   -----------   -----------
Balance at December 31,
  1999..................          --   $     --   165,563    $       --    76,371,375   $  76,000   $ 7,299,000   $(7,151,000)
                          ==========   ========   =======    ==========   ===========   =========   ===========   ===========


                                                                                     ACCUMULATED
                                               TREASURY STOCK                           OTHER
                            DEFERRED      -------------------------      NOTES      COMPREHENSIVE
                          COMPENSATION      SHARES        AMOUNT      RECEIVABLE        INCOME          TOTAL
                          -------------   -----------   -----------   -----------   --------------   -----------
Balance at December 31,
  1996..................     $    --                -   $        --   $        --      $    --       $   369,000
Net income..............          --               --            --            --           --           238,000
                             -------      -----------   -----------   -----------      -------       -----------
Balance at December 31,
  1997..................          --               --            --            --           --           607,000
Issuance of preferred
  and common
  stock--August.........          --               --            --            --           --         1,930,000
Stock issuance costs....          --               --            --            --           --          (166,000)
Preferred stock
  dividends and
  accretion.............          --               --            --            --           --          (103,000)
Net income..............          --               --            --            --           --            47,000
                             -------      -----------   -----------   -----------      -------       -----------
Balance at December 31,
  1998..................          --               --            --            --           --         2,315,000
Issuance of preferred
  and common
  stock--April..........          --               --            --            --           --         1,613,000
Issuance of preferred
  stock--May............          --               --            --            --           --         3,173,000
Issuance of preferred
  stock--December.......          --               --            --            --           --         2,000,000
Exchange of preferred
  and common stock--
  December..............          --       (4,500,000)   (4,416,000)           --           --        (7,589,000)
Exercise of stock
  options...............      (6,000)              --            --    (2,034,000)          --            45,000
Amortization of deferred
  compensation..........       2,000               --            --            --           --             2,000
Stock issuance costs....          --               --            --            --           --          (113,000)
Preferred stock
  dividends and
  accretion                       --               --            --            --           --          (858,000)
Comprehensive loss:
Net loss................          --               --            --            --           --        (6,818,000)
Translation
  adjustment............          --               --            --            --       11,000            11,000
  Comprehensive loss....                                                                              (6,807,000)
                             -------      -----------   -----------   -----------      -------       -----------
Balance at December 31,
  1999..................     $(4,000)      (4,500,000)  $(4,416,000)  $(2,034,000)     $11,000       $(6,219,000)
                             =======      ===========   ===========   ===========      =======       ===========

                            SEE ACCOMPANYING NOTES.

                                THRUPOINT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1997        1998          1999
                                                           --------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)........................................  $238,000   $    47,000   $(6,818,000)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Depreciation and amortization........................    40,000        67,000       749,000
    Provision for bad debts..............................    25,000        25,000       278,000
    Provision for deferred income taxes..................   255,000        87,000      (577,000)
    Non-cash compensation................................        --            --        47,000
    Changes in assets and liabilities:
      Accounts receivable................................  (549,000)   (1,861,000)   (3,624,000)
      Prepaid expenses and other current assets..........   (27,000)      (46,000)     (203,000)
      Accounts payable...................................    57,000       617,000       794,000
      Accrued expenses...................................    49,000       324,000     1,065,000
      Other current liabilities..........................        --        27,000        28,000
                                                           --------   -----------   -----------
Net cash provided by (used in) operating activities......    88,000      (713,000)   (8,261,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets................................   (84,000)     (732,000)   (2,762,000)
Increase in other assets.................................        --       (95,000)     (264,000)
Loans to stockholders....................................        --       (35,000)           --
                                                           --------   -----------   -----------
Net cash used in investing activities....................   (84,000)     (862,000)   (3,026,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (repayment of) stockholder loans...........        --       100,000      (100,000)
Proceeds from issuance of convertible note payable.......        --            --     9,000,000
Proceeds from issuance of common stock and Series A
  Senior Redeemable Preferred Stock......................        --     5,025,000     5,025,000
Proceeds from issuance of Series B Convertible Preferred
  Stock..................................................        --            --     3,173,000
Proceeds from issuance of Series C Convertible Preferred
  Stock..................................................        --            --     2,000,000
Stock issuance costs paid................................        --      (166,000)     (113,000)
Principal payments on obligations under capital leases...    (4,000)      (14,000)      (16,000)
                                                           --------   -----------   -----------
Net cash (used in) provided by financing activities......    (4,000)    4,945,000    18,969,000
Effect of exchange rate changes on cash and cash
  equivalents............................................        --            --         2,000
                                                           --------   -----------   -----------
(Decrease) increase in cash and cash equivalents.........        --     3,370,000     7,684,000
Cash and cash equivalents at beginning of year...........     2,000         2,000     3,372,000
                                                           --------   -----------   -----------
Cash and cash equivalents at end of year.................  $  2,000   $ 3,372,000   $11,056,000
                                                           ========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest...............................................  $  2,000   $     8,000   $     8,000
  Income taxes...........................................  $  2,000   $   110,000   $    21,000
Exchange of Series B Convertible Preferred Stock and
  common stock for convertible notes payable.............  $     --   $        --   $ 7,589,000
Fixed assets acquired under capital leases...............  $ 82,000   $        --   $        --

                            SEE ACCOMPANYING NOTES.

                                THRUPOINT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1. ORGANIZATION AND BUSINESS

    ThruPoint, Inc., formerly Total Network Solutions, Inc., and its subsidiary (collectively, the "Company") provides advanced internetworking solutions and services to help its clients design, deploy and manage their networks. The Company's clients at December 31, 1999 are primarily large, global corporations or companies providing services to such organizations located throughout the United States and the United Kingdom. At December 31, 1999, the Company's principal offices were located in New York City and additional regional offices were located in various other states and London, England.

2. SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

    The consolidated financial statements include the accounts of ThruPoint, Inc. and its wholly-owned subsidiary, Nevolutions UK, Ltd., after elimination of all intercompany accounts and transactions.

INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA BALANCE SHEET (UNAUDITED)

    In February 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). In conjunction with a qualified IPO, as defined, all outstanding shares of Series A Senior Redeemable Preferred Stock will be mandatorily redeemed at $100 per share in shares of common stock valued at the offering price in the IPO and each outstanding share of Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (see Note 15) will automatically convert into six shares of common stock. Accordingly, the effect of the redemption and conversions has been reflected in the accompanying unaudited pro forma balance sheet as if they had occurred as of December 31, 1999.

STOCK SPLITS

    In December 1999, the Company effected a three-for-one stock split of its
common stock. In             , 2000, the Company effected a reverse stock split
whereby each share of common stock outstanding was exchanged for   shares of
common stock. All outstanding share amounts in the accompanying consolidated financial statements have been adjusted to reflect the aforementioned stock splits.

FOREIGN CURRENCY TRANSLATION

    Balance sheet accounts of the Company's United Kingdom subsidiary are translated using the year-end exchange rates. Statement of operations accounts are translated at monthly average exchange rates. The resulting translation adjustment is recorded as other comprehensive income in stockholders' equity (deficit).

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheet as of December 31, 1999 for cash and cash equivalents, accounts receivable, accounts payable, loans from stockholders and the convertible notes payable approximate their fair values.

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    Revenue from time and materials contracts are recognized during the period in which the related services are provided. Revenue from fixed price contracts is recognized using the percentage-of-completion method whereby revenue and profit are recognized throughout the performance period of the contract. The effects of changes in estimates of contract costs are recorded currently. If estimates of costs indicate a loss, provision is made for the total anticipated loss.

CASH AND CASH EQUIVALENTS

    The Company considers all financial instruments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable arising from its normal course of business activities. The Company places its cash and cash equivalents with high credit quality financial institutions. At
December 31, 1998 and 1999, cash and cash equivalents were held at two and four such financial institutions, respectively.

    The Company believes that its credit risk regarding accounts receivable is limited due to the credit worthiness of its customer base. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts, where appropriate and, as a consequence, believes that its accounts receivable credit risk exposure is limited.

FIXED ASSETS

    Fixed assets are stated at cost. Depreciation of office and computer equipment is calculated on the straight-line method over the estimated useful lives of the assets of three years. Depreciation of furniture and fixtures is calculated on the straight-line method over the estimated useful lives of the assets of five years. Property and equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement mandates the liability method of accounting for income taxes, and requires that deferred tax assets and liabilities are recorded using currently enacted tax rates, based upon the difference between the tax basis of assets and liabilities and their carrying amounts for financial statement purposes.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RESEARCH AND DEVELOPMENT EXPENSES

    Research and development costs are charged to expense when incurred. Research and development costs were $923,000 for the year ended December 31, 1999 and immaterial for the years ended December 31, 1997 and 1998.

STOCK-BASED COMPENSATION

    SFAS No. 123, "Accounting for Stock-Based Compensation," prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the fair value method or (ii) using accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations with pro forma disclosure of what net income (loss) would have been had the Company adopted the fair value method. The Company accounts for its stock-based compensation plans in accordance with the provisions of APB 25.

NET INCOME (LOSS) PER SHARE

    The Company calculates net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic net income (loss) per share applicable to common stockholders is computed by dividing net income
(loss) for the period by the weighted average number of common shares outstanding. Convertible preferred stock and options issued by the Company were anti-dilutive and, therefore, were excluded from the calculation of diluted net income (loss) per share.

COMPREHENSIVE INCOME

    The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires foreign currency translation adjustments to be included in other comprehensive income.

SEGMENT INFORMATION

    The Company discloses information regarding segments in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting of financial information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports. The disclosure of segment information was not required as the Company operates in only one business segment.

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    As of and for the years ended December 31, 1997, 1998 and 1999, substantially all of the Company's assets were located in the U.S. and the Company derived substantially all of its revenues from customers located in the U.S.

3. FIXED ASSETS

    Fixed assets consists of the following:

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1998        1999
                                                        --------   ----------
Office equipment and fixtures.........................  $115,000   $  668,000
Computer equipment....................................   248,000    1,293,000
Leasehold improvements................................     6,000      553,000
Construction in process...............................   554,000      128,000
Lab equipment costs...................................        --    1,043,000
                                                        --------   ----------
                                                         923,000    3,685,000
Less accumulated depreciation and amortization........   113,000      862,000
                                                        --------   ----------
                                                        $810,000   $2,823,000
                                                        ========   ==========

    Fixed assets include assets under capitalized lease obligations with a cost of $82,000 and accumulated amortization of $14,000 and $32,000 as of December 31, 1998 and 1999, respectively.

4. STOCKHOLDERS' EQUITY (DEFICIT)

    The Company is authorized to issue up to 150,000,000 shares of $0.001 par value common stock as well as up to 5,000,000 shares of $0.001 par value preferred stock. As of December 31, 1999, the Company's board of directors had designated 170,000 shares of the preferred stock as Series A Senior Redeemable Preferred Stock ("Series A Preferred Stock"), 1,620,700 shares as Series B Convertible Preferred Stock ("Series B Preferred Stock") and 1,650,000 shares as Series C Convertible Preferred Stock ("Series C Preferred Stock").

    In August 1998, the Company entered into a Series A Senior Redeemable Preferred Stock and Common Stock Purchase Agreement (the "Agreement") with Morgan Stanley Venture Partners ("MSVP") whereby the Company issued 49,848 shares of Series A Preferred Stock and 12,060,000 shares of common stock for $5,025,000 (the "First Closing"). The Agreement also provided that the Company would issue an additional 49,956 shares of preferred stock and 8,813,172 shares of common stock for $5,025,000 on the satisfaction of certain conditions as set forth in the Agreement (the "Second Closing"). In April 1999, the Company consummated the Second Closing. Of the proceeds received in August 1998, $3,095,000 was allocated to the Series A Preferred Stock. Of the proceeds received in April 1999, $3,412,000 was allocated to the Series A Preferred Stock. Such amounts were determined by discounting the amount at which the Company may redeem the Series A Preferred Stock at the latest date possible, without incurring dividends, using a 10% annual compounded rate. The Series A Preferred Stock is being accreted up to a total redemption amount of $9,980,400.

    In May 1999, the Company issued 1,077,026 shares of Series B Preferred Stock to Cisco Systems, Inc. ("Cisco") for $3,173,000.

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

4. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

    In December 1999, the Company exchanged all of the issued and outstanding Series B Preferred Stock as well as 4,500,000 shares of common stock held by Cisco for two convertible notes (the "Series B Note" and the "Common Note", respectively) with principal amounts of $3,173,000 and $4,416,000, respectively. The treasury stock on the accompanying balance sheet reflects the cost of the common stock purchase. The Series B Preferred Stock purchased by the Company was retired. The total principal amount of the two notes equalled the original price paid by Cisco for its Series B Preferred Stock and common stock holdings.

    In December 1999, the Company issued 165,563 shares of Series C Preferred Stock to MSVP for $2,000,000.

    The following are the characteristics of the Company's preferred stocks:

SERIES A PREFERRED STOCK

    The Series A Preferred Stock is entitled to receive cumulative dividends at an annual rate of 10%, compounded annually. No such cumulative dividends shall be declared or become payable or deemed to have been accrued on the Series A Preferred Stock unless such shares are outstanding on June 30, 2003. All accrued dividends on any such shares that are outstanding on June 30, 2003 shall be paid in the form of additional shares of Series A Preferred Stock valued at $100 per share. Subsequent to June 30, 2003, dividends on unredeemed shares of Series A Preferred Stock shall be payable in cash.

    Subject to certain conditions, the Company may redeem shares of Series A Preferred Stock, at its option, at any time, in whole or in part, at a redemption price of $100 per share in cash, or at the option of the holder, in shares of common stock. The value of the common stock shall be the fair market value thereof as determined by the Board of Directors. The Company is required to redeem all outstanding shares of Series A Preferred Stock at the earlier of the effective date of an IPO, or June 30, 2005 at a redemption price of $100 per share together with accrued dividends.

    The Series A Preferred Stock has no voting rights with the exception of matters related to (1) the creation or increase in the authorized amounts of additional classes or series of shares of capital stock, (2) the liquidation, dissolution, winding up, or sale of substantially all of the assets of the Company, (3) the amendment, alteration or repeal of the Company's certificate of incorporation or bylaws, (4) the entering into of any agreement that would restrict the payment of dividends on Series A Preferred Stock or the redemption of Series A Preferred Stock, (5) the merger or consolidation of the Company,
(6) the payment of dividends on or the redemption of junior securities, or
(7) the prepayment or amendment of the Common Note, the Series B Note or the Series C Note.

    In the event of a liquidation of the Company, including (unless otherwise consented to by (1) holders of 75% of the Series A Preferred Stock and
(2) holders of Series B Preferred Stock, Series C Preferred Stock, and portions of the Series B Note and Series C Note representing 75% of the shares of common stock into which such securities are convertible) certain mergers and reorganizations that are deemed to constitute liquidations, holders of shares of Series A Preferred Stock are entitled to preference PARI PASSU with holders of shares of Series B Preferred Stock and Series C Preferred Stock until holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have recovered their purchase price (taking into account any dividend

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

4. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) payments made and, in the case of the Series B Preferred Stock and the Series C Preferred Stock, interest paid on the Series B Note and Series C Note).

SERIES B PREFERRED STOCK

    The Series B Preferred Stock is entitled to receive cumulative dividends at an annual rate of 10%, compounded annually. No such cumulative dividends may be declared or paid or be deemed to have accrued on the Series B Preferred Stock unless (1) such shares are outstanding on June 30, 2003 and (2) one or more shares of Series A Preferred Stock are outstanding on such date. All accrued and payable dividends on any such shares that are outstanding on June 30, 2003 shall be paid in the form of additional shares of Series B Preferred Stock valued at $2.94 per share. Subsequent to June 30, 2003, dividends on outstanding Series B Preferred Stock are payable in cash. In no event shall the aggregate dividends with respect to the Series B Preferred Stock exceed $3,173,000 less the aggregate amount of interest paid on the Series B Note. Subject to certain exceptions, the Company may not pay dividends with respect to the Series B Preferred Stock unless a pro rata dividend is paid simultaneously with respect to the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

    Each share of the Series B Preferred Stock may be converted into three shares of common stock at the discretion of the holder, and automatically convert upon the closing of an IPO of the Company's shares with net proceeds of at least $20,000,000 (a "qualified IPO") or the written consent of holders of at least 67% of the outstanding shares of the Series B Preferred Stock.

    Holders of the Series B Preferred Stock are entitled to vote together with the common stock on an as converted basis with respect to matters submitted to a vote of the common stockholders. The Series B Preferred Stock has separate class voting rights with respect to matters related to the increase in the authorized amounts of Series B Preferred Stock, the sale of any additional Series B Preferred Stock or the entering into of any agreement that would restrict the payment of dividends on Series B Preferred Stock. The Series B Preferred Stock also has the right to vote together with the Series C Preferred Stock and the Series D Preferred Stock as a single class with respect to matters related to
(1) the creation or increase in the authorized amounts of additional classes or series of shares of capital stock (other than junior securities) or the sale of any such securities, (2) the liquidation, dissolution or winding up of the Company, (3) the amendment, alteration or repeal of the Company's certificate of incorporation or bylaws, (4) the redemption or repurchase of the Series A Preferred Stock prior to June 30, 2003, other than in connection with an IPO and
(5) the payment of dividends on or redemption of junior securities.

    In the event of a liquidation of the Company, including (unless otherwise consented to by (1) holders of 75% of the Series A Preferred Stock and
(2) holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and portions of the Series B Note and Series C Note representing 75% of the shares of common stock into which such securities are convertible) certain mergers and reorganizations that are deemed to constitute liquidations, holders of shares of Series B Preferred Stock are entitled to preference PARI PASSU with holders of shares of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock until holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have recovered their purchase price (taking into account any dividend payments made and, in the

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

4. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) case of the Series B Preferred Stock and the Series C Preferred Stock, interest paid on the Series B Note and Series C Note).

    In addition, in the event of any such liquidation, following payment of the liquidation preferences described in the preceding paragraph, holders of shares of Series B Preferred Stock are entitled to preference PARI PASSU with holders of shares of Series C Preferred Stock until holders of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have received additional payments equal to their purchase prices (taking into account, to the extent not already taken into account in determining the payments described in the preceding paragraph, any dividend payments made with respect to the Series B Preferred Stock and the Series C Preferred Stock and any interest payments made with respect to the Series B Note and Series C Note).

SERIES C PREFERRED STOCK

    The Series C Preferred Stock is entitled to receive cumulative dividends at an annual rate of 10%, compounded annually. No such cumulative dividends may be declared or paid or be deemed to have accrued on the Series C Preferred Stock unless (1) such shares are outstanding on June 30, 2003 and (2) one or more shares of Series A Preferred Stock are outstanding on such date. All accrued and payable dividends on any such shares that are outstanding on June 30, 2003 shall be paid in the form of additional shares of Series C Preferred Stock valued at $6.04 per share. Subsequent to June 30, 2003, dividends on unredeemed shares of Series C Preferred Stock are payable in cash. In no event shall the aggregate dividends with respect to the Series C Preferred Stock exceed $9,000,000 less the aggregate amount of interest paid on the Series C Note.

    Each share of the Series C Preferred Stock may be converted into six shares of common stock at the discretion of the holder, and shall automatically be converted upon a qualified IPO or with the written consent of holders of at least 67% of the outstanding shares of the Series C Preferred Stock.

    The Series C Preferred Stock has voting rights only to the extent that outstanding amounts under the Series C Note have been converted into in excess of 2,483,442 shares of common stock. Holders of shares of Series C Preferred Stock that have become voting shares are entitled to vote together with the common stock on an as converted basis with respect to matters submitted to a vote of the common stockholders. To the extent voting rights have been triggered, the Series C Preferred Stock has separate class voting rights with respect to matters related to (a) the increase in the authorized amounts of Series C Preferred Stock or the sale of any additional Series C Preferred Stock,
(b) the entering into of any agreement that would restrict the payment of dividends on Series C Preferred Stock and (c) so long as Cisco beneficially owns at least 90% of the Series C Preferred Stock initially issuable upon conversion of the Series C Note, any change of control transaction or sale of substantially all of the Company's assets unless a minimum valuation of the Company applies in such transaction. To the extent voting rights have been triggered, the Series C Preferred Stock will also have the right to vote together with the Series B Preferred Stock and the Series D Preferred Stock as a single class with respect to matters related to (1) the creation or increase in the authorized amounts of additional classes or series of shares of capital stock (other than junior securities) or the sale of any such securities, (2) the liquidation, dissolution or winding up of the Company, (3) the amendment, alteration or repeal of the Company's certificate of incorporation or bylaws, (4) the redemption of the Series A

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

4. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
Preferred Stock prior to June 30, 2003, other than in connection with an IPO and
(5) the payment of dividends on or redemption of junior securities.

    In the event of a liquidation of the Company, including (unless otherwise consented to by (1) 75% of the Series A Preferred Stock and (2) Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and portions of the Series B and C Notes representing 75% of the shares of common stock into which such securities are convertible) certain mergers and reorganizations that are deemed to constitute liquidations, holders of shares of Series C Preferred Stock are entitled to preference PARI PASSU with holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock up until holders of shares of Series A Preferred Stock, Series B Preferred Stock,
Series C Preferred Stock and Series D Preferred Stock have recovered their purchase price (taking into account any dividend payments made and, in the case of the Series B Preferred Stock and the Series C Preferred Stock, interest paid on the Series B Note and Series C Note).

    In addition, in the event of any such liquidation, following payment of the liquidation preferences described in the preceding paragraph, holders of shares of Series C Preferred Stock are entitled to preference PARI PASSU with holders of shares of Series B Preferred Stock and Series D Preferred Stock up until holders of shares of Series C Preferred Stock, Series B Preferred Stock and Series D Preferred Stock have received additional payments equal to their purchase prices (taking into account, to the extent not already taken into account in determining the payments described in the preceding paragraph, any dividend payments made with respect to the Series B Preferred Stock and the Series C Preferred Stock and any interest payments made with respect to the Series B Note and Series C Note).

5. CONVERTIBLE NOTES PAYABLE--RELATED PARTY

    In December 1999, the Company issued to Cisco three convertible promissory notes with principal amounts of $9,000,000, $3,173,000 and $4,416,000 (the "Series C Note", the "Series B Note" and the "Common Note", respectively). The Series B Note has a ten-year term and accrues interest at 6.47% per year. Prior to a qualified IPO, the Series B Note is convertible into 3,231,078 shares of Series B Preferred Stock (the number of such shares in consideration of the redemption of which the Series B Note was issued) or, at the holder's option, into three shares of common stock for each share of Series B Preferred Stock. Following such a qualified IPO, the Series B Note will be convertible only into common stock.

    The Common Note has a ten-year term, accrues interest at 6.47% per year and is convertible into 4,500,000 shares of common stock (the number of shares in consideration of the redemption of which the Common Note was issued).

    Simultaneously with its acquisition of the Series B Note and Common Note, Cisco loaned the Company $9,000,000 in exchange for the Series C Note. The Series C Note has a ten-year term and accrues interest at 6.47% per year. Prior to a qualified IPO, the Series C Note is convertible into 745,000 shares of Series C Preferred Stock or, at the holder's option, 4,470,204 shares of common stock (the number of shares of common stock into which 745,000 shares of Series C Preferred Stock are convertible). Following such an IPO, the Series C Note will be convertible only into common stock.

    Interest is payable on each of the three notes only upon maturity or prepayment and is forfeited upon conversion of the notes.

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

6. NET INCOME (LOSS) PER SHARE

    The following table sets forth the computation of basic and diluted net income (loss) per share:

                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1997          1998          1999
                                                         -----------   -----------   -----------
Numerator:
  Net income (loss)....................................  $   238,000   $    47,000   $(6,818,000)
  Preferred stock dividends and accretion..............           --       103,000       866,000
                                                         -----------   -----------   -----------
Numerator for basic and diluted net income (loss) per
  share--net income (loss) applicable to common
  stockholders.........................................  $   238,000   $   (56,000)  $(7,684,000)
                                                         ===========   ===========   ===========
Denominator:
  Denominator for basic and diluted net income (loss)
  per share applicable to common stockholders--weighted
  average shares.......................................   53,998,920    58,521,420    72,511,404
                                                         ===========   ===========   ===========
Basic and diluted net loss per share...................  $      0.00   $     (0.00)  $     (0.11)
                                                         ===========   ===========   ===========

    Diluted net loss per share applicable to common stockholders for the year ended December 31, 1998 and 1999, does not include the effect of options to purchase 7,504,863 and 18,733,203 shares of common stock, respectively. Diluted net income (loss) per share applicable to common stockholders for the years ended December 31, 1998 and 1999 does not include the effect of shares of common stock issuable upon the conversion of Series A Preferred Stock and Series C Preferred Stock on an "as if converted" basis, respectively, as the effect of their inclusion is antidilutive during each period.

    The following table sets forth the computation of the unaudited pro forma basic and diluted income (loss) per share, assuming conversion of the Series A Preferred Stock and the Series C Preferred Stock:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Numerator:
  Net loss applicable to common stockholders................  $(7,684,000)
  Preferred stock dividends and accretion...................      866,000
                                                              -----------
Numerator for pro forma loss applicable to common
  stockholders..............................................  $(6,818,000)
                                                              ===========
Denominator:
  Weighted average number of common shares..................   72,511,404
  Assumed conversion of Preferred Stock to common shares (if converted method).......................................
                                                              -----------
Denominator for pro forma basic and diluted loss per
  share.....................................................
                                                              ===========
Pro forma basic and diluted net loss per share applicable to common stockholders.......................................  $
                                                              ===========

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

7. STOCK OPTIONS

    In January 1998, the Company adopted its 1998 Stock Option Plan (the "Plan") which initially provided for the granting of incentive stock options ("ISO's") or nonqualified options to purchase 6,000,000 shares of the Company's common stock. In August 1998, the Plan was amended to increase the number of shares reserved for issuance by 2,307,702 and, upon the Second Closing, an additional 12,995,298 shares of common stock were reserved. Accordingly, at December 31, 1999, 21,303,000 shares have been reserved for issuance. Until such time as the occurrence of an IPO, as defined, the Company has the right of first refusal to acquire any common stock to be disposed of, which was obtained pursuant to the Plan. In no event shall the options be exercisable for a period in excess of ten years from the option grant date. Should the Company be acquired by merger or asset sale, each outstanding stock option will, subject to certain exceptions, immediately vest in full at the time of and be exercisable immediately prior to, but not after, such acquisition unless such stock options are assumed by the acquirer or the acquirer issues comparable options to employee option holders. The exercise price and duration of options issued pursuant to the Plan are determined at the discretion of the Plan Administrator (which is currently the Board of Directors), subject to the requirement that the exercise price applicable to ISO's be at least equal to the fair market value (110% of fair market value in the case of ISO's issued to 10% or greater stockholders) of the Company's common stock at the date of the grant.

    Generally, options granted in 1998 vest 30% two years after commencement of service and thereafter in twelve equal quarterly installments and options granted in 1999 vest 25% one year after grant and thereafter in thirty-six equal monthly installments. The fair value of stock options issued was determined by the Board of Directors by reference to the various preferred stock and other financings, without providing any discount to such financings.

    Information regarding the options outstanding at December 31, 1999 under the Plan is as follows:

                                                                           WEIGHTED AVERAGE
                                                                SHARES      EXERCISE PRICE
                                                              ----------   ----------------
Outstanding at January 1, 1998..............................          --        $   --
Granted.....................................................   7,549,863          0.24
Canceled....................................................     (45,000)        (0.16)
                                                              ----------        ------
Outstanding at December 31, 1998............................   7,504,863          0.24
Granted.....................................................  13,369,842          1.25
Exercised...................................................  (1,499,283)        (1.36)
Canceled....................................................    (642,219)        (0.34)
                                                              ----------        ------
Outstanding at December 31, 1999............................  18,733,203        $ 0.86
                                                              ==========        ======
Exercisable at December 31, 1999............................   1,586,185        $ 0.21
                                                              ==========        ======
Exercisable at December 31, 1998............................     884,792        $ 0.20
                                                              ==========        ======
Available for grant at December 31, 1999....................   1,070,514
                                                              ==========

    The weighted average fair value of options granted during the year ended December 31, 1999 was $0.32. The options granted during the year ended December 31, 1998 had no fair value.

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

7. STOCK OPTIONS (CONTINUED)
    The following table summarizes weighted average option exercise price information:

                                                         OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                                        ----------------------   -------------------------
                                           NUMBER        WEIGHTED    WEIGHTED        NUMBER       WEIGHTED
                                       OUTSTANDING AT    AVERAGE      AVERAGE    EXERCISABLE AT   AVERAGE
                                        DECEMBER 31,    REMAINING    EXERCISE     DECEMBER 31,    EXERCISE
RANGE OF PRICES                             1999           LIFE        PRICE          1999         PRICE
---------------                        --------------   ----------   ---------   --------------   --------
$0.017--$0.033......................      3,040,167      8.3 years      $0.027        761,250      $0.017
$0.417--$0.570......................      6,718,008      8.9 years       0.417        748,339       0.417
$0.783--$0.863......................      1,874,361      9.5 years       0.787         76,596       0.783
$1.413--$1.553......................      4,069,383      9.8 years       1.413             --          --
$2.013--$2.213......................      3,031,284     10.0 years       2.017             --          --
                                         ----------     ----------   ---------      ---------      ------
                                         18,733,203      9.2 years      $0.863      1,586,185      $0.207
                                         ==========     ==========   =========      =========      ======

    During the year ended December 31, 1999, the Company recognized $45,000 of expense related to the acceleration of vesting of options and related exercise upon termination of an employee. An aggregate of 570,000 options were granted in 1999 to advisory board members. The fair value of such options has been recorded as deferred compensation and is being amortized over the vesting period of the related options. The related expense was $2,000 for the year ended December 31, 1999.

    Had compensation expense for the Company's stock options been recognized based on the fair value on the grant date under the methodology prescribed by SFAS No. 123, the Company's net income (loss), basic and diluted net income
(loss) per share would have been as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1998          1999
                                                              ---------   ------------
Pro forma net income (loss) applicable to common
  stockholders..............................................  $(75,000)   $(8,038,000)
Pro forma basic and diluted net income (loss) per share
  applicable to common stockholders.........................  $  (0.00)   $     (0.11)

    Pro forma information regarding net income (loss) is required by SFAS
No. 123 which also requires that the information be determined as if the Company has accounted for its stock option under the fair value method of the statement. The fair value for these options was estimated using the minimum value method with the following assumptions:

ASSUMPTIONS                                                     1998       1999
-----------                                                   --------   --------
Risk-free interest rate.....................................    5.00%      6.48%
Expected dividend yield.....................................     0.0%       0.0%
Expected life of options....................................  5 years    5 years

    Because the determination of fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be representative of future periods.

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

8. NOTES RECEIVABLE--RELATED PARTIES AND RELATED PARTY TRANSACTIONS

    Notes receivable are due from two individual shareholders who borrowed $1,272,000 and $762,000, respectively. The note in the principal amount of $1,272,000 is due in September 2004 with interest payable quarterly at a rate of 5.89%. The note in the principal amount of $762,000 is due in September 2004 with interest due upon maturity at a rate of 5.89%. Each note is full recourse and is secured by shares of the Company's common stock acquired upon the exercise of stock options by the applicable borrowers using loan proceeds.

    During the years ended December 31, 1997, 1998 and 1999, the Company provided approximately $672,000, $3,210,000, and $5,480,000, respectively, of services to MSVP and/or its afffiliates. During the years ended December 31, 1997, 1998 and 1999, the Company provided approximately $343,000, $540,000, and $2,643,000, respectively, of services to Cisco and/or its affiliates.

9. INCOME TAXES

    Information pertaining to the Company's income (loss) before income taxes and the applicable provision (benefit) for income taxes is as follows:

                                                        DECEMBER 31,
                                              ---------------------------------
                                                1997       1998        1999
                                              --------   --------   -----------
Income (loss) before income taxes:
  Domestic..................................  $564,000   $127,000   $(6,472,000)
  Foreign...................................        --         --      (903,000)
                                              --------   --------   -----------
                                              $564,000   $127,000   $(7,375,000)
                                              ========   ========   ===========

Provision (benefit) for income taxes:
  Current:
    Federal.................................  $ 26,000   $ (7,000)  $        --
    State and local.........................    45,000         --        20,000
                                              --------   --------   -----------
                                                71,000     (7,000)       20,000

  Deferred:
    Federal.................................   116,000     54,000      (444,000)
    State and local.........................   139,000     33,000      (133,000)
                                              --------   --------   -----------
                                               255,000     87,000      (577,000)
                                              --------   --------   -----------
                                              $326,000   $ 80,000   $  (557,000)
                                              ========   ========   ===========

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

9. INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Deferred tax assets:
  Net operating loss carryforwards.................  $   504,000   $ 3,158,000
  Accounts payable and accrued expenses............      525,000       205,000
  Depreciation and amortization....................       20,000       120,000
  Other............................................       83,000       156,000
                                                     -----------   -----------
                                                       1,132,000     3,639,000
Valuation allowance................................           --    (2,483,000)
                                                     -----------   -----------
                                                       1,132,000     1,156,000
Deferred tax liabilities:
  Accounts receivable..............................   (1,709,000)   (1,156,000)
                                                     -----------   -----------
  Net deferred tax liability.......................  $  (577,000)  $        --
                                                     ===========   ===========

    At December 31, 1999, the Company had domestic net operating loss carryforwards of $6,500,000 which will begin to expire in 2019, and foreign net operating loss carryforwards of $700,000, which do not expire.

    The effective income tax rate on income (loss) before income taxes varies from the statutory federal income tax rate as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                           1997           1998           1999
                                                         --------       --------       --------
Statutory rate....................................         34.0%          34.0%         (34.0)%
State and local taxes, net of federal benefit.....         21.5           17.2            0.2
Non-deductible expenses...........................          2.3           19.7            0.7
Foreign operations................................           --             --            0.4
Valuation allowance...............................           --             --           25.1
Other.............................................           --           (7.9)            --
                                                           ----           ----          -----
Effective tax rate................................         57.8%          63.0%          (7.6)%
                                                           ====           ====          =====

10. LINE OF CREDIT

    The Company has a $10,000,000 bank line of credit which bears interest at the lender's base rate or at the London Interbank Offered Rate plus 0.275% and is repayable on demand. The line of credit is secured by the Company's assets. As of December 31, 1999, there were no borrowings outstanding under the line.

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

11. OBLIGATIONS UNDER CAPITAL LEASES

    The Company is obligated under various capital lease obligations which expire in July 2002 with interest rates ranging between approximately 10.0% and 12.5%.

    Future aggregate minimum lease payments at December 31, 1999 were as follows:

Year ending December 31:
  2000......................................................  $22,000
  2001......................................................   22,000
  2002......................................................   11,000
                                                              -------
Total future aggregate minimum lease payments...............   55,000
Amount representing interest................................    7,000
                                                              -------

Present value of future aggregate minimum lease payments....   48,000
Less current portion........................................   17,000
                                                              -------
                                                              $31,000
                                                              =======

12. COMMITMENTS

    Future aggregate minimum lease payments relating to office space under noncancellable operating leases are as follows:

Year ending December 31:
  2000......................................................  $  986,000
  2001......................................................   1,044,000
  2002......................................................     636,000
  2003......................................................   1,076,000
  2004......................................................   1,041,000
  Thereafter................................................   4,853,000
                                                              ----------
                                                              $9,636,000
                                                              ==========

    Rent expense was approximately $11,000, $201,000 and $809,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

    In addition to minimum annual rent payments, the Company is liable for its proportionate share of certain expenses. Certain leases are guaranteed by certain of the Company's shareholders.

13. PROFIT SHARING PLAN

    The Company has a defined contribution profit sharing plan with a 401(k) provision covering all employees who meet certain eligibility requirements, as defined in the plan. Participation in the 401(k) plan is voluntary. The Company provides a matching contribution equal to 50% of the first 6% of the deferred payroll contributed by each employee. Contributions for the years ended December 31, 1997, 1998 and 1999 amounted to $38,000, $59,000 and $162,000, respectively.

                                THRUPOINT, INC.

                               DECEMBER 31, 1999

14. MAJOR CUSTOMERS

    In the three years ended December 31, 1999, the percentage of total revenues attributable to each of the Company's most significant customers was 22%, 17% and 15% (1997); 31% and 13% (1998); and 21%, 12% and 12% (1999).

15. SUBSEQUENT EVENTS

    In February 2000, the Company issued an additional 248,344 shares of Series C Preferred Stock to MSVP for $3,000,000.

    In February 2000, the Company issued 851,064 shares of its Series D Convertible Preferred Stock, each share having a par value of $0.001 to KPMG LLP and two affiliated entities for an aggregate purchase price of $12,000,000. Of the Company's 5,000,000 authorized shares of preferred stock, 1,170,526 shares were designated as Series D Convertible Preferred Stock. Shares of the Series D Preferred Stock may be converted into six shares of common stock at the discretion of the holder, and shall automatically be converted into shares of common stock upon a qualified IPO or with the written consent of holders of at least 67% of the outstanding shares of the Series D Preferred Stock.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................      $ 15,180
NASD filing fee.............................................      $  6,250
Nasdaq National Market listing fee..........................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Printing, engraving and mailing.............................
Blue sky fees and expenses (including legal fees)...........
Transfer Agent and Registrar fees and expenses..............
Miscellaneous...............................................
Total.......................................................      $

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Sections 721 through 725 of the New York Business Corporation Law, the registrant has broad powers to indemnify its directors, officers and other employees. These sections

    (1) provide that the statutory indemnification and advancement of expenses provision of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled,

    (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by- laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses,

    (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and

    (4) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the New York Business Corporation Law permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

    The Certificate of Incorporation of the registrant eliminates personal liability of directors, to the fullest extent permitted by the New York Business Corporation Law, to the registrant or its shareholders.

    As permitted by the New York Business Corporation Law, the Certificate of Incorporation of the registrant provide for indemnification, to the fullest extent permitted by applicable law, of its directors, officers, employees and agents for all actions brought against them as a consequence of their services to the registrant, unless a judgement or other final adjudication adverse to the director, officer, employee or agent establishes that (1) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or
(2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    The Certificate of Incorporation of the registrant permit the registrant to reimburse or advance expenses incurred by directors, officers, employees or agents in connection with the defense of any action or proceeding arising out of such party's service to the registrant, upon an undertaking by such party to repay the reimbursement or advance if it is ultimately determined that such party is not entitled to indemnification. The registrant has directors' and officers' liability insurance.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate of Incorporation. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The registrant has sold and issued the following securities since January 1, 1997:

    - On August 20, 1998 and April 21, 1999, the registrant issued 99,804 shares of Series A Senior Redeemable Preferred Stock and 20,873,172 shares of common stock in a private placement for an aggregate amount of $10,050,000 to four accredited investors in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder.

    - On May 13, 1999, the registrant issued 1,077,026 shares of Series B Convertible Preferred Stock in a private placement for $3,173,000 to an accredited investor in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder.

    - On December 21, 1999, the registrant issued three convertible notes having principal amounts of $9,000,000, $3,173,000 and $4,416,000 to an accredited investor and simultaneously issued 165,563 shares of Series C Convertible Preferred Stock to three accredited investors in a private placement for $2,000,000 in reliance upon the exemption from registration provided by Section 4(2).

    - On February 3, 2000, the registrant issued 248,344 shares of Series C Convertible Preferred Stock in a private placement for $3,000,000 to three accredited investors in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder.

    - On February 29, 2000, the registrant issued 851,064 shares of Series D Convertible Preferred Stock in a private placement for $12,000,000 to an accredited investor in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder.

    - The registrant from time to time has granted stock options to employees, directors and engineers in reliance upon exemption from registration pursuant to either (i) issuances to accredited investors in private placements pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), or (ii) issuances to employees, directors and engineers for services pursuant to Rule 701 promulgated under the Securities Act. The following table sets forth certain information regarding such grants:

                                                              NUMBER OF SHARES   EXERCISE PRICE
                                                              ----------------   --------------
January 1, 1997 to December 31, 1997........................
January 1, 1998 to December 31, 1998........................
January 1, 1999 to December 31, 1999........................
January 1, 2000 to present..................................

    No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        *1.1            Form of underwriting agreement.

        *3.1            Form of Restated Certificate of Incorporation.

        *3.2            Form of Amended and Restated By-Laws.

        *4.1            Specimen common stock certificate.

         4.2            See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-laws of the registrant defining the rights of holders of Common Stock of the registrant.

        *4.3 Form of Rights Agreement between the Registrant and the Rights Agent named therein.

        *5.1            Opinion of Dewey Ballantine LLP.

        10.1            Third Amended and Restated Registration Rights Agreement,
                        dated February 29, 2000, by and between the Registrant and
                        Morgan Stanley Venture Investors III, L.P., Morgan Stanley
                        Venture Partners III, L.P., The Morgan Stanley Venture
                        Partners Entrepreneur Fund, L.P., Merritt Lutz, Cisco
                        Systems, Inc., KPMG LLP, KPMG Consulting, LLC and KPMG U.K.

       *10.2            Investor Rights Agreement, by and among the Registrant, the founding stockholders named therein and Morgan Stanley
                        Venture Investors III, L.P., Morgan Stanley Venture Partners
                        III, L.P., The Morgan Stanley Venture Partners Entrepreneur
                        Fund, L.P., Merritt Lutz, Cisco Systems, Inc., KPMG LLP,
                        KPMG Consulting, LLC and KPMG U.K.

        10.3            Amended and Restated 1998 Stock Option Plan.

       *10.4            2000 Stock Option Plan.

       *10.5            Employee Stock Purchase Plan.

        10.6            Convertible Note Purchase Agreement, dated December 21,
                        1999, by and between the Registrant and Cisco Systems, Inc.

        10.7            Series B Convertible Promissory Note, dated December 21,
                        1999, by and between the Registrant and Cisco Systems, Inc.

        10.8            Series C Convertible Promissory Note, dated December 21,
                        1999, by and between the Registrant and Cisco Systems, Inc.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        10.9            Common Stock Convertible Promissory Note, dated
                        December 21, 1999, by and between the Registrant and Cisco
                        Systems, Inc.

        10.10           Lease Agreement, dated October 21, 1999, by and between the
                        Registrant and SL Green Operating Partnership, L.P.

        10.11           Lease Agreement, dated June 24, 1997, by and between the
                        Registrant and 545 Fifth Avenue LLC.

        10.12 Letter Agreement, dated December 21, 1999, by and between the Registrant and Cisco Systems, Inc.

        10.13           Form of Alliance Agreement by and between the Registrant and
                        KPMG Consulting LLC.

        10.14           Employment Agreement, dated August 19, 1998, by and between the Registrant and William Nachtigal.

        10.15           Employment Agreement, dated August 19, 1998, by and between the Registrant and Stephen Zimmerman.

        10.16           Employment Agreement, dated August 19, 1998, by and between the Registrant and Rami Mussallam.

        10.17           Employment Agreement, dated October 22, 1999, by and between the Registrant and Richard A. Glickman, as amended as of
                        December 29, 1999.

        10.18 Employment Agreement, dated September 24, 1999, by and between the Registrant and Robert Foley, as amended as of December 29, 1999.

        16.1            Letter re: change in certifying accountant.

        23.1            Consent of Ernst & Young LLP.

        23.2            Consent of Rothstein, Kass & Company, P.C.

        23.3            Consent of Dewey Ballantine LLP (included in Exhibit 5.1).

        24.1            Powers of attorney (please see Signature Page).

        27.1            Financial Data Schedule.

------------------------

    *   To be filed by amendment.

    (b) Financial Statement Schedules.

    Schedule II-Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on April 19, 2000.

                                                      By:  /s/ RAMI MUSALLAM
                                                           --------------------------------------------
                                                           Name: Rami Musallam
                                                           Title: President and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rami Musallam and Richard A. Glickman, each of them, individually, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this registration statement and any and all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said all that said attorneys-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                                                       Chairman of the Board of
                  /s/ RAMI MUSALLAM                    Directors, President, and
     -------------------------------------------       Chief Executive Officer        April 19, 2000
                    Rami Musallam                      (Principal Executive
                                                       Officer)

                                                       Executive Vice President,
               /s/ RICHARD A. GLICKMAN                 Chief Financial Officer
     -------------------------------------------       (Principal Financial           April 19, 2000
                 Richard A. Glickman                   Officer, Principal
                                                       Accounting Officer)

                /s/ CARLOS DOMINGUEZ
     -------------------------------------------       Director                       April 19, 2000
                  Carlos Dominguez

               /s/ RANDOLPH C. BLAZER
     -------------------------------------------       Director                       April 19, 2000
                 Randolph C. Blazer

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                /s/ MICHAEL BEALMEAR
     -------------------------------------------       Director                       April 19, 2000
                  Michael Bealmear

                /s/ BERNARD GOLDSTEIN
     -------------------------------------------       Director                       April 19, 2000
                  Bernard Goldstein

                   /s/ NOAH WALLEY
     -------------------------------------------       Director                       April 19, 2000
                     Noah Walley

                /s/ STEPHEN ZIMMERMAN                  Executive Vice President,
     -------------------------------------------       Eastern Regional Sales and     April 19, 2000
                  Stephen Zimmerman                    Director

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
ThruPoint, Inc.

    We have audited the consolidated financial statements of ThruPoint, Inc. and subsidiary as of December 31, 1998 and 1999, and for the two years then ended, and have issued our report thereon dated March 24, 2000, except for
Note 2-Stock Split, as to which the date is April   , 2000 (included elsewhere
in this Registration Statement). Our audits are also included the information relating to 1998 and 1999 within the financial statement schedule listed in Item 16b of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the information relating to 1998 and 1999 within the financial statement schedule referred to above, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

New York, New York
March 24, 2000
--------------------------------------------------------------------------------

    The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 2-Stock Splits to the consolidated financial statements.

                                          /s/Ernst & Young LLP

New York, New York
April 19, 2000

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
ThruPoint, Inc. (formerly Total Network Solutions, Inc.)

    In connection with our audit of the statements of operations, stockholders' equity, and cash flows of ThruPoint, Inc. (formerly Total Network Solutions, Inc.) for the year ended December 31, 1997, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein.

    In our opinion this 1997 financial statement schedule, when considered in relation to the basic statements of operations, stockholders' equity, and cash flows taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          ROTHSTEIN, KASS & COMPANY, P.C.

Roseland, New Jersey
March 23, 1998, except for Note 2-
 Stock Splits which is
 as of April   , 2000

--------------------------------------------------------------------------------

    The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 2-Stock Splits to the consolidated financial statements.

                                          /s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
April 19, 2000

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                  BALANCE AT    CHARGED TO
                                                 BEGINNING OF   COSTS AND                 BALANCE AT END
DESCRIPTION                                         PERIOD       EXPENSES    DEDUCTIONS     OF PERIOD
-----------                                      ------------   ----------   ----------   --------------
Year ended December 31, 1999...................     $50,000      $278,000     $     --       $328,000
Deducted from asset accounts:
Allowance for doubtful accounts

Year ended December 31, 1998...................     $25,000      $ 25,000     $     --       $ 50,000
Deducted from asset accounts:
Allowance for doubtful accounts

Year ended December 31, 1997...................     $    --      $ 25,000     $     --       $ 25,000
Deducted from asset accounts:
Allowance for doubtful accounts